    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1996.

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            GENERAL WIRELESS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------


        DELAWARE                     4812                    75-2550006
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                               ----------------

                          6688 N. CENTRAL EXPRESSWAY
                              DALLAS, TEXAS 75206
                                (214) 373-0494
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               ROGER D. LINQUIST
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            GENERAL WIRELESS, INC.
                          6688 N. CENTRAL EXPRESSWAY
                              DALLAS, TEXAS 75206
                                (214) 373-0494
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
        EDWARD M. LEONARD, ESQ.               JOHN D. WATSON, JR., ESQ.
    BROBECK, PHLEGER & HARRISON LLP               LATHAM & WATKINS
         TWO EMBARCADERO PLACE              1001 PENNSYLVANIA AVE., N.W.
      PALO ALTO, CALIFORNIA 94303            WASHINGTON, D.C. 20004-2505
            (415) 424-0160                         (202) 637-2200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                  PROPOSED
                                                   MAXIMUM
           TITLE OF EACH CLASS OF                 AGGREGATE        AMOUNT OF
         SECURITIES TO BE REGISTERED          OFFERING PRICE(1) REGISTRATION FEE
- --------------------------------------------------------------------------------
Senior Discount Notes due 2006..............    $220,000,000        $75,863

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             GENERAL WIRELESS, INC.

                             CROSS-REFERENCE SHEET

                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

  FORM S-1 REGISTRATION STATEMENT
          ITEM AND HEADING                 HEADING OR LOCATION IN PROSPECTUS
  -------------------------------          ---------------------------------
 1.Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.......  Outside Front Cover Page
 2.Inside Front and Outside Back
     Cover Pages of Prospectus......  Inside Front Cover Page
 3.Summary Information, Risk Factors
     and Ratio of Earnings to Fixed   Prospectus Summary; The Company; Risk
     Charges........................   Factors
 4.Use of Proceeds..................  Prospectus Summary; Use of Proceeds
 5.Determination of Offering Price..  Not Applicable
 6.Dilution.........................  Not Applicable
 7.Plan of Distribution.............  Outside Front Cover Page; Underwriting
 8.Description of Securities to be    Prospectus Summary; Capitalization;
     Registered.....................   Description of Senior Discount Notes;
                                       Certain Federal Income Tax Considerations
 9.Interests of Named Experts and     Experts; Legal Matters
     Counsel........................
10.Information with Respect to the    Outside and Inside Front Cover Pages;
     Registrant.....................   Prospectus Summary; The Company; Risk
                                       Factors; Use of Proceeds; Capitalization;
                                       Selected Consolidated Financial Data;
                                       Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations; Business; Management; Certain
                                       Transactions; Principal Stockholders;
                                       Description of Senior Discount Notes;
                                       Description of Certain Indebtedness;
                                       Experts; Financial Statements
11.Disclosure of Commission Position
     on Indemnification for
     Securities Act Liabilities.....  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 28, 1996
PROSPECTUS
                          $220,000,000 GROSS PROCEEDS
                             GENERAL WIRELESS, INC.
                        % SENIOR DISCOUNT NOTES DUE 2006

  The Senior Discount Notes due 2006 (the "Senior Discount Notes") are being offered (the "Senior Discount Notes Offering") by General Wireless, Inc. ("General Wireless" or the "Company"). The issue price of each of the Senior
Discount Notes will be $    per $1,000 principal amount at maturity of the
Senior Discount Notes. The Senior Discount Notes will mature on       , 2006.
  The Senior Discount Notes will be issued at a substantial discount from their principal amount. Cash interest will not accrue on the Senior Discount Notes
prior to     , 2001. Commencing       , 2001, cash interest on the Senior
Discount Notes will be payable semi-annually in arrears on      and      at a
rate of % per annum. Holders of the Senior Discount Notes will be required to report income for tax purposes in advance of the receipt of cash payments to which such income is attributable. See "Certain Federal Income Tax Considerations."
  The Senior Discount Notes will be redeemable at the option of the Company at
any time, in whole or in part, on or after     , 2001, at the redemption prices
set forth herein, plus accrued and unpaid interest, if any, to the date of
redemption. In addition, at any time prior to     , 1999, the Company may
redeem up to 35% of the aggregate principal amount at maturity of Senior Discount Notes with the Net Cash Proceeds (as defined herein) of (i) one or more public offerings for the Company's Common Stock or (ii) a sale of the Company's Common Stock to a Strategic Equity Investor (as defined herein), in
either case for gross proceeds of at least $    million, at a price equal to
  % of the Accreted Value (as defined herein) of the Senior Discount Notes (determined at the redemption date) provided that not less than 65% of the Senior Discount Notes originally issued remain outstanding immediately after giving effect to such redemption. In addition, in the event of a Change of
Control (as defined herein) prior to     , 2001, each holder of the Senior
Discount Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Discount Notes at a repurchase price equal to 101% of the Accreted Value thereof or, in the case of any such purchase on or
after     , 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of any such purchase.
  The Company also is offering (the "Stock Offering" and together with the
Senior Discount Notes Offering, the "Offerings")      shares of its Class C
Common Stock (the "Class C Common Stock"). The consummation of the Senior Discount Notes Offering is conditioned on the closing of the Stock Offering. The Company is applying for quotation of the Class C Common Stock on the Nasdaq National Market under the symbol GWIR.
  The Company is a holding company with limited assets of its own that conducts substantially all of its business through its subsidiaries. The Senior Discount Notes will represent general senior unsecured obligations of the Company and will be effectively subordinated to all liabilities of the Company's subsidiaries including trade payables and indebtedness that may be incurred by the Company's subsidiaries under certain vendor financing arrangements. As of
    , 1996, after giving pro forma effect to the Senior Discount Notes Offering, the Stock Offering and the incurrence of indebtedness to the federal government in respect of certain licenses and the application of the net proceeds therefrom, but without giving effect to the indebtedness expected to be incurred by the Company's subsidiaries under certain vendor and other financing arrangements, the Company's subsidiaries would have had approximately
$    of indebtedness outstanding, to which holders of the Senior Discount Notes would have been effectively subordinated in right of payment. Such subsidiaries are expected to incur substantial additional indebtedness in the next several years.
  The Company is applying for quotation of the Senior Discount Notes on an
exchange under the symbol   .

                                  ----------
INVESTMENT IN THE SENIOR DISCOUNT NOTES OFFERED HEREBY CONSTITUTES A HIGH
DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SENIOR DISCOUNT NOTES.
                                  ----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
 OR ANY  STATE SECURITIES COMMISSION PASSED  UPON THE ACCURACY OR  ADEQUACY OF
  THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         PRINCIPAL AMOUNT   PRICE TO    DISCOUNTS AND   PROCEEDS TO
                           AT MATURITY    THE PUBLIC(1) COMMISSIONS(2) COMPANY(1)(3)
- ------------------------------------------------------------------------------------
Per Senior Discount
 Note..................
- ------------------------------------------------------------------------------------
Total..................      $             $              $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Plus the amount of accrued original issue discount, if any, from     ,
    1996.
(2) The Company has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting offering expenses payable by the Company estimated at
    $   .
                                  ----------
  The Senior Discount Notes are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the Senior Discount Notes will be made on or about    at the office
of Bear, Stearns & Co. Inc., New York, N.Y.

BEAR, STEARNS & CO. INC.

            LEHMAN BROTHERS

                         SALOMON BROTHERS INC

                                                         DILLON, READ & CO. INC.

                                       , 1996

                         GENERAL WIRELESS PCS MARKETS

                               19.8 MILLION POPS

         [GRAPHIC OF MAP OF UNITED STATES WITH ENLARGEMENTS DEPICTING
    THE COMPANY'S MARKETS IN THE SAN FRANCISCO-NORTHERN CALIFORNIA REGION,
                     THE MIAMI-SOUTHERN FLORIDA REGION AND
              THE ATLANTA-NORTHERN GEORGIA REGION APPEARS HERE.]

      SAN FRANCISCO CLUSTER             MIAMI CLUSTER        ATLANTA CLUSTER
- ---------------------------------  ------------------------ -----------------
(10.0 million POPs)                (5.6 million POPs)       (4.1 million POPs)
 .San Francisco--Oakland--San Jose  .Miami--Fort Lauderdale  .Atlanta
 .Sacramento                        .West Palm Beach         .Gainesville
 .Monterey--Salinas                 .Fort Myers              .Athens
 .Stockton                          .Naples
 .Chico--Oroville                   .Fort Pierce--Vero Beach
 .Yuba City--Marysville

  IN CONNECTION WITH THE STOCK OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS C COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  General Wireless, Inc. and the General Wireless logo are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus, other than the historical financial information, (i) assumes and gives effect to the completion of the Offerings, (ii) does not give effect to the exercise of the Underwriters' over-allotment option in the Stock Offering, (iii) assumes that the Company will be granted the personal communications services ("PCS") licenses for which the Company was the high bidder in the recently completed 30 MHz C-Block auction (the "C-Block Auction") conducted by the Federal Communications Commission ("FCC") and (iv) reflects a 20-for-1 stock split to be effected prior to the effective date of the Stock Offering. As used in this Prospectus with respect to a given area, the term "POPs" refers to the aggregate number of persons located in such area, based on the 1995 estimated
U. S. population data in the 1995 PCS Atlas and Data Book published by Paul Kagan Associates, Inc. ("Kagan Associates"). See the "Glossary" beginning on page 95 for a definition of certain terms used herein. Certain of the information contained in this summary and elsewhere in this Prospectus, including information with regard to the Company's business, are forward-looking statements. For a discussion of important factors that could affect such matters, see "Risk Factors" beginning on page 10.

                                  THE COMPANY

  General Wireless intends to become a leading provider of affordable wireless communications services. The Company holds PCS licenses to serve the rapidly growing metropolitan areas of San Francisco, Atlanta and Miami (the "Metropolitan Areas"), as well as 11 selected high-growth contiguous markets. In total, the Company's markets contain 19.8 million POPs, approximately 71% of which are located in the Metropolitan Areas. The Company believes that this is the highest percentage of total POPs located in densely populated urban markets (markets having at least three million POPs) of any PCS or cellular operator in the United States. Additionally, the Company believes its markets are particularly attractive because of their high historical and projected population growth rates, as well as other desirable demographic characteristics, such as high population densities, favorable business climates, high median household income levels and long commute times. From 1990 through 1995, the aggregate population of the Company's markets has grown at over 150% of the national rate and is expected to continue to grow at a rate above the national average. The Company plans to initiate service on its PCS networks by the end of 1997.

  The demand for wireless communications services in the United States has grown dramatically during the last five years, notwithstanding the technical limitations of existing analog cellular technology. The number of cellular subscribers has grown from 5.3 million at December 31, 1990 to 33.8 million at December 31, 1995, representing a compound annual growth rate of 45%. Over the same time period, the wireless telephony penetration rate has grown from approximately 3% to approximately 13%, and is forecasted by Kagan Associates to reach approximately 48% by 2006.

  The Company believes that, due to relatively high per minute airtime charges and unpredictable monthly bills, there is a price-sensitive mass consumer market that refrains from subscribing to or extensively using cellular services. The Company believes that if the mass consumer market were offered significantly lower per minute airtime charges and more predictable and affordable pricing plans, mass consumers would increase their use of wireless communications services, contributing to a new phase of growth in the industry. The Company also believes that business customers who are high-volume users of wireless communications services will be attracted to lower priced airtime service, as such high-volume users would realize substantial aggregate savings.

                                    STRATEGY

  The Company intends to become a leading provider of affordable wireless communications services. The Company's strategy to achieve this objective is based upon the following:

  OPERATE IN LARGE, RAPIDLY GROWING MARKETS WITH ATTRACTIVE DEMOGRAPHIC PROFILES. The Company believes there are significant advantages created by focusing on densely populated major metropolitan markets. First, cell site efficiencies can be maximized in densely populated areas, thereby reducing network build-out costs per subscriber and providing greater pricing flexibility. Accordingly, the Company can achieve a higher ratio of population coverage to geographic coverage relative to PCS and cellular operators in less densely populated markets. Second, these markets have multiple business centers and residential areas that generally have a high demand for mobile communications services. Third, analog cellular operators typically face significant capacity constraints in high traffic areas. Fourth, major markets have numerous local, regional and national retailers as well as agents and resellers that can facilitate rapid growth by new wireless entrants.

  USE A FOCUSED NETWORK BUILD-OUT TO ACHIEVE LOW COSTS. General Wireless intends to achieve lower operating costs and capital requirements relative to its PCS and cellular competitors by concentrating its network build-out in "high-usage areas" rather than building out wide-area cellular-like networks. The Company defines "high-usage areas" as those areas where the majority of the population lives, commutes, works and shops. These areas primarily include densely populated urban areas, commuting corridors and high-growth suburban areas. The Company plans to limit the construction of its networks outside of these high-usage areas because it believes the incremental cost of building out such network coverage is substantial and is inconsistent with the Company's objective to be the low cost provider of wireless communications services. Based on network design analysis completed to date, the Company plans to spend approximately $13 per POP through the end of 1998 for the build-out of its PCS networks, which would provide coverage to approximately 80% of the aggregate population of its markets. The Company believes its per POP network build-out costs will be significantly less than its competitors. The Company believes its focused build-out strategy differs from the strategy of many existing cellular operators and from the expected strategy of many PCS operators that are expected to compete by placing greater emphasis on coverage area rather than on airtime prices. The Company's strategy parallels those used by certain competitive local exchange carriers ("CLECs") and interexchange carriers ("IXCs") that have targeted specific coverage areas of major markets and are interconnected to other carriers' facilities for expanded coverage. Additionally, the Company intends to use the most cost-effective digital technology and outsource selected technical and administrative functions.

  IMPLEMENT AN INNOVATIVE AND AFFORDABLE PRICING STRUCTURE. General Wireless plans to implement an innovative and affordable pricing structure to capitalize on wireless customers' demand sensitivity to price. The Company believes that a substantial market opportunity exists to narrow the pricing gap between cellular airtime and wireline telephone rates, which today approximate 45 cents and 5 cents per minute of use, respectively. Relative to current cellular service packages, General Wireless expects to offer service packages that include larger blocks of prepaid minutes consisting of both peak and off-peak airtime at significantly lower effective prices per minute. Based on this pricing strategy, General Wireless expects to realize average revenue per unit ("ARPU") similar to that currently achieved by cellular operators without negatively impacting its operating margins. Additionally, the Company believes that its cost structure will better support more affordable pricing relative to PCS competitors that provide wide-area cellular-like coverage.

  MAXIMIZE CUSTOMER REACH THROUGH EXTENSIVE USE OF INDIRECT DISTRIBUTION CHANNELS. The Company's distribution strategy will emphasize indirect channels in general, and retailers in particular. The Company believes it will realize several important advantages from this distribution strategy. First, the Company believes that the use of multiple indirect channels will enable the Company to achieve a fast ramp-up of subscribers through representation at numerous points of purchase. Second, the Company believes that indirect distribution channels will cost-effectively focus the Company's sales and marketing resources directly on customer creation, as opposed to investment in Company stores and related infrastructure. Third, the focus on retailers and agents, rather than resellers, will better allow the Company to maintain a direct relationship with its customer base through billing and customer service. The Company believes that direct contact with its customers will allow it to realize better customer satisfaction and achieve lower churn.

                                 FINANCING PLAN

  The Company expects its financing plan to fund the Company's business through at least the end of 1998. In the recently completed C-Block Auction, the Company bid in the aggregate approximately $1.1 billion for its PCS licenses. By the terms of the C-Block Auction, the Company will receive financing from the U.S. government (the "Government Financing") for 90% of the purchase price of the licenses (approximately $954 million) for a 10-year period commencing on the date of license grant (the "License Grant Date") at a fixed interest rate equal to the yield on the 10-year U.S. Treasury Note at the License Grant Date.
As of June    , 1996 the yield on the 10-year U.S. Treasury Note was    %.
Under the terms of the Government Financing, the Company is required to make installment payments of interest only for the first six years of the license and payments of interest and principal amortized over the remaining four years of the license term. The Company raised the remaining 10% of the purchase price of its PCS licenses from private equity and debt investors. See "Risk Factors-- Government Regulation" and "Description of Certain Indebtedness."

  In aggregate, the Company estimates that it will require $553 million of financing to fund its business plan from the effective date of the Offerings through the end of 1998. The Company will require funding for capital expenditures, interest expense payments, operating losses, working capital and other general corporate purposes. To the extent unexpected expenditures arise or the Company's estimates prove to be inaccurate, the Company may require additional financing. See "Risk Factors--Significant Capital Requirements; Financing Risks" and "Certain Transactions."

  In aggregate, the Company intends to have raised or have available $639 million to fund the Company's business plan from the effective date of the Offerings through the end of 1998. The Company expects sources of funding to include the Senior Discount Notes Offering, the Stock Offering and drawdowns on financing to be provided by equipment vendors (the "Vendor Financing"). The Company is currently in negotiations with manufacturers of infrastructure equipment for Vendor Financing, which is intended to fund a significant portion of the Company's required capital expenditures including network design, site selection, purchase of equipment, network construction and microwave relocation. See "Risk Factors--PCS Network Construction and Implementation Risks" and "--Dependence on Third Parties."

  The following table sets forth the Company's estimated sources and uses of funds on an aggregate basis from the effective date of the Offerings through the end of 1998:

                                                                    AMOUNTS
                                                                  -------------
                                                                  (IN MILLIONS)
     SOURCES OF FUNDS:
       Senior Discount Notes Offering net proceeds..............      $211
       Stock Offering net proceeds..............................       153
       Vendor Financing.........................................       275
                                                                      ----
        Total...................................................      $639
                                                                      ====
     USES OF FUNDS:
       Capital expenditures.....................................      $259
       Interest expense payments on Government Financing and
        Vendor Financing........................................       192
       Operating losses and working capital.....................       102
       Other, including general corporate purposes..............        86
                                                                      ----
        Total...................................................      $639
                                                                      ====

  The Company was incorporated in Delaware in June 1994. Unless the context otherwise requires, references to "the Company" or "General Wireless" herein refer to General Wireless, Inc. and its consolidated subsidiaries. Such subsidiaries will hold the Company's PCS licenses. The Company's principal executive offices are located at 6688 N. Central Expressway, Dallas, Texas 75206, and its telephone number is (214) 373-0494.

                       THE SENIOR DISCOUNT NOTES OFFERING

 Securities Offered..........  $      principal amount at maturity of  % Senior
                               Discount Notes due     , 2006. The Senior
                               Discount Notes will be issued at a discount from
                               their principal amount to generate gross
                               proceeds of $220,000,000.
 Issue Price.................  $     per $1,000 principal amount at maturity of
                               Senior Discount Notes.
 Maturity Date...............          , 2006.
 Yield and Interest..........   % per annum (computed on a semi-annual bond
                               equivalent basis) calculated from       , 1996.
                               Cash interest will not accrue on the Senior
                               Discount Notes prior to       , 2001.
                               Thereafter, cash interest on the Senior Discount
                               Notes will be payable, at a rate of  % per
                               annum, semi-annually on each      and     ,
                               commencing       , 2002. For U.S. federal income
                               tax purposes, purchasers of the Senior Discount
                               Notes will be required to include amounts in
                               gross income in advance of the receipt of the
                               cash payments to which the income is
                               attributable. See "Certain Federal Income Tax
                               Considerations."
 Optional Redemption.........  The Senior Discount Notes will be redeemable, in whole or in part, at the option of the Company
                               at any time on or after       , 2001 at the
                               redemption prices set forth herein, plus accrued
                               and unpaid interest, if any, to the date of
                               redemption. In addition, at any time prior to
                                   , 1999, the Company may redeem up to 35% of
                               the aggregate principal amount at maturity of
                               Senior Discount Notes with the Net Cash Proceeds
                               of (i) one or more public offerings for the
                               Company's Common Stock or (ii) a sale of the
                               Company's Common Stock to a Strategic Equity
                               Investor, in either case for gross proceeds of
                               at least $    million, at a price equal to   %
                               of the Accreted Value of the Senior Discount
                               Notes (determined at the redemption date)
                               provided that not less than 65% of the Senior
                               Discount Notes originally issued remain
                               outstanding immediately after giving effect to
                               such redemption. See "Description of the Senior
                               Discount Notes--Optional Redemption."
 Change of Control...........  In the event of a Change of Control prior to
                                  , 2001, each holder of the Senior Discount
                               Notes will have the right to require the Company
                               to repurchase such holder's Senior Discount
                               Notes at 101% of the Accreted Value thereof or,
                               in the case of any such repurchase on or after
                                    , 2001, at 101% of the principal amount
                               thereof, plus accrued and unpaid interest, if
                               any, to the date of any such repurchase. There
                               can be no assurance that the Company will have
                               the financial resources necessary to repurchase
                               the Senior Discount Notes upon a Change of
                               Control. See "Description of the Senior Discount
                               Notes--Repurchase of Senior Discount Notes Upon
                               a Change of Control."
 Ranking.....................  The Senior Discount Notes will represent general unsecured senior obligations of the Company. The
                               Company is a holding company with limited assets
                               of its own that conducts substantially all of
                               its business through its subsidiaries. The
                               Senior Discount Notes will be effectively
                               subordinated to all liabilities of the Company's
                               subsidiaries, including indebtedness and trade
                               payables. As of       , 1996, after giving

                               pro forma effect to the Senior Discount Notes
                               Offering, the Stock Offering, the Government
                               Financing and the Vendor Financing, the Company
                               would have had approximately $     indebtedness
                               outstanding to which holders of the Senior
                               Discount Notes would have been effectively
                               subordinated in right of payment. See
                               "Description of the Senior Discount Notes--
                               General" and "Risk Factors--Holding Company
                               Structure; Structural Subordination of the
                               Senior Discount Notes; Asset Encumbrances."
 Original Issue Discount.....  The Senior Discount Notes are being offered at an original issue discount for U.S. federal
                               income tax purposes. Thus, although cash
                               interest will not accrue on the Senior Discount
                               Notes prior to      , 2001 and interest will not
                               be payable on the Senior Discount Notes prior to
                                    , 2002. The original issue discount (i.e.,
                               the difference between the principal and
                               interest payable on the Senior Discount Notes
                               and their issue price) will accrue from the
                               issue date of the Senior Discount Notes and will
                               be included as interest income periodically
                               (including for periods ending prior to      ,
                               2001) in a holder's gross income for United
                               States federal income tax purposes, generally in
                               advance of receipt of the cash payments to which
                               the income is attributable. See "Certain Federal
                               Income Tax Considerations--Original Issue
                               Discount."
 Certain Covenants...........  The indenture governing the Senior Discount
                               Notes (the "Indenture") will contain certain
                               covenants which, among other things, will
                               restrict the ability of the Company and its
                               Restricted Subsidiaries (as defined herein) to
                               (i) incur additional indebtedness; (ii) pay
                               dividends or make distributions in respect of
                               its capital stock or make certain other
                               restricted payments; (iii) create liens; (iv)
                               enter into certain transactions with affiliates
                               or related persons; (v) sell certain assets; or
                               (vi) consolidate, merge or sell all or
                               substantially all of its assets. These covenants
                               are subject to important exceptions and
                               qualifications. See "Description of the Senior
                               Discount Notes--Covenants."
 Use of Proceeds.............  The net proceeds of the Offerings will be used to finance interest expense payments on the
                               Government Financing and the Vendor Financing,
                               operating losses, working capital requirements,
                               capital expenditures not funded by the Vendor
                               Financing and for general corporate purposes.
                               See "Use of Proceeds."
 Stock Offering..............  Concurrently with the Senior Discount Notes
                               Offering and pursuant to a separate prospectus,
                               the Company will make a public offering of
                               million shares of its Class C Common Stock,
                               which will result in approximately $165,000,000
                               in gross proceeds to the Company. The closing of
                               the Senior Discount Notes Offering is
                               conditioned upon the closing of the Stock
                               Offering, but the closing of the Stock Offering
                               is not conditioned upon the closing of the
                               Senior Discount Notes Offering.

  For additional information concerning the Senior Discount Notes and the definitions of certain capitalized terms used above, see "Description of the Senior Discount Notes." In addition, the Company's capital structure has been designed to meet FCC and other governmental rules and requirements.

                                  RISK FACTORS

  An investment in the Senior Discount Notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the Senior Discount Notes. See "Risk Factors."

               SUMMARY AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                        THREE MONTHS
                                YEARS ENDED                 ENDED
                                DECEMBER 31,              MARCH 31,
                             -------------------  --------------------------
                               1994      1995        1995          1996
                             --------- ---------  -----------  -------------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
 Revenues................... $    --   $     --    $     --     $       --
 Gross profits..............      --         --          --             --
 Loss from operations.......     (448)      (791)       (178)          (185)
 Net loss................... $   (433) $    (744)  $    (170)   $      (157)
 Pro forma net loss per
  share(1)..................
 Pro forma weighted average
  number of shares
  outstanding(1)............
OTHER DATA:
 Deficiency of Earnings to
  Fixed Charges(2)..........    $(433) $    (744)  $    (170)   $      (157)
                             AS OF DECEMBER 31,     AS OF MARCH 31, 1996
                             -------------------  --------------------------
                                                               PRO FORMA AS
                               1994      1995     HISTORICAL   ADJUSTED (3)
                             --------- ---------  -----------  -------------
                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
 Cash and cash equivalents.. $    918  $   2,688   $   2,415    $   366,791
 PCS license deposits ......      --      53,982      53,982            --
 PCS licenses...............      --         --          --
 Total assets...............      937     56,693      56,463
 Government Financing(4)....      --         --          --
 Senior Discount Notes......      --         --          --         220,000
 Total stockholders' equi-
  ty........................      868     54,977      54,820        259,880

- --------
(1) See Note 3 of Notes to Consolidated Financial Statements.
(2) For the purpose of calculating the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Securities and Exchange Commission, earnings represent pre-tax income (loss) from continuing operations plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), the portion of rent expense deemed to be interest and amortization of deferred financing costs. For the periods presented, the Company had net losses and no fixed charges.
(3) The pro forma as adjusted column gives effect to certain events that occurred or are expected to occur subsequent to March 31, 1996, including:
    (i) the issuance of Class C Common Stock and Class C Common Stock warrants for an aggregate purchase price of $5.3 million, (ii) the grant of the Company's PCS licenses, (iii) the payment to the FCC of $105.9 million representing 10% of the purchase price of the PCS licenses, (iv) the drawdown of $50.0 million of debt (the "Hyundai Loan") from Hyundai and (v) the incurrence of $953.7 million of Government Financing. The pro forma as adjusted column also reflects the following events expected to occur upon consummation of the Offerings: (i) net proceeds received by the Company of
    $152.9 million from the sale of    shares of Class C Common Stock offered
    in the Stock Offering at an assumed offering price of $   per share, (ii)
    net proceeds received by the Company of $211.3 million from the issuance of the Senior Discount Notes offered hereby, (iii) the purchase by Hyundai of $50.0 million of equity securities (the "Hyundai Stock Purchase"), net of $2.5 million in fees and expenses related to this purchase, and (iv) the satisfaction of the Hyundai Loan. See "Use of Proceeds" and "Certain Transactions."
(4) The Government Financing has been recorded at its estimated fair market
    value of $    based on an estimated fair market borrowing rate of  %, as estimated by management. The actual obligation under the Government Financing is $953.7 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors:

DEVELOPMENT STAGE COMPANY; HISTORICAL AND EXPECTED FUTURE OPERATING LOSSES

  The Company was incorporated in 1994, is at an early stage of development and has no operating history. Consequently, the Company does not have any meaningful historical financial information upon which a prospective investor could evaluate an investment in the Senior Discount Notes offered hereby. The Company is subject to all risks typically associated with a start-up entity. These risks include the Company's ability to implement its business plan in the manner set forth herein, which include attracting and retaining qualified individuals as managers and employees and raising appropriate financing as necessary. As such, no assurance can be given as to the timing and extent of revenues and expenses or the Company's ability to successfully manage all the tasks associated with developing and maintaining a successful enterprise. Any failure by management to guide and control growth effectively, which includes implementing adequate systems, procedures and controls in a timely manner, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has incurred cumulative net losses through March 31, 1996 of approximately $1.3 million. These losses resulted primarily from expenditures associated with organizational and start-up activities and the Company's pursuit of PCS licenses in the C-Block Auction. The Company expects to launch wireless communications services by the end of 1997 and does not expect to generate any revenues until such time or later. The Company will incur significant operating losses and generate negative cash flow from operating activities during the next several years, while it seeks to develop and construct its PCS networks and build a customer base. These losses and negative cash flow are expected to be substantial and to increase during the initial years of the build-out and operation of its PCS networks. There can be no assurance that the Company will successfully launch its services, or that it will achieve or sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flow from operating activities, it may not be able to meet its debt service or working capital requirements. See "-- Potential Fluctuations in Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL DEBT OBLIGATIONS TO THE U.S. GOVERNMENT; IMPLICATIONS OF ACCOUNTING TREATMENT

  The Company's debt obligations to the U.S. Government pursuant to the Government Financing will be approximately $954 million. Although the Company's obligation under the Government Financing will be recorded on the Company's financial statements at its estimated fair market value of $ ,
based on an estimated fair market borrowing rate of   %, the amount that would
be owed to the U.S. Government if the Government Financing were declared immediately due and payable would be $954 million plus accrued interest. The Company will be required to make quarterly interest expense payments based on the 10-year Treasury Note rate at the License Grant Date. The Company will be required to make installment payments of interest only for the first six years of the license and payments of interest and principal amortized over the remaining four years of the license term. In the event that the Company becomes unable to meet its obligations under the Government Financing or otherwise violates regulations applicable to holders of FCC licenses, the FCC could take a variety of actions, including requiring immediate repayment of all amounts due under the Government Financing, repayment of certain bidding credits, revoking the Company's PCS licenses and fining the Company an amount equal to the difference between the price at which the Company acquired the licenses and the amount of the winning bid at their reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the Company's bid amount. There can be no assurance that the Company will be able to meet its obligations under the Government Financing or that if it fails to meet such obligations, the FCC will not require immediate repayment of all amounts due under the Government Financing or revoke the Company's PCS licenses. In either such event the Company may be unable to meet its obligations to other creditors, including holders of the Senior Discount Notes.

  In addition, there can be no assurance that if the Government Financing were reflected at its face value of $954 million, the Company's pro forma total debt (as adjusted for the Offerings) would not exceed the total "enterprise value" of the Company implied by the initial public offering price of the Class C Common Stock (as determined by adding the market value of the Common Stock, the market value of the Government Financing and the gross proceeds from the Senior Discount Notes Offering). See "--Ability to Service Debt; Substantial Leverage; Restrictive Covenants," "--Government Regulation" and "Legislation and Government Regulation."

ABILITY TO SERVICE DEBT; SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

  The Company's leverage is substantial in relation to its equity. As of    ,
1996, on a pro forma basis after giving effect to the Senior Discount Notes Offering, the Stock Offering and the Government Financing, the Company's total
indebtedness would have been $    billion ($   billion on a face-amount basis)
and its stockholders' equity would have been $    million. In addition, the
Company will be entitled to draw down up to $   under the Vendor Financing
and, subject to the restrictions in the Indenture, to incur substantial additional indebtedness. On a pro forma basis after giving effect to the Offerings, the Company's deficiency of earnings before fixed charges to cover
fixed charges for the   months ended    , 1996 and the year ended December 31,
1995 would have been $    million and $   million, respectively.

  Furthermore, the Indenture and the agreements related to the Vendor Financing (the "Vendor Financing Agreements") will contain, and any additional financing agreements are likely to contain, certain restrictive covenants. The restrictions contained in the Indenture and the Vendor Financing Agreements will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with the restrictive covenants in the Indenture, the Company's obligation to repay such obligations may be accelerated. In addition to the restrictive covenants described above, the Vendor Financing Agreements will require the Company to maintain certain financial ratios. The failure of the Company and its subsidiaries to maintain such ratios would constitute events of default under the Vendor Financing Agreements, notwithstanding the ability of the Company to meet its debt service obligations. An event of default under the Vendor Financing Agreements would allow the lenders thereunder to accelerate the maturity of such indebtedness. In such event, a significant portion of the Company's other indebtedness (including the Senior Discount Notes) may become immediately due and payable.

  The successful implementation of the Company's strategy, among other things, is necessary for the Company to be able to meet its debt service and significant capital requirements. In addition, the Company's ability to satisfy its debt service obligations once its PCS networks are operational will be dependent upon the Company's future performance, which is subject to a number of factors that are beyond the Company's control. There can be no assurance that the Company's PCS networks can be completed or that, once completed, the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. Any failure or delay in meeting these debt service requirements, and in particular, the requirements of the Government Financing, could have a material adverse effect upon the Company's business, results of operations and financial condition. See "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment" and "--Significant Capital Requirements; Financing Risks."

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION OF THE SENIOR DISCOUNT NOTES; ASSET ENCUMBRANCES

  The Company is a holding company with limited assets of its own, and upon commencement of its operations, the Company will conduct its business through its various subsidiaries. The ability of the Company's creditors, including holders of the Senior Discount Notes, to participate in the distribution of assets of any of the Company's subsidiaries upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiaries' creditors, including the FCC, tax authorities, lenders and trade creditors. In addition, the ability of the Company's creditors, including the holders of the Senior Discount Notes, to participate in distributions of assets of the Company's subsidiaries will be limited to the extent the outstanding shares of any of the Company's subsidiaries are pledged to secure other creditors of the Company or its subsidiaries.

  The Senior Discount Notes will be obligations solely of the Company. The ability of the Company to pay interest on the Senior Discount Notes or to repay the Senior Discount Notes at maturity or otherwise is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of repayment of loans, dividends or otherwise. The Company's subsidiaries have no obligation, contingent or otherwise, to pay amounts due on the Senior Discount Notes or to make funds available therefor. Because such subsidiaries will not be required to pay amounts due on the Senior Discount Notes, any right of the Company to receive assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Senior Discount Notes to participate in the distribution of proceeds from those assets) will be structurally subordinated to the claims of the subsidiaries' creditors. Furthermore, holders of indebtedness of the Company's subsidiaries may materially limit dividends and payments on intercompany indebtedness to the Company, including payments necessary to fund amounts owing under the Senior Discount Notes.

  A substantial portion of the assets of the Company's subsidiaries consists of the PCS licenses, which are intangible assets that the FCC could revoke under certain circumstances. The principal fixed assets of the Company and its subsidiaries will consist of infrastructure equipment in which the Company expects to grant security interests in connection with the Vendor Financing. The value of these assets is derived from the deployment of these assets in the PCS business. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event of a realization by the Company's secured creditors on the collateral securing the Company's secured debt, creditors would likely seek to sell the assets as an entirety in order to maximize proceeds realized. The prices obtained upon any such sale and the amounts available to satisfy the Company's obligations on the Senior Discount Notes could be adversely affected by the necessity of obtaining FCC approval and by compliance with other applicable governmental regulations.

SIGNIFICANT CAPITAL REQUIREMENTS; FINANCING RISKS

  The development, construction and implementation of the Company's PCS networks will require substantial capital. The Company currently estimates that the funds required for capital expenditures, including capital expenditures relating to the construction of its PCS networks, will total approximately $259 million through the end of 1998. Although the Company expects that, as a result of the Offerings and the Vendor Financing, it will have sufficient funding through at least the end of 1998, there can be no assurance that the Company's financing plan will be adequately achieved or that no additional capital requirements will emerge.

  The Company's ability to obtain any necessary financing or refinancing will depend on, among other things, its financial condition, any restrictions governing its indebtedness and other factors, including market conditions, that are beyond the control of the Company. In addition, in the event the implementation of its PCS networks is delayed or the Company does not generate sufficient cash flow to meet its debt service or capital requirements, the Company may need to seek additional financing. There can be no assurance that any such financing or refinancing could be obtained on terms that are favorable to the Company, or at all. In the absence of such financing or refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. A substantial portion of the Company's assets consist of intangible assets, principally PCS licenses granted by the FCC, the value of which will depend upon a variety of factors. Such licenses may only be transferred to other entities that meet the FCC requirements for C-Block license applicants during the first five years of the term, which will significantly impact the ability of the Company to realize the value of such licenses. Further, transfers to entities not meeting such requirements in years six through 10 of the initial license term will subject the Company to substantial unjust enrichment penalties. There can be no assurance that the Company's assets could be sold, or sold quickly enough, or for a sufficient amount, to enable the Company to meet its obligations. See "--Ability to Service Debt; Substantial Leverage; Restrictive Covenants," "-- C-Block License Requirements" and "--Foreign Ownership Limitations."

MANAGEMENT OF GROWTH; NEED TO ESTABLISH INFRASTRUCTURE

  Implementation of the Company's business plan will place substantial demands on the Company's managerial, operational and financial resources. As of June 25, 1996, the Company had nine employees and will need to hire a significant number of new employees in the near future. In addition, the Company will need to expand its headquarters, establish regional facilities and establish management information and financial control systems adequate to support its operations and expected growth. There can be no assurance that the Company will be able to manage effectively the expansion of its operations and facilities, that the Company will be able to attract and retain qualified personnel, that its management team augmented by new management hires will work together effectively, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to exploit fully the market opportunity for the Company's wireless communications services. Any inability to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Dependence on Key Personnel," "Business--Employees" and "Management."

PCS NETWORK CONSTRUCTION AND IMPLEMENTATION RISKS

  The Company's proposed construction and implementation of its PCS networks involve a high degree of risk including, but not limited to, network design, site selection and acquisition, equipment availability and microwave relocation. See "--Relocation of Incumbent Fixed Microwave Licenses." The Company intends to rely on third parties to undertake substantially all of the construction and implementation of its PCS networks. In particular, the Company expects to engage a single specialized third party to provide a substantial portion of these services. Furthermore, the Company will rely on such third party or other third parties to supply network construction and subscriber equipment. There can be no assurance that the Company will be able to locate or engage such third parties, or that if engaged, such third parties will successfully develop and implement the Company's PCS networks. Any failure to do so will have a material adverse effect upon the Company.

  The Company expects to complete substantially the build-out of its PCS networks and to launch commercial service by the end of 1997. Each phase of the construction and implemention process involves various risks and contingencies, most of which are not within the control of the Company and many of which are not within the control of the primary network vendor to be engaged by the Company to construct and implement the Company's PCS networks. Any of these risks or contingencies could adversely affect the construction of the Company's PCS networks. There can be no assurance that the Company and, in particular, the primary network vendor, will be able to construct the Company's PCS networks in any of the Company's markets in accordance with the Company's current construction plan and schedule. If the Company's construction plan is not properly implemented on a timely basis, the Company may not be able to provide services competitive with those provided by the cellular and other PCS operators in its markets. In such event, the Company's PCS subscriber growth would be limited and the Company's business, results of operations and financial condition would be materially adversely affected.

  In addition, each of the Company's PCS licenses is subject to an FCC requirement that the Company construct PCS networks that offer coverage to at least one-third of the population in each such PCS market within five years of the License Grant Date of the applicable license and to at least two-thirds of the population within 10 years of such date. There can be no assurance that this required coverage will be achieved by the Company or its primary network vendor in accordance with the FCC requirements, and failure to comply with these requirements in any market could cause revocation of the Company's PCS licenses or the imposition of fines or other sanctions by the FCC. See "--Government Regulation" and "Legislation and Government Regulation." In addition, winners of A-Block and B-Block PCS licenses, which were granted in June 1995, have a significant head-start in constructing their networks. Likewise, the incumbent cellular licensees in each market have been operating their networks for five- to 10-years, and are upgrading their networks to use digital technology. Thus, the construction and implementation of the Company's PCS networks must be completed on a timely basis, and any delays could have a material adverse effect on the Company.

  Network Design. The Company will rely upon its primary network vendor to design its PCS networks. Although the Company will be actively involved in the design process, there can be no assurance that the primary network vendor, or any other parties that the Company may engage, will provide a design on a timely basis, or that such design can be achieved. Furthermore, the Company has selected Code Division Multiple Access ("CDMA") technology, which has not been implemented on a wide commercial scale in the United States and has been used internationally on a limited basis. Accordingly, like many new or developing technologies, the design of the Company's networks may have undetected flaws. Such design flaws, if any, may result in delay of commencement of service or in problems in the delivery of service, and could have a material adverse effect upon the Company.

  Site Selection and Acquisition. The successful construction of the Company's PCS networks will depend, to a significant degree, on the lease or acquisition of sites for the location of its base station transmitter equipment. The site selection process will initially require the negotiation of lease or acquisition agreements for approximately 500 sites for the Company's PCS networks, and will likely require the Company to obtain zoning variances or other state and local governmental approvals or permits for certain of these sites. The Company will engage its primary network vendor and possibly other third parties to provide site identification and acquisition services in each of its markets. There can be no assurance that lease or acquisition agreements will be negotiated on terms favorable to the Company or that necessary approvals or permits will be obtained.

  Equipment Availability. The implementation of the construction plan is subject to the availability from suppliers of the infrastructure equipment and subscriber equipment the Company plans to use. There is considerable demand for PCS infrastructure equipment. Manufacturers of such equipment have substantial backlogs of orders and lead times for delivery of such equipment may be long. The Company plans to enter into definitive agreements for the supply of infrastructure and/or subscriber equipment. However, there can be no assurance that any such suppliers will be able to supply equipment on a timely basis that meets the requirements of the Company, that the Company will be able to purchase equipment from other vendors on terms favorable to the Company or that any equipment purchased will perform in accordance with the Company's needs or will otherwise be acceptable to the Company or its customers. There can be no assurance that the Company will be able to deploy successfully its networks to achieve optimal population coverage in its targeted markets within the expected time frame and an acceptable construction budget. See "--Dependence on Third Parties," --Risks Relating to Selection of Digital Technology; Availability of Handsets" and "--Limited Territorial Coverage."

DEPENDENCE ON THIRD PARTIES

  As part of the Company's strategy to build out rapidly its PCS networks, the Company will rely significantly upon third parties to provide equipment and services, to distribute the Company's products and services and to provide certain nonstrategic functions such as customer billing. In addition, the Company intends to engage a primary network vendor and other third parties for a significant portion of the build-out of the Company's PCS networks. There can be no assurance that such third parties will provide acceptable equipment and services on a timely basis and any failure to do so will have a material adverse effect upon the Company's business, results of operations and financial condition. See "--PCS Network Construction and Implementation Risks," "Business--Strategy" and "--Marketing and Distribution."

RISKS RELATING TO SELECTION OF DIGITAL TECHNOLOGY; AVAILABILITY OF HANDSETS

  CDMA technology has not been implemented on a wide commercial scale in the United States and has been used internationally only on a limited basis. The first commercial use of CDMA began in October 1995 in Hong Kong. As of June 1996, the Hong Kong network had 24,000 subscribers. There can be no assurance that CDMA technology will be successful in other markets. In addition, certain networks implementing CDMA have experienced problems in their early trials, including poor hand-offs (the transfer of a subscriber from one cell to another as the subscriber travels through geographic areas) and problems with analog interference with dual-mode CDMA handsets for 800 MHz cellular operations. While the Company believes that some of the problems, such as analog interference, are unique to 800 MHz cellular operations, and that solutions for other problems have been identified and are in the process of being resolved, there can be no assurance that the Company will not encounter the same or other technological problems. See "Wireless Communications Industry."

  A risk associated with the Company's selection of CDMA technology is the ability of the Company to offer PCS roaming service to its subscribers when they are in other markets or in the Company's markets outside of the Company's coverage area. In order for the Company's subscribers to roam outside of the Company's network coverage area, another PCS licensee with network coverage in the other market or in the Company's market outside of the Company's coverage area must utilize CDMA technology and enter into a roaming agreement with the Company, or the subscriber must use a dual-band/dual-mode phone that would permit use of analog cellular networks when roaming. While the Company believes that dual-band/dual-mode handsets that allow a user to access both PCS networks and analog cellular networks will be commercially available in 1997, there can be no assurance that such handsets can be successfully manufactured or that consumers can obtain such handsets at competitive prices. In addition, the Company expects dual-band/dual-mode full digital handsets to be larger and more expensive than single-mode handsets.

  Based on public announcements by A-Block and B-Block licensees and winning bidders in the C-Block Auction, the Company believes that CDMA will be widely deployed in the United States. Nevertheless, such PCS licensees are under no regulatory obligation to use any particular digital technology. There can be no assurance that PCS licensees planning to use CDMA technology will not instead elect to use other available digital technology, such as Time Division Multiple Access ("TDMA") or Groupe Speciale Mobile ("GSM"), or other technologies in the future.

  Currently there are few suppliers of CDMA handsets. Additional suppliers are scheduled to deliver CDMA handsets commencing in 1997. There can be no assurance, however, that those suppliers will commence production or, if they do commence production, that they will be able to deliver quality handsets in sufficient quantities and at desirable prices. Handsets used for PCS networks cannot currently be used with analog cellular networks and vice versa. The lack of interoperability or the comparatively higher cost of dual-band/dual-mode handsets may impede the Company's ability to attract certain customers. See "Business--Digital Technology Selection."

RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES

  For a period of up to five years after the grant of a PCS license, PCS licensees may be required to share spectrum with existing fixed microwave licensees operating on the C-Block spectrum. To secure a sufficient amount of unencumbered spectrum to operate its PCS networks efficiently, the Company may need to pay to relocate as many as approximately 85 existing licensees to alternate spectrum locations or transmission technologies. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave incumbents and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will share the costs of the relocation. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. There can be no assurance that the Company will be able to reach timely agreements to relocate these incumbents on terms acceptable to the Company. Any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS networks. Furthermore, depending on the terms of such agreements, if any, the Company's ability to operate its PCS networks profitably may be adversely affected. See "Legislation and Government Regulation."

COMPETITION

  PCS is a new technology and service and, as a result, the level and timing of development of a customer base for PCS applications, on which the Company's future revenues depend significantly, is uncertain. In the development of the PCS market, the Company and other PCS licensees will be competing with the more established cellular industry, as well as other wireless communications technologies, existing and future, with similar service offerings. Many of the Company's PCS and cellular telephone competitors, including joint ventures involving the nation's largest local and long distance telephone carriers, have substantially greater access to capital than the Company, substantially greater financial, technical, marketing, sales and distribution resources than those of the Company, and significantly more experience than the Company in providing wireless services. Several of the Company's competitors are expected to market other services, such as cable television service, landline telephone service and Internet access with their wireless communications service offerings. In addition, several competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless communications networks that cover most of the United States.

  The Company will compete directly with up to five other PCS providers in each of its markets. The FCC recently announced that on August 26, 1996, it will begin the D-, E- and F-Block auctions. Each of these licenses is for 10 MHz of spectrum. Furthermore, the winners of the PCS A- and B-Block licenses will have an advantage over the winners of the C-Block licenses because the A- and B-Block licenses were granted on June 23, 1995. Principal PCS competitors in the Company's markets are PrimeCo Personal Communications, Pacific Telesis Mobile Services, Sprint Spectrum L.P., Intercel, Inc. and AT&T Wireless Services, Inc. Additionally, the Company will compete with existing cellular providers in its markets, most of which have infrastructure in place, have an established brand identity, have generated positive cash flow and have been operational for as many as 10 years or more. The Company expects that many cellular operators will upgrade their networks to provide comparable digital services in competition with the Company. The Company also expects that many cellular licensees will attempt to acquire one or two additional 10 MHz PCS licenses in the D- or E-Block auctions in areas in which they currently provide cellular telephone services, as permitted by the FCC under its PCS licensing rules. This would provide the cellular operators additional capacity and potentially allow them to add additional customers and to offer digital services in their markets in the near term. Principal cellular providers in the Company's PCS markets are AT&T Wireless Services, Inc., BellSouth Mobility, Inc., GTE Mobile Communications Inc., AirTouch Communications Inc., Centennial Cellular Corp., Horizon Cellular Telephone Company, L.P., U.S. Cellular Corp., Independent Cellular Network Inc. and Palmer Wireless, Inc.

  The success of the Company's PCS service business will depend upon its ability to compete, especially with respect to pricing, service, reliability and availability of features, such as data and voice transmission, call waiting, call forwarding and short messaging capability. In addition to PCS and cellular operators, the Company may also face competition from other existing communications technologies, such as conventional mobile telephone services, specialized mobile radio ("SMR") service, enhanced SMR ("ESMR") service, paging services (including two-way digital paging), and domestic and global mobile satellite service ("MSS"). In the future, cellular and PCS service will also compete more directly with traditional landline telephone service operators, energy utilities, local multipoint distribution service ("LMDS") providers, and cable and wireless cable operators seeking to offer communications services by leveraging their existing infrastructure. The Company may also face competition from new technologies. See "Business-- Competition."

POTENTIAL FLUCTUATIONS IN FUTURE RESULTS

  The Company has no significant operating history and expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years. The Company believes that its future operating results will be subject to annual and quarterly fluctuations due to several factors, some of which are beyond the Company's control. These factors include the cost of constructing the Company's PCS networks (including any unanticipated costs associated therewith), the cost of relocating microwave licensees, the establishment of a market for PCS, pricing strategies for competitive services, new offerings of competitive services, changes in the regulatory environment, changes in technology, the cost and availability of PCS infrastructure and subscriber equipment, delays in the introduction of the Company's services resulting from any of such factors and general and local economic conditions. In addition, the extent of the potential demand for PCS cannot be estimated with any degree of certainty. Due to the foregoing factors, it is likely that in some future period, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the market for the Company's Senior Discount Notes would likely be materially adversely affected. See "-- Development Stage Company; Historical and Expected Future Operating Losses," "--Significant Capital Requirements; Financing Risks," "--PCS Network Construction and Implementation Risks," "--Risks Relating to Selection of Digital Technology; Availability of Handsets," "--Relocation of Incumbent Fixed Microwave Licensees," "--Competition" and "--Government Regulation."

LIMITED OPERATING HISTORY FOR PCS NETWORKS

  PCS networks have an extremely limited operating history in the United States and there can be no assurance that operation of these networks will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The wireless communications industry is experiencing significant technological changes, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand. As a result, the future prospects of the industry and the Company and the success of PCS and other competitive services remain uncertain.

GOVERNMENT REGULATION

  The spectrum licensing, construction, operation, sale and interconnection arrangements of wireless communications networks are regulated to varying degrees by state regulatory agencies, the FCC, Congress, the courts and other governmental bodies. There can be no assurance that any of these governmental bodies having jurisdiction over the Company will not adopt or change regulations or take other actions that would adversely affect the Company's business, financial condition or results of operations. Although the FCC has issued rules regarding the C-Block Auction and numerous other matters relevant to the PCS industry, these rules are ambiguous on certain key matters and not all of them have been subject to FCC or judicial interpretation. Accordingly, for certain matters, the Company is relying on public and private informal interpretation of the rules from the staff of the FCC. The FCC is not bound by such informal interpretation of FCC staff and there can be no assurance that the FCC or the courts will agree with the staff's interpretation. Many of these rules also require ongoing compliance that the Company may not be able to satisfy despite diligent efforts. A failure to comply with FCC rules could subject the Company to serious penalties and have a material adverse effect upon the Company's business, results of operations and financial condition. In addition, although the Company's PCS licenses are renewable after the expiration of their 10-year terms, there can be no assurance that the Company's licenses will be renewed.

  The Telecommunications Act of 1996 (the "1996 Act") mandates significant changes in existing regulation of the telecommunications industry that are intended by Congress to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Included in these mandates are requirements that local exchange carriers ("LECs") must: (i) permit other competitive carriers, which may include PCS licensees, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks and (iii) offer resale of its local loop facilities. The implementation of these mandates by the FCC and state authorities potentially involves numerous changes in established rules and policies that could adversely affect the Company's business, financial condition and results of operations.

  The FCC has proceedings in process that could open up other frequency bands for wireless telecommunications and PCS-like services. The FCC also is presently considering the eligibility of PCS licensees to offer a variety of fixed services. There can be no assurance that these proceedings will not adversely affect the Company and the Company's ability to offer a full range of PCS services. See "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "--C-Block License Requirements," "-- Foreign Ownership Limitations," "--Effect of Control by Certain Stockholders" and "Legislation and Government Regulation."

C-BLOCK LICENSE REQUIREMENTS

  When the FCC allocated spectrum to public auction for PCS, it designated the C-Block as an "Entrepreneurs' Block." FCC rules require C-Block applicants and licensees (collectively, "Entrepreneurs") to meet various qualifications. The FCC also determined that Entrepreneurs that qualify as a Small Business would be eligible to receive a loan from the federal government for 90% of the dollar amount of their winning bids in the C-Block Auction (a "C-Block Loan"). The Company's Government Financing is a C-Block Loan. See "Description of Certain Indebtedness." In order to ensure continued compliance with the FCC rules, the FCC has announced its intention to conduct random audits during the initial 10-year PCS license terms. There can be no assurance that the Company will continue to satisfy any of the C-Block license requirements, and the failure to do so would have a material adverse effect on the Company.

  Entrepreneurs Requirements. In order to hold a C-Block license, an entity must have: (i) less than $125 million in gross revenues (the "Entrepreneurs Revenues Limit") and (ii) less than $500 million in total assets (the "Entrepreneurs Asset Limit" and, together with the Entrepreneurs Revenues Limit, the "Entrepreneurs Requirements"). To qualify for the C-Block Auction, an entity had to have met the Entrepreneurs Revenues Limit for each of the two years prior to the auction and the Entrepreneurs Asset Limit at the time it filed its application to qualify for the C-Block Auction on FCC Form 175 (the "Short Form"). For at least five years after winning a C-Block license, a licensee must continue to meet the Entrepreneurs Requirements, which are modified for such five-year period to exclude certain assets and revenues from being counted toward the Entrepreneurs Asset Limit and the Entrepreneurs Revenues Limit, respectively. Additional amounts are excluded if the licensee maintains an organizational structure that satisfies the Control Group Requirements described below. In calculating a licensee's gross revenues for purposes of the Entrepreneurs Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities.

  By claiming status as an Entrepreneur, the Company qualified for the C-Block Auction. If the FCC were to determine that the Company did not satisfy the Entrepreneurs Requirements at the time it participated in the C-Block Auction or that the Company fails to meet the ongoing Entrepreneurs Requirements, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties (as defined herein). See "Legislation and Government Regulation--C-Block License Requirements--License Transfer Restrictions--Unjust Enrichment." Although the Company believes it has met the Entrepreneurs Requirements, there can be no assurance that it will continue to meet such requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses.

  Small Business Requirements. An entity that meets the Entrepreneurs Requirements may also apply to receive certain preferential financing terms if it meets certain requirements to qualify as a Small Business (the "Small Business Requirements"). These preferential financing terms include a 25% bidding credit (the "Bidding Credit") and the ability to make interest-only installment payments on its C-Block Loan for the first seven years of the license term. To meet the Small Business Requirements, a licensee must have had annual average gross revenues of not more than $40 million for the three calendar years preceding the date it filed its Short Form. In calculating a licensee's gross revenues for purposes of the Small Business Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities.

  By claiming status as a Small Business, the Company qualified for the Bidding Credit. If the FCC were to determine that the Company does not qualify as a Small Business, the Company would, at a minimum, be forced to repay the full value of the Bidding Credit. Further, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties. Although the Company has structured itself to meet the Small Business Requirements, there can be no assurance that it will remain in compliance with these requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses.

  Control Group Requirements. If a C-Block licensee maintains an organizational structure in which at least 25% of its total equity on a fully diluted basis is held by a control group (the "Control Group") that meets certain requirements (the "Control Group Requirements"), the FCC excludes certain assets and revenues from such licensee's total revenues and assets, making it easier for the licensee to meet the Entrepreneurs Requirements and the Small Business Requirements. The Control Group Requirements mandate that the Control Group, among other things, have both actual and legal control of the licensee. Further, the FCC permits licensees to qualify under the Control Group Requirements pursuant to an alternative structural option (the "Qualifying Investor Option"), in which: (i) an established group of investors meeting certain financial qualifications (the "Qualifying Investors") that own at least 15% of the equity interest on a fully diluted basis and 50.1% of the voting power in the C-Block licensee and (ii) additional members ("Additional Control Group Members") that hold at least 10%, on a fully diluted basis, of the equity interest in the C-Block licensee. Additional Control Group Members must be either: (a) the same Qualifying Investors in the Control Group, (b) members of the licensee's management or (c) non-controlling institutional investors, including venture capital firms. To take advantage of the FCC's Qualifying Investor Option, a C-Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that the Additional Control Group Members hold any of the licensee's equity interest and (ii) allow the licensee to reduce the minimum required equity interest held by the Qualifying Investors from 15% to 10%.

  In order to meet the Control Group Requirements, the Company's Certificate of Incorporation provides that the Company's Class A Common Stock, as a class, must constitute 50.1% of the voting power of the Company. Further, the Company's Certificate of Incorporation limits the ability of the Company's Class B Common Stock to be converted into Class C Common Stock of the Company. See "Description of Capital Stock." There can be no assurance that the Company will remain in compliance with the Control Group Requirements or, if it fails to continue to meet such requirements, that the FCC will not take action against the Company, which could include revocation of its PCS licenses. Although the Company has taken these and other steps to meet the Control Group Requirements, there can be no assurance that the Company has or will continue to meet the Control Group Requirements, and the failure to meet such requirements would have a material adverse effect on the Company.

  Asset and Revenue Calculation. In determining whether an entity qualifies as an Entrepreneur and/or as a Small Business, the FCC counts the gross revenues and assets of the entity's "financial affiliates" toward the entity's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C-Block licensees for purposes of determining whether such licensees financially qualify for the applicable C-Block Auction preferences. The Entrepreneurs Requirements and the Small Business Requirements provide that, to qualify as passive investor, an entity may not own more than 25% of the Company's total equity on a fully diluted basis. There can be no assurance that the Company will not exceed these passive investor limits or otherwise violate the Entrepreneur Requirements and/or the Small Business Requirements.

  In addition, if an entity makes bona fide loans to a C-Block licensee, the assets and revenues of the creditor would not be attributed to the licensee unless the creditor is otherwise deemed an affiliate of the licensee, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in C-Block licensees, such as covenants, rights of first refusal and super-majority voting rights on specified issues (such as those for which the holders of the Company's Class C Common Stock have voting rights), the FCC has stated that it will be guided but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The FCC's application of its financial affiliation rules is largely untested and there can be no assurance that the FCC or the courts will not treat certain of the Company's lenders or investors as financial affiliates of the Company.

  Transfer Restrictions. In addition, the FCC prohibits C-Block licensees from assigning or transferring control of any of their C-Block licenses for a period of at least five years from the License Grant Date to any entity that fails to satisfy the Entrepreneurs Requirements during such period. After the fifth year, all transfers and assignments remain subject to the Unjust Enrichment Penalties. See "Legislation and Government Regulation--C-Block License Requirements--License Transfer Restrictions--Unjust Enrichment."

  The Company (i) believes that it has structured itself to satisfy the Entrepreneurs Requirements, (ii) intends to diligently pursue and maintain its qualification as a Small Business and (iii) has structured the securities being offered, including certain restrictions on ownership and transfer, in a manner intended to ensure compliance with the applicable FCC Rules. The Company has relied on representations of its investors to determine its compliance with the FCC's rules applicable to C-Block licensees. There can be no assurance, however, that the Company's investors or the Company itself will continue to satisfy these requirements during the term of any PCS license granted to the Company or that the Company will be able to successfully implement divestiture or other mechanisms included in the Company's Certificate of Incorporation that are designed to ensure compliance with FCC rules. Any non-compliance with FCC rules could subject the Company to serious penalties, including revocation of its PCS licenses. See "--Effect of Control by Certain Stockholders," "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "--Foreign Ownership Limitations" and "Legislation and Government Regulation."

FOREIGN OWNERSHIP LIMITATIONS

  The FCC can revoke PCS licenses if it finds that it would not be in the public interest for more than 25% of the capital contribution to the parent of a PCS licensee to be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation (and such licenses are so held). The restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. The FCC Form 600 (the "Long Form") filed by the Company with the FCC after the completion of the C-Block Auction indicates that the Company's foreign ownership does not exceed 25%. However, if the foreign ownership of the Company were to exceed 25% in the future, the FCC could revoke the Company's PCS licenses. Further, the Company's Certificate of Incorporation enables the Company to redeem shares from holders of the Common Stock whose acquisition of shares results in a violation of such limitation. The restrictions on foreign ownership could adversely affect the Company's ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. See "Description of Capital Stock-- Redemption by the Company" and "Legislation and Government Regulation."

EFFECT OF CONTROL BY CERTAIN STOCKHOLDERS

  In accordance with the Control Group Requirements, the Qualifying Investors of the Company currently own at least 15% of the outstanding equity of the Company on a fully diluted basis and 50.1% of the total voting power and will continue to do so following the Stock Offering. In particular, Mr. Roger Linquist holds 40 of the 60 shares of Class A Common Stock outstanding, and Mr. Frederic Hamilton holds the remaining 20 shares. Accordingly, Messrs. Linquist and Hamilton together have the right to vote 50.1% of the voting power of the outstanding equity of the Company and will be entitled to elect four members to the Company's Board of Directors, each with one full vote. The remaining members of the Board of Directors, as elected by the holders of Class C Common Stock, will have fractional votes comprising a total of three full votes. Other investors that meet the requirements of the Additional Control Group Members collectively hold in excess of 50% of the total equity of the Company currently and, following the Stock Offering, will hold at least 10% of the total equity of the Company. There can be no assurance that the Company has met or will continue to meet the Control Group Requirements. See "--C-Block License Requirements."

LIMITED TERRITORIAL COVERAGE

  A core element to the Company's strategy is to concentrate its network build-out on "high-usage areas" rather than building out wide-area cellular-like networks. The Company defines "high-usage areas" as those areas where the majority of the population lives, commutes, works and shops. These areas primarily include densely populated urban areas, commuting corridors and high-growth suburban areas. The Company plans to limit the construction of its networks outside of these high-usage areas because it believes the incremental cost of building out such network coverage is substantial and is inconsistent with the Company's objective to be the low-cost provider of wireless communications services. Based on network design analysis completed to date, the Company plans to spend approximately $13 per POP through the end of 1998 for the build-out of its PCS networks, which would provide coverage to approximately 80% of the aggregate population of its markets. Subscribers to the Company's service will not obtain direct service from the Company when traveling outside of the Company's network coverage area. There can be no assurance that this strategy as applied to the Company's industry and markets will be successful or that the Company will achieve a significant penetration of its markets. Any failure to do so will materially adversely affect the Company's business, results of operations and financial condition. See "-- Risks Relating to Selection of Digital Technology; Availability of Handsets" and "Business--Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company's future performance depends in substantial part upon the continued contributions of its key senior management personnel, in particular, Mr. Roger D. Linquist, a founder, director and the Company's President and Chief Executive Officer, and Mr. Malcolm M. Lorang, a founder and the Company's Vice President of Engineering and Chief Technical Officer. Neither Mr. Linquist nor Mr. Lorang is bound by an employment agreement and the loss of the services of Mr. Linquist or Mr. Lorang would have a material adverse effect upon the Company's business, results of operations and financial condition. The Company's future success also depends substantially upon its ability to attract and retain highly qualified technical and management personnel. The Company believes there is and will continue to be intense competition for personnel with experience in the wireless industry as the emerging PCS market develops. There can be no assurance that the Company can retain its key personnel or that it can attract, assimilate or retain other highly qualified technical and management personnel in the future. See "Risk Factors--Management of Growth; Need to Establish Infrastructure."

HEALTH RISKS

  Allegations have been raised that the use of hand-held cellular/PCS phones may pose health risks to humans due to radio frequency ("RF") emissions from the handsets. Studies performed by wireless telephone equipment manufacturers dispute these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phones poses no undue health risk. Regardless of the truth of these allegations, they could have an adverse effect on the Company. In addition, digital wireless telephones have been shown to cause interference to some electronic devices, such as hearing aids and pacemakers.

  Concerns over RF emissions also may have the effect of discouraging the use of wireless communications devices, such as the PCS phones to be used with the Company's networks. The FCC currently is conducting a rulemaking proceeding to update the guidelines and methods used for evaluating RF emissions from radio equipment, including wireless telephones. The FCC's proposal, if adopted, would impose more restrictive standards on RF emissions from devices such as hand-held PCS telephones. Although CDMA handsets operate at lower power than other wireless handsets and therefore would comply with the proposed standards, if adopted, the same concerns about RF emissions could remain present with CDMA handsets. These concerns could have an adverse effect on the Company's financial condition and the results of its operations.

UNCERTAINTY OF C-BLOCK LICENSE AWARDS AT LICENSE GRANT DATE

  A C-Block license grant by the FCC will not become final until after a 30- or 40-day reconsideration period expires following the License Grant Date where such order of license grant is not subject to any FCC staff reconsideration or any petition for reconsideration or application for review or judicial appeal, in cases where petitions to deny were filed. Any preparation for PCS network construction prior to the final grant (e.g., negotiation with incumbent microwave licensees, site acquisition activities and equipment procurement and construction) will be performed at the Company's risk and expense. If any PCS licenses are subsequently not finally granted to the Company, the Company would have to attempt to sell the benefits of such activities, to the extent possible, to the entity that ultimately wins a PCS license for that service area. At the License Grant Date, the Company will have authorization to commence construction of its PCS network for the licensed service area. However, parties can file for reconsideration or review of the FCC's license grant or the FCC can reconsider the grant on its own motion. Parties can also petition a federal court to overturn a license grant.

CONSEQUENCES OF ORIGINAL ISSUE DISCOUNT

  The Senior Discount Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, purchasers of the Senior Discount Notes generally will be required to include amounts in their gross income for federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable.

  If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Senior Discount Notes, the claim of a holder of Senior Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

  See "Certain Federal Income Tax Considerations" for a more detailed discussion of the United States federal income tax considerations to the holders of the Senior Discount Notes resulting from the purchase, ownership and disposition of the Senior Discount Notes.

ABSENCE OF PRIOR PUBLIC MARKET FOR THE SENIOR DISCOUNT NOTES

  The Senior Discount Notes are new securities for which there is currently no market, although the Company intends to apply for listing of the Senior Discount Notes on an exchange. The Underwriters have advised the Company that they currently intend to make a market in the Senior Discount Notes. However, the Underwriters are not obligated to do so and any market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of any trading market for the Senior Discount Notes or that any such trading market will develop. If an active public market for the Senior Discount Notes does not develop, their market price and liquidity may be adversely affected. See "Underwriting."

                                USE OF PROCEEDS

  In total, net proceeds to the Company from the Offerings are estimated to be $364.2 million. The net proceeds to the Company from the Senior Discount Notes Offering are estimated to be approximately $211.3 million after deducting estimated underwriting discounts and commissions and the offering expenses. The net proceeds to the Company from the Stock Offering are estimated to be
approximately $152.9 million ($    if the Underwriters' over-allotment option
is exercised in full), at an assumed initial public offering price of $    per
share to the public and after deducting estimated underwriting discounts and commissions and the offering expenses.

  The Company intends to use the net proceeds of the Offerings to fund interest expense payments on the Government Financing and the Vendor Financing, operating losses, working capital requirements, capital expenditures not funded by the Vendor Financing and for general corporate purposes. The closing of the Senior Discount Notes Offering is conditioned upon the closing of the Stock Offering, but the Stock Offering is not conditioned upon the closing of the Senior Discount Notes Offering. Pending use of the net proceeds, the Company intends to invest the funds in short-term, interest-bearing, U.S. government and other highly rated securities. See "Financing Plan," "Certain Transactions" and "Description of Certain Indebtedness."

                                CAPITALIZATION

  The following table sets forth the historical and pro forma as adjusted capitalization of the Company at March 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                    AS OF MARCH 31, 1996
                                              ---------------------------------
                                                              PRO FORMA AS
                                                HISTORICAL   ADJUSTED(1)(2)
                                              -------------- --------------
                                                       (IN THOUSANDS)
Cash and cash equivalents....................    $ 2,415        $366,791
                                                 =======        ========
Indebtedness:
  Government Financing(3)....................    $   --         $
  Senior Discount Notes......................        --          220,000
                                                 -------        --------
    Total debt...............................        --          220,000
Stockholders' equity:
  Class A Common Stock; 0.0001 par value; 100
   shares authorized; 60 shares issued and
   outstanding; actual and pro forma, as ad-
   justed....................................        --              --
  Class B Common Stock; 0.0001 par value;
   20,000,000 shares authorized; 2,109,440
   shares issued and outstanding, actual and
   pro forma, as adjusted....................        --              --
  Class C Common Stock; 0.0001 par value;
   79,999,900 shares authorized; 11,126,660
   shares issued and outstanding actual;
   shares issued and outstanding pro forma,
   as adjusted...............................          1               1
  Additional paid-in capital.................     59,078         264,429
  Less subscriptions receivable..............     (2,925)         (3,216)
  Losses accumulated during the development
   stage.....................................     (1,334)         (1,334)
                                                 -------        --------
    Total stockholders' equity...............     54,820         259,880
                                                 -------        --------
     Total capitalization....................    $54,820        $
                                                 =======        ========

- --------
(1) Does not include commitments for $   in Vendor Financing obtained by the
    Company, which it has not yet drawn down.

(2) The pro forma as adjusted column gives effect to certain events that occurred or are expected to occur subsequent to March 31, 1996, including:
    (i) the issuance of Class C Common Stock and Class C Common Stock warrants for an aggregate purchase price of $5.3 million, (ii) the grant of the Company's PCS licenses, (iii) the payment to the FCC of $105.9 million representing 10% of the purchase price of the PCS licenses, (iv) the drawdown of $50.0 million of debt from Hyundai and (v) the incurrence of $953.7 million of Government Financing. The pro forma as adjusted column also reflects the following events expected to occur upon consummation of the Offerings: (i) net proceeds received by the Company of $152.9 million
    from the sale of    shares of Class C Common Stock offered in the Stock
    Offering at an assumed offering price of $   per share, (ii) net proceeds
    received by the Company of $211.3 million from the issuance of the Senior Discount Notes offered hereby, (iii) the purchase by Hyundai of $50.0 million of equity securities, net of $2.5 million in fees and expenses related to this purchase, and (iv) the satisfaction of the Hyundai Loan. See "Use of Proceeds" and "Certain Transactions."

(3) The Government Financing has been recorded at its estimated fair market
    value of $    based on an estimated fair market borrowing rate of  %, as estimated by management. The actual obligation under the Government Financing is $953.7 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The Consolidated Statements of Operations Data for the years ended December 31, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994 and 1995, have been derived from, and should be read in conjunction with, the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, and are included herein. The consolidated statements of operations data for the three month periods ended March 31, 1995 and 1996 and the consolidated balance sheet data as of March 31, 1996 have been derived from the unaudited consolidated financial statements of the Company included elsewhere herein and, in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. The results for the three months ended March 31, 1996, are not indicative of the results that may be expected for the year ending December 31, 1996.

                                                        THREE MONTHS
                                YEARS ENDED                 ENDED
                               DECEMBER 31,               MARCH 31,
                            --------------------  -------------------------
                              1994       1995        1995         1996
                            --------- ----------  ---------- --------------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
 Revenues.................. $    --   $      --    $   --      $     --
 Gross profits.............      --          --        --            --
 Loss from operations......     (448)       (791)     (178)         (185)
 Net loss.................. $   (433) $     (744)  $  (170)    $    (157)
 Pro forma net loss per
  share(1).................
 Pro forma weighted average
  number of shares out-
  standing(1)..............
OTHER DATA:
 Deficiency of Earnings to
  Fixed Charges(2)......... $   (433) $     (744)  $  (170)    $    (157)
                            AS OF DECEMBER 31,        AS OF MARCH 31, 1996
                            --------------------  -----------------------------
                                                               PRO FORMA
                              1994       1995     HISTORICAL AS ADJUSTED(3)
                            --------- ----------  ---------- --------------
                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
 Cash and cash equiva-
  lents.................... $    918  $    2,688   $ 2,415     $ 366,791
 PCS license deposits......      --       53,982    53,982           --
 PCS licenses .............      --          --        --
 Total assets..............      937      56,693    56,463
 Government Financ-
  ing(4)...................      --          --        --
 Senior Discount Notes.....      --          --        --        220,000
 Total stockholders' equi-
  ty.......................      868      54,977    54,820       259,880

- --------
(1) See Note 3 of Notes to Consolidated Financial Statements.
(2) For the purpose of calculating the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Securities and Exchange Commission, earnings represent pre-tax income (loss) from continuing operations plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), the portion of rent expense deemed to be interest and amortization of deferred financing costs. For the periods presented, the Company had net losses and no fixed charges.
(3) The pro forma as adjusted column gives effect to certain events that occurred or are expected to occur subsequent to March 31, 1996, including:
    (i) the issuance of Class C Common Stock and Class C Common Stock warrants for an aggregate purchase price of $5.3 million, (ii) the grant of the Company's PCS licenses, (iii) the payment to the FCC of $105.9 million representing 10% of the purchase price of the PCS licenses, (iv) the drawdown of $50.0 million of debt from Hyundai and (v) the incurrence of $953.7 million of Government Financing. The pro forma as adjusted column also reflects the following events expected to occur upon consummation of the Offerings: (i) net proceeds received by the Company of $152.9 million
    from the sale of    shares of Class C Common Stock offered in the Stock
    Offering at an assumed offering price of $   per share, (ii) net proceeds
    received by the Company of $211.3 million from the issuance of the Senior Discount Notes offered hereby, (iii) the purchase by Hyundai of $50.0 million of equity securities, net of $2.5 million in fees and expenses related to this purchase, and (iv) the satisfaction of the Hyundai Loan. See "Use of Proceeds" and "Certain Transactions."
(4) The Government Financing has been recorded at its estimated fair market
    value of $    based on an estimated fair market borrowing rate of  %, as estimated by management. The actual obligation under the Government Financing is $953.7 million. See "Risk Factors--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  This Prospectus, including the following discussion, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking
statements as a result of certain of the risk factors commencing on page   as
well as other factors described below and elsewhere in this Prospectus.

  General Wireless intends to become a leading provider of affordable wireless communications services. The Company holds PCS licenses to serve the rapidly growing metropolitan areas of San Francisco, Atlanta and Miami, as well as 11 selected high-growth contiguous markets. In total, the Company's markets contain 19.8 million POPs, approximately 71% of which are located in the Metropolitan Areas. The Company believes that this is the highest percentage of total POPs located in densely populated urban markets (markets having at least three million POPs) of any PCS or cellular operator in the United States. Additionally, the Company believes its markets are particularly attractive because of their high historical and projected population growth rates, as well as other desirable demographic characteristics, such as high population densities, favorable business climates, high median household income levels and long commute times. From 1990 through 1995, the aggregate population of the Company's markets has grown at over 150% of the national rate and is expected to continue to grow at a rate significantly above the national average. The Company plans to initiate service on its PCS networks by the end of 1997.

  The Company was incorporated in 1994, is at an early stage of development and has no operating history. Consequently, the Company does not have any meaningful historical financial information upon which a prospective investor could evaluate an investment in the Senior Discount Notes offered hereby. The Company is subject to all risks typically associated with a start-up entity. The Company has incurred cumulative net losses through March 31, 1996 of approximately $1.3 million. These losses resulted primarily from expenditures associated with organizational and start-up activities and the Company's pursuit of PCS licenses in the C-Block Auction. The Company expects to launch wireless communication services by the end of 1997 and does not expect to generate any revenues until such time or later. The Company will incur significant operating losses and generate negative cash flow from operating activities during the next several years, while it seeks to develop and construct its PCS networks and build a PCS customer base. These losses and negative cash flow are expected to be substantial and to increase during the initial years of the PCS networks build-out and operation. The Company is substantially leveraged in relation to its equity and it has significant debt service obligations. In addition, the Company believes that its future operating results will be subject to annual and quarterly fluctuations due to several factors, some of which are beyond the control of the Company. These factors include the cost of constructing the Company's PCS networks (including any unanticipated costs associated therewith), the cost of relocating microwave licensees, the establishment of a market for PCS, pricing strategies for competitive services, new offerings of competitive services, changes in the regulatory environment, changes in technology, the cost and availability of PCS infrastructure and subscriber equipment, delays in the introduction of the Company's services resulting from any of such factors and general and local economic conditions. In addition, the extent of the potential demand for PCS cannot be estimated with any degree of certainty. See "Risk Factors-- Development Stage Company; Historical and Expected Future Operating Losses."

LIQUIDITY AND CAPITAL RESOURCES

  From inception through June 1, 1996, the Company has raised approximately $68 million from the sale of equity securities. Further, the Company entered into the Hyundai Loan, pursuant to which Hyundai agreed to loan up to $50 million to the Company upon the satisfaction of certain conditions. The Company expects to draw down the full amount of the Hyundai Loan subsequent to the License Grant Date. The term of any note issued under the Hyundai Loan will be for one year, with a fixed interest rate of 6.5% during the term of the note. Based on the sale of equity and amounts outstanding to be drawn under the Hyundai Loan, the Company has raised a total of approximately $118 million, which will be used primarily to fund the payment of 10% of the purchase price of the Company's PCS licenses. See "Certain Transactions."

  Upon completion of the C-Block Auction, the Company had bid approximately $1.1 billion to qualify as the high bidder for its PCS licenses. As of May 15, 1996, the Company had paid $53.0 million to the FCC representing the first five percent payment of the purchase price of its PCS licenses. Five business days subsequent to the granting of its PCS licenses, a second five percent payment of the purchase price of its PCS licenses, also equal to $53.0 million, will be payable to the FCC. The remaining 90% of the purchase price of the licenses, or $953.7 million will be financed with the Government Financing, and will be carried on the Company's financial statements at $ . The Company will be required to make quarterly interest expense payments based on the 10-year U.S. Treasury Note rate at the License Grant Date. The Company will be required to make installment payments of interest only for the first six years of the license and payments of interest and principal amortized over the remaining four years of the license term.

  In aggregate, the Company estimates that it will require $553 million of financing to fund its business plan from the effective date of the Offerings through the end of 1998. The Company will require funding for capital expenditures, interest expense payments, operating losses, working capital and other general corporate purposes. To the extent unexpected expenditures arise or the Company's estimates prove to be inaccurate, the Company may require additional financing. See "Risk Factors--Significant Capital Requirements; Financing Risks" and "Certain Transactions."

  In aggregate, the Company intends to have raised or have available $639 million to fund the Company's business plan from the effective date of the Offerings through the end of 1998. The Company expects sources of funding to include the Senior Discount Notes Offering, the Stock Offering and drawdowns on the Vendor Financing. The Company is currently in negotiations with manufacturers of infrastructure equipment for Vendor Financing, which is intended to fund a significant portion of the Company's required capital expenditures including network design, site selection, purchase of equipment, network construction and microwave relocation. See "Risk Factors--PCS Network Construction and Implementation Risks" and "--Dependence on Third Parties."

  The following table sets forth the Company's estimated sources and uses of funds on an aggregate basis from the effective date of the Offerings through the end of 1998:

                                                                     AMOUNTS
                                                                   -------------
                                                                   (IN MILLIONS)
     SOURCES OF FUNDS:
       Senior Discount Notes Offering net proceeds...............      $211
       Stock Offering net proceeds...............................       153
       Vendor Financing..........................................       275
                                                                       ----
         Total...................................................      $639
                                                                       ====
     USES OF FUNDS:
       Capital expenditures......................................      $259
       Interest expense payments on Government Financing and Ven-
        dor Financing............................................       192
       Operating losses and working capital......................       102
       Others, including general corporate purposes..............        86
                                                                       ----
         Total...................................................      $639
                                                                       ====

                     THE WIRELESS COMMUNICATIONS INDUSTRY

GROWING DEMAND FOR WIRELESS SERVICES

  Demand for wireless communications has grown rapidly over the past decade and has been driven by technological advancements and increased competition. Wireless communication products and services have evolved from basic tone-only paging services to mass-market cellular technology services and are now entering the next generation of development with the evolution of PCS wireless communication technology. Each new generation of wireless communication products and services has generally been characterized by improved product quality, broader service offerings and enhanced features.

  The Company believes that the demand for wireless communications will continue to grow dramatically and that PCS will capture a significant share of the wireless market. Currently, wireless telephony penetration in the United States is estimated to be 13% and, according to Kagan Associates, is expected to grow to 48% by 2006. As reported by the Cellular Telecommunications Industry Association ("CTIA"), the compound annual growth rate of cellular subscribers exceeded 45% from 1990 through 1995. Despite this rapid growth in the number of cellular subscribers, wireless minutes of use only represent approximately one percent of total telecommunications switched minutes of traffic, due in part to capacity constraints which discourage cellular operators from aggressively pricing their services.

INDUSTRY OVERVIEW

  General. Wireless communications networks use a variety of radio frequencies to transmit voice and data signals. Wireless communications technologies include one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, SMR networks and emerging PCS services. Each application operates on a distinct portion of radio frequency spectrum. Although the principal wireless voice application to date has been cellular telephony, PCS is expected to develop rapidly.

  Cellular. The cellular telephone industry commenced in 1983 when the FCC began granting two 20 MHz licenses per market throughout the United States. In 1986, the FCC granted an additional 5 MHz of spectrum per cellular license to provide a total of 25 MHz for each cellular operator. Today, there are two cellular operators in each market.

  PCS. In order to increase competition in wireless communications, promote improved quality and service, and make available the widest possible range of wireless services to U.S. consumers, Federal legislation was enacted in 1993 directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. The FCC established PCS service areas in the United States based upon Rand McNally & Co.'s market definition of 51 major trading areas ("MTAs") and 493 basic trading areas ("BTAs"), which are the geographic territories for which PCS licenses have been or will be auctioned.

  PCS licenses differ from existing cellular licenses in three basic ways: location of the licensed frequencies on the radio spectrum, amount of spectrum allocated per license and geographic area licensed. PCS networks will operate at higher frequencies (140 MHz in the 1850-1990 MHz frequency band) compared to cellular frequencies (50 MHz in the 800-900 MHz frequency band). Also, PCS licenses will permit the use of spectrum blocks of 30 MHz (like those of the Company) or 10 MHz versus spectrum blocks of 25 MHz for cellular licenses. Finally, the geographic areas for PCS licenses are divided differently than for cellular licenses. PCS is segmented among 51 MTAs for A- and B-Block licenses and 493 BTAs for other PCS licenses, including C-Block licenses, as opposed to cellular's 306 metropolitan statistical areas and 428 rural service areas.

  In March 1995, the FCC completed the A- and B-Block PCS auction, resulting in the award of two 30 MHz licenses in each of the MTAs. In May 1996, the FCC completed the C-Block Auction, resulting in the award of one license for 30 MHz of spectrum in each of the BTAs. Beginning on July 3, 1996, the FCC plans to reauction 18 C-Block licenses for which the high bidders failed to make initial post-auction down payments. The Company has made a deposit of $2.6 million with the FCC for the purpose of reserving the right to participate in such reauction. The FCC has announced that it will auction the D-, E- and F-Block licenses in a single auction commencing on August 26, 1996, which will be for licenses of only 10 MHz of spectrum in each of the BTAs. Although the F-Block licenses are reserved for Entrepreneurs, the D- and E-Block licenses are not reserved for any specific class of applicants.

LIMITATIONS OF CELLULAR TELEPHONE INDUSTRY

  Despite its widespread availability and growth to date, cellular services have several limitations, including inconsistent service quality, lack of privacy, limited capacity and, currently, the inability to transfer data without a modem. Most current cellular services transmit voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel accommodating one conversation. In contrast, digital networks, including PCS networks, convert voice or data signals into a stream of digits and typically use voice compression techniques to allow a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital protocols, allows PCS and other digital wireless technologies to offer greater call privacy and single number service, and more robust data transmission features.

  The Company believes that due to relatively high per minute airtime charges and unpredictable monthly bills, there is a price-sensitive mass consumer market that refrains from subscribing to or extensively using cellular services. The Company believes that if the mass consumer market were offered significantly lower per minute airtime charges and more predictable and affordable pricing plans, mass consumers would increase their use of wireless communications services, contributing to a new phase of growth in the industry. The Company also believes that business customers who are high-volume users of wireless communications will be attracted to lower priced airtime service as they would realize substantial aggregate savings. The Company believes that PCS operators have the opportunity to capture a substantial market share due to technical and other advantages that they will have relative to incumbent cellular operators, including (i) greater flexibility to reduce per minute airtime usage charges, (ii) increased network capacity, (iii) enhanced voice quality and (iv) the ability to include enhanced capabilities such as advanced calling features, data transmissions to and from portable computers, and short messaging and facsimile services without need of a modem.

THE PCS SOLUTION

  PCS operators plan to construct all-digital wireless telephony networks and will compete primarily with existing cellular telephone operators. PCS operators using digital technology will have several technical and capacity related advantages relative to analog cellular providers. The Company believes that the enhanced capacity of PCS networks will allow PCS operators to offer wireless communications services at per minute airtime prices significantly below the per minute airtime prices currently being charged by cellular operators. As a result PCS subscribers are expected to use more airtime minutes per month than cellular subscribers due to both lower effective airtime pricing and enhanced features. The Company believes that PCS operators will realize substantial revenue growth from broad penetration and greater levels of usage.

  PCS was introduced in the United States in the Washington, D.C. MTA in late 1995. Despite the PCS network having a much smaller geographic coverage area than existing cellular competitors and no current roaming capability, approximately 90,000 customers subscribed for PCS services in the first seven months of commercial availability. The Company believes that the experience in international markets where PCS has already been introduced provides additional support for the potential growth of PCS in the United States. For example, in approximately 30 months, the two PCS operators in the United Kingdom have gained over 900,000 subscribers, representing approximately 16% of the market share of the total wireless market. In Japan, approximately 600,000 new PCS subscriptions were activated during the first year of operations.

INDUSTRY OUTLOOK

  Industry sources expect the wireless telecommunications market in general and the PCS market in particular to grow at a rapid rate in the United States. Kagan Associates forecasts wireless telephony penetration at approximately 48% by 2006. Wireless communication technology developments are expected to evolve and continue to drive mass consumer growth as users demand more sophisticated services and products. The Company believes that wireless communications penetration rates will increase as prices fall and greater emphasis is placed on the development and use of mass retail distribution channels.

                                   BUSINESS

THE COMPANY

  General Wireless intends to become a leading provider of affordable wireless communications services. The Company holds PCS licenses to serve the rapidly growing metropolitan areas of San Francisco, Atlanta and Miami, as well as 11 selected high-growth contiguous markets. In total, the Company's markets contain 19.8 million POPs, approximately 71% of which are located in the Metropolitan Areas. The Company believes that this is the highest percentage of total POPs located in densely populated urban markets (markets having at least three million POPs) of any PCS or cellular operator in the United States. Additionally, the Company believes its markets are particularly attractive because of their high historical and projected population growth rates, as well as other desirable demographic characteristics, such as high population densities, favorable business climates, high median household income levels and long commute times. From 1990 through 1995, the aggregate population of the Company's markets has grown at over 150% of the national rate and is expected to continue to grow at a rate above the national average. The Company plans to initiate service on its PCS networks by the end of 1997.

  The demand for wireless communications services in the United States has grown dramatically during the last five years, notwithstanding the technical limitations of existing analog cellular technology. The number of cellular subscribers has grown from 5.3 million at December 31, 1990 to 33.8 million at December 31, 1995, representing a compound annual growth rate of 45%. Over the same time period, the wireless telephony penetration rate has grown from approximately 3% to approximately 13%, and is forecasted by Kagan Associates to reach approximately 48% by the year 2006.

  The Company believes that due to relatively high per minute airtime charges and unpredictable monthly bills, there is a price-sensitive mass consumer market that refrains from subscribing to or extensively using cellular services. The Company believes that if the mass consumer market were offered significantly lower per minute airtime charges and more predictable and affordable pricing plans, mass consumers would increase their use of wireless communications services, contributing to a new phase of growth in the industry. The Company also believes that business customers who are high-volume users of wireless communications services will be attracted to lower priced airtime service, as such high-volume users would realize substantial aggregate savings.

STRATEGY

  The Company intends to become a leading provider of affordable wireless communications services. The Company's strategy to achieve this objective is based upon the following:


  Operate in large, rapidly growing markets with attractive demographic profiles. The Company has acquired PCS licenses in densely populated, high growth major metropolitan areas. These licenses will enable the Company to provide wireless communications services in the San Francisco, Atlanta, and Miami BTAs, all of which are among the 12 largest BTAs in the United States, Sacramento, which is the 26th largest BTA, and 10 selected BTAs that are contiguous to these major cities. Approximately 71% of the Company's 19.8 million POPs are located in the Metropolitan Areas, which the Company believes is the highest concentration of POPs located in densely populated urban markets (markets having at least three million POPs) of any PCS or cellular operator in the United States. The remaining 29% of the Company's POPs are located in selected contiguous markets that represent commuting corridors and rapidly growing suburban areas that have a high level of commerce and interaction with the Metropolitan Areas.

  The Company believes there are significant advantages created by focusing on densely populated major metropolitan markets. First, cell site efficiencies can be maximized in densely populated areas, thereby reducing network build-out costs per subscriber and providing greater pricing flexibility. Accordingly, the Company can achieve a higher ratio of population coverage to geographic coverage relative to PCS and cellular operators in less densely populated markets. Second, these markets have multiple business centers and residential areas that generally have a high demand for mobile communications services. Third, analog cellular operators typically face significant capacity constraints in high traffic areas. Fourth, major markets have numerous local, regional and national retailers as well as agents and resellers that can facilitate rapid growth by new wireless entrants.

  The Company also believes it will benefit from the continued population growth of its markets. The aggregate population of the Company's markets has grown at over 150% of the national rate over the last five years and is projected to continue to grow at rates significantly above the national average. This rapid growth will provide the Company with an expanding base of potential customers, which the Company believes will allow the Company to leverage significantly its infrastructure and reduce per POP operating and network build-out costs.

  Furthermore, the Company's markets have attractive demographic characteristics. Relative to national averages, the Company's markets have above-average population densities, favorable business climates, high median household income levels and long commute times. The Company's Metropolitan Areas were all ranked in the top 10 U.S. markets in terms of the number of cellular subscribers as of December 31, 1995. The Company believes that these attractive demographic characteristics will enable it to achieve higher-than-average penetration rates.

  Use a focused network build-out to achieve low costs. General Wireless intends to achieve lower operating costs and capital requirements relative to its PCS and cellular competitors by concentrating its network build-out in "high-usage" areas rather than building out wide-area cellular-like networks. Additionally, the Company intends to use the most cost-effective digital technology and outsource selected technical and administrative functions.

  The Company plans to offer high quality network coverage in the "high-usage" areas of its markets, which the Company defines as those areas where the majority of the population lives, commutes, works and shops. These areas primarily include densely populated urban areas, commuting corridors and high-growth suburban areas. The Company plans to limit the construction of its networks outside of these high-usage areas because it believes the incremental cost of building out such network coverage is substantial and is inconsistent with the Company's objective to be the low cost provider of wireless communications services. Based on network design analysis completed to date, the Company plans to spend approximately $13 per POP through the end of 1998 for the build-out of its PCS networks, which would provide coverage to approximately 80% of the aggregate population of its markets. The Company believes its per POP network build-out costs will be significantly less than its competitors. The Company believes its focused build-out strategy differs from the strategy of many existing cellular operators and from the expected strategy of many PCS operators that are expected to compete by placing greater emphasis on coverage area rather than on airtime prices. The Company's strategy parallels those used by certain CLECs and IXCs that have targeted specific coverage areas of major markets and are interconnected to other carriers' facilities for expanded coverage.


  The Company believes it will further reduce network build-out and operating costs by using CDMA digital technology. The Company believes that CDMA is the most efficient and cost-effective network technology that is capable of delivering high-quality network service. CDMA is expected to enable greater privacy and fraud prevention, as well as fewer dropped calls than competing technologies. CDMA technology allows increased capacity within the allocated frequency by reusing the entire frequency in each cell rather than using only a fraction of the frequency in each cell as is typically the case with analog cellular, TDMA and GSM technologies. In addition, CDMA technology requires fewer cells than these other technologies in order to provide coverage over the same geographic area, thereby reducing the overall infrastructure, and operating costs of the Company's networks. See "--Digital Technology Selection."

  The Company intends to maintain a low level of corporate overhead while maintaining high quality standards and a rapid build-out schedule by outsourcing certain engineering and non-strategic administrative functions. The Company plans to contract with its primary network vendor for project management of a turnkey network solution including network design, site selection, microwave relocation, construction and installation. In addition, the Company plans to take advantage of existing third-party vendors of such administrative services as billing, collection and customer service. The Company believes that specialized third-party vendors can deliver such non-strategic services at high quality and low costs, and that outsourcing will enable management to focus on the implementation of its core business strategy. The Company may, in the future, internalize these non-strategic services to the extent that increased operating scale allows it to do so on a cost-effective basis.

  Implement an innovative and affordable pricing structure. General Wireless plans to implement an innovative and affordable pricing structure to capitalize on wireless customers' demand sensitivity to price. The Company believes that a substantial market opportunity exists to narrow the pricing gap between cellular airtime and wireline telephone rates, which today approximate 45 cents and 5 cents per minute of use, respectively. Relative to current cellular service packages, General Wireless expects to offer service packages that include larger blocks of prepaid minutes consisting of both peak and off-peak airtime at significantly lower effective prices per minute. Based on this pricing strategy, General Wireless expects to realize ARPU similar to that currently achieved by cellular operators without negatively impacting operating margins. Additionally, the Company believes that its cost structure will better support more affordable pricing relative to PCS competitors that provide wide-area cellular-like coverage.

  The Company believes that its service packages will provide enhanced value to both business customers and the mass consumer market. Business customers who are heavy-volume users and account for a disproportionate amount of current cellular usage and airtime revenue would realize substantial aggregate savings from airtime price reductions. Also, the Company believes that the mass consumer market will be attracted by the prospect of an affordable and predictable monthly bill at high usage levels.

  Maximize customer reach through extensive use of indirect distribution channels. The Company's distribution strategy will emphasize indirect channels in general, and retailers in particular. The Company believes it will realize several important advantages from this distribution strategy. First, the Company believes that the use of multiple indirect channels will enable the Company to achieve a fast ramp-up of subscribers through representation at numerous points of purchase. Second, the Company believes that indirect distribution channels will cost-effectively focus the Company's sales and marketing resources directly on customer creation, as opposed to investment in Company stores and related infrastructure. Third, the focus on retailers and agents, rather than resellers, will better allow the Company to maintain a direct relationship with its customer base through billing and customer service. The Company believes that direct contact with its customers will allow it to realize better customer satisfaction and achieve lower churn.

MARKETS

  As part of its bidding strategy in the C-Block Auction, the Company has selectively acquired PCS licenses serving the Metropolitan Areas and other contiguous BTAs, creating three market clusters: the San Francisco cluster, the Miami cluster and the Atlanta cluster. Each of these clusters consists of an anchor market containing a major urban center and two to five contiguous BTAs. The Company believes that these market clusters represent densely populated urban areas, commuting corridors and high growth communities that have a high level of intercity commerce with the Metropolitan Areas. The Company believes its markets are particularly attractive because of their high historical and projected population growth rates, as well as other desirable demographic characteristics, such as favorable business climates, high median household income levels and long commute times. Over the past five years, the aggregate population of the Company's markets has grown at over 150% of the national rate and is expected to continue to grow at a rate significantly above the national average.

                                                         1995       POPULATION
                                                         POPS     GROWTH RATE(1)
                                                      ----------- --------------
                                                      (THOUSANDS)
   SAN FRANCISCO CLUSTER:
      San Francisco--Oakland--San Jose...............    6,840         1.3%
      Sacramento.....................................    1,879         2.5%
      Stockton.......................................      575         2.3%
      Monterey--Salinas..............................      383         1.5%
      Chico--Oroville................................      230         2.1%
      Yuba City--Marysville..........................      141         2.8%
                                                        ------         ----
       Subtotal POPs/Weighted Average Growth Rate....   10,048         1.6%
   MIAMI CLUSTER:
      Miami--Fort Lauderdale.........................    3,495         1.3%
      West Palm Beach................................    1,012         2.5%
      Fort Meyers....................................      554         3.0%
      Fort Pierce--Vero Beach........................      385         2.5%
      Naples.........................................      185         4.0%
                                                        ------         ----
       Subtotal POPs/Weighted Average Growth Rate....    5,631         1.9%
   ATLANTA CLUSTER:
      Atlanta........................................    3,712         3.0%
      Gainesville....................................      193         2.6%
      Athens.........................................      179         1.5%
                                                        ------         ----
       Subtotal POPs/Weighted Average Growth Rate....    4,084         2.9%
                                                        ------         ----
   Total POPs/Weighted Average Growth Rate...........   19,763         1.9%
   U.S. Average......................................      --          1.3%

- --------
(1) Average compound annual growth rates in population between 1990 through 1995, based upon the 1990 U.S. Census and the 1995 PCS Atlas and Databook.

MARKETING AND DISTRIBUTION

  The Company will use a wide range of indirect distribution channels, including mass retailers, agents and resellers, to market and sell its service offerings. The Company believes that a focus on indirect channels for the majority of its sales and customer activations will provide it with the most cost effective distribution reaching the largest percentage of potential customers. In particular, the Company intends to target those indirect channels, such as retailers and agents, that allow the Company to maintain a direct relationship with customers. In addition to indirect distribution channels, the Company will also employ direct marketing targeted to specific customer segments using its own sales force, telemarketing and direct mail.

  The Company believes that the mass consumer and business segments can be best accessed through retailers and other non-exclusive indirect distribution channels. Currently, many cellular operators distribute their products and services through direct sales channels and exclusive agents. General Wireless believes that wireless products and services will be purchased increasingly from retailers, which will sell such products on a non-exclusive basis where consumers and businesses are accustomed to purchasing other electronic products such as wireline telephones, pagers, personal computers and televisions. In addition to its differentiation based on affordable prices for large amounts of monthly minutes of use, General Wireless intends to provide incentives to retailers to insure that its brands are prominently displayed and effectively promoted at the point of purchase. These incentives include traditional upfront commission payments and airtime revenue sharing arrangements.

  In addition to retailers, the Company plans to use agents that can cost-effectively penetrate important segments of the target market. These agents include direct marketing organizations that represent third-party products and services and ethnic marketing companies focused on particular nationalities in major cities. In addition, the Company believes that resellers of other telecommunications services such as long distance and paging services will find the Company's agent program attractive. As with retailers, General Wireless plans to compensate agents through upfront commission payments and airtime revenue sharing arrangements.

  To a lesser extent than retailers and agents, the Company will also use resellers to distribute its wireless products and services. Resellers typically purchase wholesale airtime and consequently perform all services otherwise performed by the operator. As a result, resellers are typically able to negotiate substantial retail airtime discounts as their sole compensation. Many wireless service providers employ resellers to distribute their products and services. General Wireless believes that undue reliance on resellers can lead to their gaining bargaining power over rates that can limit the operators' flexibility and impair margins. Further, General Wireless believes that the value of directly billing, servicing and maintaining its own customer base can be a source of competitive advantage. As a result, the Company does not intend to rely heavily on resellers.

  In addition to its indirect distribution channels, the Company plans to utilize a direct sales force to target existing high-volume cellular subscribers. The Company expects such subscribers to be the most attracted to lower airtime rates, higher quality and additional features that digital technology provides and that are most likely to purchase digital telephones from the service operator. The Company may also market directly to potential customers through Company-owned kiosks, direct mail, the Internet and other forms of direct marketing.

PRODUCTS AND SERVICES

  The Company expects to offer a variety of commercialized wireless services through state-of-the-art wireless CDMA technology, which the Company intends to support with Advanced Intelligent Network ("AIN") capability. The Company's planned services and features are designed to increase usage and provide consumers with greater capabilities in call management, including the following:

    High Quality Voice Service. CDMA networks have more powerful error correction, less susceptibility to fading and reduced interference relative to competing digital technologies. CDMA networks achieve voice quality that is comparable to the typical wireline telephone. CDMA technology also employs adaptive equalization which filters out background noise more effectively than existing wireline or analog cellular phones.

    Advanced Handsets. In addition to supporting high-quality voice transmissions, the Company expects that CDMA handsets will allow digital data transmission without a phone line modem and will have advanced power management to maximize handset battery life.

    Short Messaging Services. This allows alphanumeric incoming messages to the handset to be received, stored and displayed on demand.

    Caller ID. This displays the telephone number and directory name of the incoming call on the customer's handset, allowing the customer to decide whether or not to accept the call.

    Allowable Called Number Table. This limits the outgoing calls to the phone numbers on the allowable call number table in order to limit unauthorized use.

    Over-the-Air Activation. This allows the subscriber to initiate and obtain feature changes in services by over-the-air activation or deactivation via handset entry.

    Message Waiting Notification. This initiates a voice message waiting indicator on the handset that notifies the subscriber of a new message.

    Custom Calling Features. Additional features that the Company anticipates offering include call waiting, call forwarding, distinctive ringing and call blocking.

  The Company believes that new features and services will be developed to take advantage of CDMA's expected position as the most widely deployed digital wireless protocol in the United States. The Company intends to offer a portfolio of products to accommodate the growth in data and image transmission as well as other new applications for wireless data services that are currently envisioned (e.g., facsimile, wireless local area network and point of sale terminal connections).

DIGITAL TECHNOLOGY SELECTION

  There are three prominent network technologies that provide digital service in the 1850-1990 MHz frequency band: CDMA, TDMA and GSM. The Company has selected CDMA as the digital technology for its PCS networks based on several key advantages relative to other digital protocols:

  Broader availability of CDMA to facilitate roaming. Numerous cellular operators and PCS licensees have announced that they plan to use CDMA technology in their market areas, which cover more than 90% of the U.S. population. Conversely, GSM and TDMA have been chosen by other wireless service providers whose markets cover only 54% and 45%, respectively, of the U.S. population. The Company believes the widespread selection of the CDMA standard by wireless telephony operators will facilitate roaming outside of its service areas by its subscribers, and also roaming in its service areas by other companies' subscribers. The table below lists certain major cellular operators and PCS licensees who have selected CDMA technology.


         CELLULAR                             PCS A- AND B-BLOCK                            PCS C-BLOCK
  ---------------------------                ---------------------                     ---------------------
  AirTouch Communications                    Ameritech                                 General Wireless
  ALLTEL Mobile                              Centennial Cellular                       Chase
  Communications Inc.                        Corp.                                     Telecommunications,
  Ameritech Cellular                         GTE MobilNet                              Inc.
  Communications Inc.                        PrimeCo Personal                          Mercury PCS, LLC
  Bell Atlantic NYNEX                        Communications                            NextWave Telecom
  Mobile Inc.                                Sprint Spectrum L.P.                      Inc.
  Comcast Cellular Corp.                                                               Urban Communications
  GTE MobilNet
  360(degrees) Communications
  Southern New England
  Telephone Company
  U S WEST NewVector Group,
  Inc.

  Higher network capacity. CDMA technology allows increased capacity within the allocated frequency by reusing the entire frequency in each cell rather than using only a fraction of the frequency in each cell as is typically the case with analog cellular, TDMA and GSM technologies. The Company believes that the use of CDMA technology will increase capacity with fewer cells relative to other digital technologies.

  Lower infrastructure costs. Cells using CDMA technology can achieve a greater range of coverage or subscriber density per base station because of the more efficient modulation of CDMA technology. As a result, CDMA networks can achieve the same level of coverage as the current analog, TDMA or GSM networks with fewer cells, which is expected to reduce the overall infrastructure and operational costs of CDMA networks.

  Greater privacy and fraud prevention. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities to enhance further overall network security. Partly because of its security and privacy features, spread spectrum technology (upon which CDMA is based) has been used by government, military and intelligence agencies for over 30 years.

  Longer handset battery life. Power control characteristics of CDMA reduce interference levels. The power regulating nature of CDMA establishes a communication link with a subscriber handset at the lowest possible power level suitable for high quality voice transmission. Average power output from subscriber handsets for CDMA is 200 milliwatts compared to 600 milliwatts for analog cellular and TDMA and 1,000 milliwatts for GSM. Not only is co-channel and adjacent channel interface minimized, but battery life in subscriber handsets can be proportionately extended to provide longer periods between recharge.

  Fewer dropped calls. CDMA technology is designed, unlike other technologies, so that the mobile telephone will generally not switch frequencies during hand-off from one cell to another. Therefore, CDMA networks are able to use the "soft hand-off" where the original cell site of a mobile user does not discontinue handling a call until the mobile user has established connection in a new cell, resulting in a decreased number of dropped calls relative to other technologies. See "Risk Factors--Risks Relating to Selection of Digital Technology; Availability of Handsets."

  Simplified frequency planning. Frequency planning is the process by which wireless service providers analyze and test alternative patterns of frequency use within their systems to minimize interference and maximize capacity. Currently, cellular service providers spend considerable time and money on frequency planning. Because TDMA and GSM networks have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM networks is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same subset of allocated frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

NETWORK BUILD-OUT

  The Company will outsource its network build-out in all of its markets to a primary network vendor under a "turnkey" services agreement that will capitalize on such vendor's expertise in broadly managing highly skilled professional personnel in RF engineering, network design and construction. This turnkey services agreement will be structured to enable management to monitor and control the major activities of the network build-out, which will include (i) program management, (ii) RF engineering, (iii) site acquisition,
(iv) network design, (v) microwave removal, and (vi) site construction engineering.

 Program Management. Day-to-day management of the network build-out process will be performed by the primary network vendor under the monitoring and control of the Company. The Company's management will define the economic limits and network coverage requirements within which the primary network vendor will operate, and will also monitor and manage progress in order to anticipate potential delays and exceptional cost variances.

 RF Engineering. The RF engineering process utilizes advanced computer models containing topographic, demographic and building structure data for the Company's markets, along with the Company's specific design criteria and coverage plan, to develop optimal solutions for cell site locations. To facilitate this process and to reduce site acquisition costs, the RF engineers will incorporate information on pre-identified potential cell sites, such as existing rental sites and sites whose owners are willing to co-locate with other wireless operators. The Company intends to work closely with the primary network vendor to insure that the most cost effective RF engineering plan is developed, and to manage directly the process of balancing geographic coverage, population coverage and system activation schedules.

 Site Acquisition. The Company's site selection process will require the negotiation of lease or acquisition agreements for approximately 500 sites for the Company's PCS networks. The Company intends to utilize cell sites that are a part of the large inventory of potential cell sites that have been pre-identified by companies that acquire and manage cell sites and those offered by existing operators willing to co-locate. The Company anticipates that a number of these sites may fulfill its needs, and that by utilizing them it may significantly reduce its network build-out costs.

 Network Design. The Company intends to leverage the primary network vendor's extensive expertise in optimizing network design to minimize the investment and operating costs of its "backhaul" network. The Company believes that microwave links can form the backbone of its backhaul network for each market cluster and that the use of microwave links will provide significant savings over utilizing landline networks. A preliminary investigation by potential vendors of microwave equipment indicates that suitable spectrum will be available to construct these microwave links.

 Microwave Removal. Approximately 85 microwave paths exist in the Company's target coverage area that must be removed to clear its entire C-Block frequency band. The Company believes that as many as 57 of these microwave paths are eligible for cost sharing between the Company and other affected licensees, which will reduce the Company's cost of relocating these microwave paths. The primary network vendor will subcontract with others to assist the Company in negotiating compensation, timing and location of microwave relocation.

 Site Construction and Engineering. The primary network vendor will outsource site construction and engineering activities once sites are acquired and network design has been completed. In addition, the Company will work closely with the primary network vendor to identify and select certain key system elements that affect system performance, such as antennas, to insure that both cost and performance objectives are met. See "Risk Factors--PCS Network Construction and Implementation Risks" and "--Relocation of Incumbent Fixed Microwaves Licenses."

COMPETITION

  The wireless communications market in the United States is expected to become increasingly competitive. Cellular operators and other wireless services providers are already exploiting existing wireless technology and have established and continue to augment wireless telecommunications networks that will directly compete with many of the services to be offered by the Company. Additionally, other PCS operators are expected to compete with the Company in each market. The success of the Company will depend largely upon its ability to satisfy the mass consumer and business markets, which the Company believes have not been adequately served by existing cellular service operators. The Company plans to compete with cellular and other PCS operators on the basis of affordable pricing, predictable monthly bills and voice transmission quality.

  Cellular Operators. The Company will compete with established cellular telephone service operators in the markets it intends to enter. Principal cellular providers in the Company's markets are AT&T Wireless Services, Inc., BellSouth Mobility, Inc., GTE Mobile Communications Inc., AirTouch Communications, Inc., Centennial Cellular Corp., Horizon Cellular Telephone Company, L.P., U.S. Cellular Corp., Independent Cellular Network Inc. and Palmer Wireless, Inc. Under FCC rules, cellular telephone service licensees have enjoyed a duopoly because the FCC only permits two licensees in each market. Cellular licensees to date have faced limited competition from businesses that "resell" cellular telephone service to customers, but the Company could face additional competition from resellers of cellular and PCS networks.

  The introduction of digital transmission technologies to supplant traditional analog cellular systems will increase the capacity and quality of existing cellular telephone systems once deployed. However, the Company believes that upgrading from analog to digital is expensive and that it will likely be several years before cellular networks are fully converted to digital technology. The Company expects the analog infrastructure to continue to be used for the foreseeable future due in part to a lack of a national digital technology standard. The Company further expects that many cellular licensees will also attempt to acquire an additional 10 MHz PCS license in the D- and E-Block auctions in areas in which they currently provide cellular telephone services, as permitted by the FCC under its PCS licensing rules. This would provide the cellular operators with greater capacity and potentially allow them to add additional customers and offer more advanced services in their markets in the near term. The Company believes that by providing low-priced services and new wireless features on its digital PCS networks, it will be competitive with cellular services.

  Other PCS Operators. The Company will compete with A- and B-Block licensees, many of whom are cellular-affiliated companies that will utilize PCS spectrum in new markets to expand their national or regional coverage. Principal A- and B-Block licensees in the Company's markets are PrimeCo Personal Communications, Pacific Telesis Mobile Services, Sprint Spectrum L.P., InterCel, Inc. and AT&T Wireless Services, Inc. These parties, whose licenses were granted on June 23, 1995, have all had substantial lead-time to develop their networks and have significantly greater financial, technical, marketing and other resources than the Company.

  In addition, the Company will compete with the D-, E- and F-Block license winners to the extent that such licenses are not acquired by existing cellular or A- or B-Block PCS licenses. Although the D-, E- and F-Block licenses are for only 10 MHz, entities can, subject to the Entrepreneur Requirements and the FCC's rules limiting entities to 45 MHz of cellular, broadband PCS and SMR spectrum in a given market, acquire two or three of the 10 MHz licenses and consolidate them so as to design a 20 MHz or 30 MHz PCS system similar to that of the Company.

  SMR and "Enhanced" SMR Services. As a result of advances in digital technology, some service providers have begun to design and deploy digital mobile networks, which are referred to as "Enhanced SMR" or "ESMR." ESMR networks increase the capacity of SMR system frequencies to a level that may be competitive with that of analog cellular networks. SMR service providers offer or plan to offer fleet dispatch services, short messaging, data services and interconnected voice telephony services over wide geographic service areas. Given similar developments in the deployment of digital technology in the cellular operators' networks, it is unclear at this time whether the quality and capacity of SMR-based digital mobile networks will be able to compete effectively with analog and digital cellular and PCS networks.

  Other Competition. The FCC has proposed or adopted final rules to authorize additional wireless mobile services. First, the FCC has proposed to authorize the use of the 37 and 39 GHz bands for the provision of fixed and mobile communications services. Second, in May 1996 the FCC adopted final rules to permit Interactive Video and Data Service ("IVDS") licensees to provide mobile two-way data services. Because of the limited amount of spectrum allocated for IVDS, however, it is expected to be technically infeasible to provide voice services to IVDS customers for the foreseeable future. Third, the FCC authorized the use of LMDS licenses to provide certain fixed and mobile services. Finally, the FCC has proposed to reallocate former federal government spectrum located at 4 GHz for a broad range of wireless fixed and mobile services, and is expected to reallocate additional former federal government spectrum for wireless mobile services in the future. The Company may also face competition from MSS.

  In addition, as a result of the enactment of the 1996 Act, regional energy utility companies are expected to enter the wireless and wireline telecommunications markets by leveraging their significant capital assets, brand-name value, existing customer base and infrastructure advantages in their geographical areas of operation. Similarly, the 1996 Act also eliminates barriers for cable television system operators to provide wireline local loop services over their existing wireline infrastructure. See "Risk Factors-- Competition."

EMPLOYEES

  As of June 25, 1996, the Company had a total of nine employees. The Company's future success depends in substantial part upon its ability to attract and retain highly qualified technical and managerial personnel, and upon the continued service of Mr. Roger D. Linquist and Mr. Malcolm M. Lorang. Prior to the conclusion of the C-Block Auction and the grant of its PCS licenses, the Company has maintained a small management group to make the most efficient use of resources. Going forward, the Company plans to expand the senior management team and other corporate staff significantly. In addition, following the grant of its PCS licenses and as the Company approaches the commercial launch of its services, the Company expects to hire field personnel in its markets including operations management, field technicians, administration staff, customer service representatives and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, managerial or other employees or that it can attract, assimilate or retain other highly qualified technical, managerial or other personnel in the future. See "Risk Factors--Management of Growth; Need to Establish Infrastructure" and "-- Dependence on Key Personnel."

FACILITIES

  The Company's principal administrative facility is located in Dallas, Texas. In connection with the Company's expansion, the Company intends to relocate to larger facilities for its corporate headquarters functions. In addition, the Company intends to establish regional facilities in each of the Metropolitan Areas. There can be no assurance that the Company will be able to locate adequate facilities on terms favorable to the Company. See "Risk Factors-- Management of Growth; Need to Establish Infrastructure."

                     LEGISLATION AND GOVERNMENT REGULATION

  As a recipient of licenses acquired through the C-Block Auction, the Company's ownership structure and operations are and will be subject to substantial FCC regulation.

OVERVIEW

  FCC Authority. The Communications Act of 1934, as amended (the "Communications Act") grants the FCC the authority to regulate the licensing and operation of all non-federal government radio-based services in the United States. The scope of the FCC's authority includes (i) allocating radio frequencies, or spectrum, for specific services, (ii) establishing qualifications for applicants seeking authority to operate such services, including PCS applicants, (iii) approving initial licenses, modifications thereto, license renewals, and the transfer or assignment of such licenses,
(iv) promulgating and enforcing rules and policies that govern the operation of spectrum licensees, (v) the technical operation of wireless services, interconnection responsibilities between and among PCS, other wireless services such as cellular, and landline carriers, and (vi) imposition of fines and forfeitures for any violations of those rules and regulations. Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the FCC regularly conducts rulemaking and adjudicatory of proceedings to determine and enforce rules and policies potentially affecting broadband PCS operations.

  Regulatory Parity. The FCC has adopted rules designed to create symmetry in the manner in which it and the states regulate similar types of mobile service providers. According to these rules, all "commercial mobile radio service" ("CMRS") providers that provide substantially similar services will be subject to similar regulation. A CMRS service is one in which the mobile radio service is provided for a profit, interconnected to the public switched telephone networks, and made available to the public. Under these rules, providers of PCS, SMR, and ESMR services are subject to regulations similar to those governing cellular carriers if they offer an interconnected commercial mobile service. The FCC announced that it would forbear from applying several regulations to these services, including its rules concerning the filing of tariffs for the provision of interstate services. Congress specifically authorized the FCC to forbear from applying such regulation in the Omnibus Budget Reconciliation Act of 1993. With respect to PCS, the FCC has stated its intent to continue monitoring competition in the PCS service marketplace. The FCC also concluded that Congress intended to preempt state and local rate and entry regulation of all CMRS providers, including PCS, but established procedures for state and local governments to petition the FCC for authority to continue or initiate such regulation.

  Commercial Mobile Radio Source Spectrum Ownership Limit. The FCC has limited the amount of broadband CMRS spectrum (including cellular, broadband PCS and SMR) in which an entity may hold an attributable interest in a given geographic area to 45 MHz. For these purposes only PCS and other CMRS licenses are attributed to an entity where its investments exceed certain thresholds or the entity is an officer or director of a broadband PCS, cellular or SMR licensee. Thus, entities with attributable interests in cellular licenses (which are for 25 MHz) in certain markets cannot hold more than 20 MHz of PCS spectrum in the same markets. The Company's ability to raise capital from entities with attributable broadband CMRS interests in certain geographic areas is likely to be limited by this restriction.

  Interconnection Requirements. The FCC has pending proceedings to address various forms of interconnection obligations which could affect broadband PCS and other wireless service providers. In its mutual compensation proceedings, the FCC is examining its policies regarding the compensation arrangements which apply when CMRS providers, including broadband PCS providers, interconnect with an LEC. In addition, the FCC is considering whether to rely upon private negotiations between wireless providers to determine whether direct interconnections between wireless networks should occur or whether such direct interconnect should be obligatory. The FCC also is considering whether private negotiations should be the preferred basis for wireless providers to permit the customers of one such provider to obtain service while roaming in the service area of the other.

  In related parts of the foregoing proceedings, the FCC is considering whether to require all wireless providers to provide capacity to non-facilities based resellers, whether wireless licensees should be permitted to resell capacity acquired from other wireless providers in the markets where they hold licenses at least during the initial startup period and whether wireless providers should be required to offer unbundled communications capacity to resellers who intend to operate their own switching facilities.

  Other FCC Requirements. The FCC also has pending proceedings regarding the scope of permissible uses of broadband PCS networks to provide fixed local loop and other fixed services in competition with the wireline offerings of the LEC.

  Other Federal Regulations. Wireless networks are subject to certain Federal Aviation Administration and FCC guidelines regarding the location, lighting and construction of transmitter towers and antennas. In addition, the FCC has authority to enforce certain provisions of the National Environmental Policy Act as they would apply to the Company's facilities. The Company intends to use common carrier point-to-point microwave and traditional landline facilities to connect base station sites and to link them to their respective main switching offices. These microwave facilities have historically been separately licensed by the FCC on a first-come, first-served basis (although the FCC has proposed to auction certain such licenses) and are subject to specific service rules.

  Wireless providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent wireless users, permittees and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters.

  State and Local Regulation. The scope of state regulatory authority covers such matters as the terms and conditions of interconnection between LECs and wireless carriers under FCC oversight, customer billing information and practices, billing disputes, other consumer protection matters, certain facilities construction issues, transfers of control, the bundling of services and equipment and requirements relating to making capacity available to third party carriers on a wholesale basis. In these areas, particularly the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

  The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between LECs and wireless providers, the pricing of transport and switching facilities provided by LECs to wireless providers, the implementation of "number portability" rules to permit telephone customers to retain their telephone numbers when they change telephone service providers, and alterations in the structure of universal service funding, among other matters.

  The Company and its subsidiaries have been and intend to remain active participants in rulemaking and other administrative policy proceedings before the FCC and before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have a significant impact on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers.

GENERAL PCS REGULATIONS

  In June 1994 the FCC allocated spectrum for broadband PCS services between the 1850 to 1990 MHz bands. Of the 140 MHz available for PCS services, the FCC created six separate blocks of spectrum identified as the A-, B-, C-, D-, E- and F-Blocks. The A-Block, B-Block and C-Block are each allocated 30 MHz of spectrum, the D-Block, E-Block and F-Block are allocated 10 MHz each. For each block, the FCC adopted a 10-year PCS license term with an opportunity to renew. 20 MHz of spectrum is unallocated.

  The FCC adopted a "rebuttable presumption" that all PCS licensees are common carriers, subject to Title II of the Communications Act. Accordingly, each PCS licensee deemed to be a common carrier must provide services upon reasonable request and the rates, terms and conditions of service must not be unjustly or unreasonably discriminatory.

  Structure of PCS Block Allocations. The FCC defines the geographic contours of the licenses within each PCS block based on the MTAs and BTAs developed by Rand McNally & Co. The FCC awarded A-Block and B-Block licenses in 51 MTAS. The C-Block, D-Block, E-Block and F-Block spectrum were allocated on the basis of 493 smaller BTAS. In addition, there are spectrum aggregation caps on PCS licensees limiting them to 45 MHz of broadband CMRS spectrum (e.g., no more than one 30 MHz PCS license and one 10 MHz license) in any given market.

  All but three of the 102 total A-Block licenses and all B-Block licenses were auctioned in 1995. The three A-Block licenses were awarded separately pursuant to the FCC's "pioneer's preference" program. The auctioned A-Block and B-Block licenses were awarded in June 1995. The C-Block and F-Block spectrums are reserved for Entrepreneurs. See "--C-Block License Requirements." The FCC has proposed extending certain auction preferences to the D-Block and E-Block licenses in a pending rulemaking proceeding and has also proposed to auction the D-, E- and F-Block licenses in a single auction, which would make it easier for entities to aggregate two or three of these 10 MHz licenses and offer services competitive with 30 MHz licenses. The outcome of these proceedings cannot be determined.

  PCS Licensing Auctions. Before granting licenses won by a successful bidder, the FCC requires that such bidder submit a Long Form for each market in which it has submitted a winning bid. The Company filed its Long Form on May 22, 1996. This submission began an administrative process in which parties have an opportunity to challenge the winning bidders' qualifications to be FCC licensees. The Company may receive challenges to its license applications ("Petitions to Deny"). The Company has an opportunity to respond to the Petitions to Deny to demonstrate its compliance with the FCC's rules including the eligibility requirements. Based on the Petitions to Deny and the responses thereto, the FCC will determine whether to grant such licenses. In addition, if the FCC determines that the Company violated FCC rules, then the Company could be subject to substantial financial and regulatory penalties, including refusal to grant the PCS licenses.

RECENTLY ADOPTED FCC REGULATIONS

  On June 12, 1996, the FCC announced the adoption of rules prohibiting all cellular and broadband PCS providers, and providers of SMR services licensed in the 800 MHz and 900 MHz bands to provide real time, two-way switched, interconnected voice service, from unreasonably restricting the resale of their services. In adopting these rules, the Commission concluded that the availability of resale will increase competition at a faster pace by allowing new entrants to enter the wireless market quickly by reselling the services of their competitors while they build out their own facilities. The prohibition on resale restrictions will expire five years after the Commission concludes its initial licensing of existing broadband PCS spectrum, which is expected to conclude in 1997. The Commission has not yet released the full text of the decision and rules, thus the full extent of the rules and their effect on the Company cannot be determined.

  On June 12, 1996, the FCC also announced the adoption of rules governing the implementation of enhanced 911 for wireless services. Within 12 months after the effective date of the rules, cellular, broadband PCS and geographic area SMR licensees will be required to transmit 911 emergency calls, without any credit checks or validation, to a Public Safety Answering Point ("PSAP") from a handset that transmits a mobile identification number. Between 12 and 18 months after the effective date of the rules, such licensees will be required to offer certain 911 enhancements, such as the ability to relay to the PSAP a caller's telephone number and the location of the base station or cell site receiving the 911 call. Within five years after the effective date of the rules, such licensees will be required to provide to the PSAP the location of the mobile station in two dimensions, with an accuracy within a radius of 125 meters in 67% of all cases. The Commission has not yet released the full text of the decision and rules; thus the full extent of the rules and their effect on the Company cannot be determined.

1996 ACT

  On February 8, 1996, Congress enacted the 1996 Act, which effected a sweeping overhaul of the Communications Act. In particular, the 1996 Act substantially amended Title II of the Communications Act, which governs telecommunications common carriers. The policy underlying this legislative reform was the opening of the telephone exchange service markets to full competition. The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to initiate rulemaking proceedings on local competition matters and to preempt all inconsistent state and local laws and regulations. The 1996 Act requires incumbent wireline LECs to open their networks to competition through interconnection and access to unbundled network elements and prohibits state and local barriers to the provision of interstate and intrastate telecommunications services.

  The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing interstate or intrastate telecommunications services. States retain jurisdiction under the 1996 Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

  Implementation of the provisions of the 1996 Act will be the task of the FCC, the state public utility commissions and a joint federal-state board. Much of the implementation of the 1996 Act must be completed in numerous rulemaking proceedings with short statutory deadlines. These proceedings are expected to address issues and proposals already before the FCC in pending rulemaking proceedings affecting the wireless industry as well as additional areas of telecommunications regulation not previously addressed by the FCC and the states.

  Some specific provisions of the 1996 Act which are expected to affect wireless providers are summarized below:

  Expanded Interconnection Obligations: The 1996 Act establishes a general duty of all telecommunications carriers, including C-Block PCS licensees, to interconnect with other carriers, directly or indirectly. The 1996 Act also contains a detailed list of requirements with respect to the interconnection obligations of LECs. These "interconnect" obligations include resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation.

  LECs designated as "incumbents" (i.e., those providing landline local exchange telephone service at the time the 1996 Act was adopted) have additional obligations including: to negotiate in good faith; to interconnect on terms that are reasonable and non-discriminatory; to provide non-discriminatory access to facilities, equipment, features, functions and capabilities; to offer for resale at wholesale rates any service that LECs provide on a retail basis; and to provide actual co-location of equipment necessary for interconnection or access.

  The 1996 Act establishes a framework for state commissions to mediate and arbitrate negotiations between incumbent LECs and carriers requesting interconnection, services or network elements. The 1996 Act establishes deadlines, policy guidelines for state commission decision making and federal preemption in the event a state commission fails to act. The FCC is in the process of promulgating rules to implement these provisions of the 1996 Act, as well as the provision discussed immediately below and the outcome of such proceedings or the effect of the Company cannot be determined.

  Review of Universal Service Requirements. The 1996 Act contemplates that interstate telecommunications providers, including CMRS providers, will "make an equitable and non-discriminatory contribution" to support the cost of providing universal service, although the FCC can grant exemptions in certain circumstances.

  Prohibition Against Subsidized Telemessaging Services. The 1996 Act prohibits incumbent LECs from subsidizing telemessaging services (i.e., voice mail, voice storage/retrieval, live operator services and related ancillary services) from their telephone exchange service or exchange access and from discriminating in favor of its own telemessaging operations.

  Conditions on RBOC Provision of In-Region InterLATA Services. The 1996 Act generally requires that before engaging in landline long distance services in the states in which they provide landline local exchange service referred to as in-region interLATA services, the Regional Bell Operating Companies ("RBOCs") must (1) provide access and interconnection to one or more unaffiliated competing facilities-based providers of telephone exchange service, or after 10 months after enactment of the 1996 Act, no such provider requested such access and interconnection more than three months before the RBOCs has applied for authority and (2) demonstrate to the FCC its satisfaction of the 1996 Act's "competitive checklist."

  The specific interconnection requirements contained in the competitive checklist, which the RBOCs must offer on a non-discriminatory basis, include interconnection and unbundled access; access to poles, ducts, conduits and rights-of-way owned or controlled by the RBOCs; unbundled local loops, unbundled transport and unbundled switching; access to emergency 911, directory assistance, operator call completion and white pages; access to telephone numbers, databases and signaling for call routing and completion; number portability; local dialing parity; reciprocal compensation; and resale.

  The 1996 Act eliminates the previous prohibition on RBOC provision of out-of-region, interLATA services and all interLATA services associated with the provison of CMRS service, including in-region CMRS service.

  RBOC Commercial Mobile Joint Marketing. The RBOCs are permitted to market jointly and sell wireless services in conjunction with telephone exchange service, exchange access, intraLATA and interLATA telecommunications and information services.

  CMRS Facilities Siting. The 1996 Act limits the rights of states and localities to regulate placement of CMRS facilities so as to "prohibit" or prohibit effectively the provision of wireless services or to "discriminate" among providers of such services. It also eliminates environmental effects from RF emissions (provided the wireless system complies with FCC rules) as a basis for states and localities to regulate the placement, construction or operation of wireless facilities. The FCC's implementation of these provisions and the scope thereof have neither been adopted by the agency nor reviewed by the courts.

  Equal Access. The 1996 Act provides that wireless providers are not required to provide equal access to common carriers for toll services. The FCC is authorized to require unblocked access subject to certain conditions.

  Deregulation. The FCC is required to forebear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forebear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary.

RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES

  In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees in the spectrum allocated for PCS use, the FCC has adopted (i) a transition plan to relocate fixed microwave operators that currently are operating in the PCS spectrum, and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will help defray the costs of the relocation. PCS licensees will only be required to relocate fixed microwave incumbents if they cannot share the same spectrum. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

  Relocation generally involves a PCS operator compensating an incumbent for costs associated with system modifications and new equipment required to move to alternate, readily available spectrum. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire, or emergency medical service operations, the voluntary negotiation period is three years. The FCC currently is considering whether to shorten the voluntary negotiation period by one year. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter.

  The FCC's cost-sharing plan allows PCS licensees that relocate fixed microwave links outside of their license areas to receive reimbursements from later-entrant PCS licensees that benefit from the clearing of their spectrum. A non-profit clearinghouse will be established to administer the FCC's cost-sharing plan.

C-BLOCK LICENSE REQUIREMENTS

  When the FCC allocated spectrum to PCS, it designated the C-Block as an "Entrepreneurs' Block." FCC rules require C-Block Entrepreneurs to meet various qualifications to hold C-Block licenses or to receive certain financing preferences. Among these are: (i) the various structural requirements governing equity investments, including the Entrepreneurs Requirements, Small Business Requirements and Control Group Requirements, all of which apply specifically to Entrepreneurs, and the Foreign Ownership Limitations, which apply to all communications entities governed by the FCC;
(ii) transfer restrictions limiting, among other things, the sale of C-Block licenses; and (iii) other ongoing requirements that mandate network build-out schedules and limit cross-ownership of cellular and other wireless investments. The Company was the winning bidder for 14 licenses in the C-Block Auction. The FCC also determined that Entrepreneurs that qualify as a Small Business would be eligible to receive a C-Block Loan from the federal government for 90% of the dollar amount of their winning bids in the C-Block Auction. The Company's Government Financing is a C-Block Loan. See "Description of Certain Indebtedness." In order to ensure continued compliance with the FCC rules, the FCC has announced its intention to conduct random audits during the initial 10-year PCS license terms. There can be no assurance that the Company will continue to satisfy any of the FCC's qualifications or requirements, and the failure to do so would have a material adverse effect on the Company. See "Risk Factors--C-Block Requirements" and "--Foreign Ownership Limitations."

 Structural Requirements

  Entrepreneurs Requirements. In order to hold a C-Block license, an entity must: (i) meet the Entrepreneurs Revenues Limit by having less than $125 million in gross revenues and (ii) meet the Entrepreneurs Asset Limit by having less than $500 million in total assets. To qualify for the C-Block Auction, an entity had to have met the Entrepreneurs Revenues Limit for each of the two years prior to the auction and the Entrepreneurs Asset Limit at the time it filed its Short Form. For at least five years after winning a C-Block license, a licensee must continue to meet the Entrepreneurs Requirements, which are modified for such five-year period to exclude certain assets and revenues from being counted toward the Entrepreneurs Asset Limit and the Entrepreneurs Revenues Limit, respectively. Additional amounts are excluded if the licensee maintains an organizational structure that satisfies the Control Group Requirements described below. In calculating a licensee's gross revenues for purposes of the Entrepreneurs Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee and the affiliates of such persons or entities.

  By claiming status as an Entrepreneur, the Company qualified to enter the C-Block Auction. If the FCC were to determine that the Company did not satisfy the Entrepreneur Requirements at the time it participated in the C-Block Auction or that the Company fails to meet the ongoing Entrepreneurs Requirements, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties. Although the Company believes it has met the Entrepreneurs Requirements, there can be no assurance that it will continue to meet such requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses. See "Risk Factors--C-Block License Requirements--Entrepreneurs Requirements."

  Small Business Requirements. An entity that meets the Entrepreneurs Requirements may also receive certain preferential financing terms if it meets the Small Business Requirements. These preferential financing terms include the 25% Bidding Credit and the ability to make interest-only installment payments on its C-Block Loan for the first six years of the license term. To meet the Small Business Requirements, a licensee must have had annual average gross revenues of not more than $40 million for the three calendar years preceding the date it filed its Short Form. In calculating a licensee's gross revenues for purposes of the Small Business Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities.

  By claiming status as a Small Business, the Company qualified for the Bidding Credit. If the FCC were to determine that the Company does not qualify as a Small Business, the Company would, at a minimum, be forced to repay the full value of the Bidding Credit. Further, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties. Although the Company has structured itself to meet the Small Business Requirements, there can be no assurance that it will remain in compliance with these requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses. See "Risk Factors--C-Block Requirements--Small Business Requirements."

  Control Group Requirements. If a C-Block licensee meets the Control Group Requirements, the FCC excludes certain assets and revenues from such licensee's total revenues and assets, making it easier for the licensee to meet the Entrepreneurs Requirements and the Small Business Requirements. The Control Group Requirements mandate that the Control Group, among other things, have both actual and legal control of the licensee. Further, the FCC permits licensees to qualify under the Control Group Requirements pursuant to the Qualifying Investor Option if its Control Group is comprised of the following:
(i) Qualifying Investors that own at least 15% of the equity interest on a fully diluted basis and 50.1% of the voting power in the C-Block licensee and
(ii) Additional Control Group Members that hold at least 10% of the equity interest in the C-Block licensee. Additional Control Group Members must be either: (a) the same Qualifying Investors in the Control Group, (b) members of the licensee's management or (c) non-controlling institutional investors, including venture capital firms. To take advantage of the FCC's Qualifying Investor Option, a C-Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that the Additional Control Group Members hold any of the licensee's equity interest and (ii) allow the licensee to reduce the minimum required equity interest held by the Qualifying Investors from 15% to 10%.

  In order to meet the Control Group Requirements, the Company's Certificate of Incorporation provides that the Company's Class A Common Stock, as a class, must constitute 50.1% of the voting power of the Company. Further, the Company's Certificate of Incorporation limits the ability of the Company's Class B Common Stock to be converted into Class C Common Stock of the Company. See "Description of Capital Stock." There can be no assurance that the Company will remain in compliance with the Control Group Requirements or, if it fails to continue to meet such requirements, that the FCC will not take action against the Company, which could include revocation of its PCS licenses. Although the Company has taken these and other steps to meet the Control Group Requirements, there can be no assurance that the Company has or will continue to meet the Control Group Requirements, and the failure to meet such requirements would have a material adverse effect on the Company. See "Risk Factors--C-Block Requirements--Control Group Requirements."

  Asset and Revenue Calculation. In determining whether an entity qualifies as an Entrepreneur and/or as a Small Business, the FCC counts the gross revenues and assets of the entity's "financial affiliates" toward the entity's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C-Block licensees for purposes of determining whether such licensees financially qualify for the applicable C-Block

Auction preferences. The Entrepreneurs Requirements and the Small Business Requirements provide that, to qualify as a passive investor, an entity may not own more than 25% of the Company's total equity on a fully diluted basis. There can be no assurance that the Company will not exceed these passive investor limits or otherwise violate the Entrepreneur Requirements and/or the Small Business Requirements.

  In addition, if an entity makes bona fide loans to a C-Block licensee, the assets and revenues of the creditor would not be attributed to the licensee unless the creditor is otherwise deemed an affiliate of the licensee, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in C-Block licensees, such as covenants, rights of first refusal and super-majority voting rights on specified issues (such as those for which the holders of the Company's Class C Common Stock have voting rights), the FCC has stated that it will be guided but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The FCC's application of its financial affiliation rules is largely untested and there can be no assurance that the FCC or the courts will not treat certain of the Company's lenders or investors as financial affiliates of the Company.

  Foreign Ownership Limitations. The Communications Act requires that non-U.S. citizens, their representatives, foreign governments or corporations otherwise subject to domination and control by non-U.S. citizens may not own of record or vote (i) more than 20% of the capital contribution to a common carrier directly, or (ii) more than 25% of the capital contribution to the parent corporation of a common carrier licensee if the FCC determines such holding are not within the public interest. Because the FCC classifies PCS as a common carrier offering, PCS licensees are subject to the foreign ownership limits. Congress recently eliminated restrictions on non-U.S. citizens serving as members on the board of directors and officers of a common carrier radio licensee or its parent. The FCC also recently adopted rules that, subject to a public interest finding by the FCC, could allow additional indirect foreign ownership of CMRS companies to the extent that the relevant foreign states extend reciprocal treatment to U.S. investors. The Company's Long Form filed by the Company with the FCC after the completion of the C-Block Auction indicates that the Company is in compliance with the FCC foreign-ownership rules. However, if the foreign ownership of the Company were to exceed 25% in the future, the FCC could refuse to grant or subsequently revoke the Company's PCS licenses or other penalties. Further, the Company's Certificate of Incorporation enables the Company to redeem shares from holders of Common Stock whose acquisition of such shares results in a violation of such limitation. The restrictions on foreign ownership could adversely affect the Company's ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. See "Risk Factors--Foreign Ownership Limitations."

 Transfer Restrictions

  License Transfer Restrictions. During the first five years after the License Grant Date, transfer or assignment of a C-Block license is prohibited to any entity that fails to satisfy the Entrepreneurs Requirements. If such a transfer occurs to an entity that does not qualify for bidding credits, such a sale would be subject to full payment of the bidding credit and the license must adjust its installment payments to the FCC to effect the payment plan applicable to the new entity (e.g., an enterprise that is not a Small Business or an Entrepreneur). After five years, all such transfers and assignments of the licenses remain subject to the Unjust Enrichment Penalties.

  Unjust Enrichment. Any transfer during the full license term (10 years) may require certain costs and reimbursements to the government of bidding credits and/or outstanding principal and interest payments (the "Unjust Enrichment Penalties"). In addition, if the Company wishes to make any change in ownership structure during the initial license term involving the de facto and de jure control of the Company, it must seek FCC approval and may be subject to the same costs and reimbursement conditions indicated above.

  The Company (i) believes that it has structured itself to satisfy the Entrepreneurs Requirements, (ii) intends to diligently pursue and maintain its qualification as a Small Business and (iii) has structured the securities being offered, including certain restrictions on ownership and transfer, in a matter intended to ensure compliance with the applicable FCC Rules. The Company has relied on representations of its investors to determine its compliance with the FCC's rules applicable to C-Block licenses. There can be no assurance, however, that the Company's investors or the Company itself will continue to satisfy these requirements during the term of any PCS license granted to the Company or that the Company will be able to successfully implement divestiture or other mechanisms included in the Company's Certificate of Incorporation that are designed to ensure compliance with FCC rules. Any non-compliance with FCC rules could subject the Company to serious penalties, including revocation of its PCS licenses. See "Risk Factors--C-Block License Requirements," "--Effect of Control by Certain Stockholders," "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment," "--Foreign Ownership Limitations" and "Legislation and Government Regulation."

OTHER ONGOING REQUIREMENTS

  Build-Out Requirements. The FCC has mandated that recipients of PCS licenses adhere to five year and 10-year build-out requirements. Under both five- and 10-year build-out requirements, all 30 MHz PCS licensees (such as C-Block licensees) must construct facilities provide offer coverage to at least one-third of the population in their service area within five years from the date of initial license grants. Service must be provided to two-thirds of the population within 10 years. Violations of these regulations could result in license revocations or forfeitures on fines.

  Additional Requirements. As a C-Block licensee, the Company will be subject to certain restrictions that limit, among other things, the number of PCS licenses it may hold as well as certain cross-ownership restrictions pertaining to cellular and other wireless investments.

  Penalties for Payment Default. In the event that the Company becomes unable to meet its obligations under the Government Financing, the FCC could reclaim the Company's PCS licenses, reauction them, and subject the Company to a penalty comprised of the difference between the price at which it acquired its license and the amount of the winning bid at reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the defaulting bidders bid amount. See "Risk Factors--Government Regulation" and "--Substantial Debt Obligations to the U.S. Government; Implications of Accounting Treatment."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages as of June 1, 1996, are as follows:

                NAME                AGE                 POSITION
                ----                ---                 --------
 Roger D. Linquist................   57 President and Chief Executive Officer,
                                        Chairman of the Board of Directors and
                                        Secretary
 Malcolm M. Lorang................   61 Vice President of Engineering
 Robert Fugate....................   35 Vice President of Corporate Development
                                        and Chief Financial Officer
 John R. Lister...................   57 Vice President and General Manager (San
                                        Francisco)
 Albert S. Loverde................   56 Vice President and General Manager
                                        (Atlanta)
 Robert G. Barrett................   51 Director
 Ralph M. Baruch..................   72 Director
 Frederic C. Hamilton.............   68 Director
 Joseph T. McCullen, Jr. .........   61 Director
 Arthur Patterson.................   51 Director
 John Sculley.....................   56 Director
 Toshihiro Soejima................   49 Director

  Roger D. Linquist founded the Company and has served as President, Chief Executive Officer and a director since its inception. Prior to working at the Company, Mr. Linquist was President and Chief Executive Officer of PacTel Personal Communications, a subsidiary of Pacific Telesis, and Communications Industries Inc. from 1982 through 1988. In 1989, Mr. Linquist founded PageMart Wireless, Inc. ("PageMart"), a major U.S. paging company. Mr. Linquist served as PageMart's Chief Executive Officer from 1989 to 1993, and as Chairman through March 1994, when he resigned to form General Wireless. Mr. Linquist presently serves as a director of PageMart. Mr. Linquist has experience in management consulting with McKinsey & Company and has held various management positions at Texas Instruments Research Laboratories. Mr. Linquist was a founding director of the CTIA.

  Malcolm M. Lorang has served as the Vice President of Engineering since the Company's inception. Mr. Lorang has a broad background in RF communications systems and systems engineering, most recently serving as Vice President of Engineering for PageMart from 1989 to 1994. Previously, Mr. Lorang served as a senior engineer at PacTel Teletrac, Inc. ("PacTel Teletrac") from 1988 to 1989, Texas Instruments Research Laboratories from 1972 to 1988 and Magnavox Research Laboratories from 1958 to 1972. Mr. Lorang has authored numerous patents, including patents in the RF communication systems area, and was heavily involved in the military applications for spread spectrum, upon which CDMA is based.

  Robert Fugate has served as the Vice President of Corporate Development since June 1996. In addition, Mr. Fugate currently serves as acting Chief Financial Officer of the Company and was employed as a consultant to the Company from March 1996 to June 1996. From 1988 to 1996 Mr. Fugate was employed at Mobile Telecommunication Technologies Corp. where he served as Senior Vice President, Finance and Chief Financial Officer.

  John R. Lister joined the Company as Vice President and General Manager (San Francisco) in June 1996. Prior to joining the Company, from 1992 through 1995, Mr. Lister served as President and Co-Chief Executive Officer of PacTel Teletrac, which later became AirTouch Teletrac, Inc. ("AirTouch"). Prior to joining PacTel Teletrac, Mr. Lister served in various management positions for PacTel Personal Communications ("PacTel"), including President and Chief Operating Officer from 1990 to 1992 and Vice President and General Manager of its Los Angeles cellular market from 1988 through 1990. Mr. Lister joined PacTel in 1988 as Vice President of Corporate Development.

  Albert S. Loverde joined the Company as Vice President and General Manager (Atlanta) in June 1996. Prior to joining the Company, from 1995 to June 1996, Mr. Loverde served as Director of Engineering for PriCellular Wireless. From 1990 to 1995, Mr. Loverde served as Vice President and General Manager for Sterling Cellular, Inc. ("Sterling"). Prior to joining Sterling, Mr. Loverde served as Executive Director of Mobile Systems for Bell South International, Inc. from 1989 to 1990, Vice President and General Manager for PacTel Cellular, Inc. (AirTouch) operations in Atlanta and Athens, Georgia from 1987 to 1989, and President and CEO of BBL Industries, Inc. from 1985 to 1987. From 1961 to 1985, Mr. Loverde designed and developed various telecommunications systems at Bell Telephone Laboratories, Incorporated.

  Robert G. Barrett, a director of the Company since December 1995, has been a Managing Partner of Battery Ventures, a venture capital firm specializing in communications and software investment. Mr. Barrett serves on the Board of Directors of Brooktrout Technology, Inc., Marcam Corporation and several privately held high technology companies.

  Ralph M. Baruch, a director of the Company since December 1995, was a founder of Viacom International, Inc. ("Viacom") and served as its President and Chief Executive Officer from 1971 to 1983, and as Chairman and a member of the Office of the Chief Executive Officer from 1983 until July 1987. Mr. Baruch currently serves as a consultant to Viacom. Mr. Baruch also is a director of Orange & Rockland Utilities, Inc., and several privately held and not-for-profit organizations.

  Frederic C. Hamilton, a director of the Company since December 1995, is Chairman, President and Chief Executive Officer of the Hamilton Companies. Mr. Hamilton currently serves on the Boards of Directors of Tejas Gas Corporation (as its Chairman), the American Petroleum Institute and the United States Trust Corp. Mr. Hamilton has also served as a director of several other companies, including BHP Petroleum (Americas) Inc., Celanese Corporation, ITT Corp., Volvo International and Norwest Corporation.

  Joseph T. McCullen, Jr., a director of the Company since December 1995, has been a General Partner of OneLiberty Ventures, a venture capital firm specializing in developing early stage technology companies, since September 1986. Mr. McCullen is also a director of several privately held companies.

  Arthur Patterson, a director of the Company since its inception, is a founder and Managing Partner of Accel Partners, a venture capital firm specializing in developing telecommunications companies. Mr. Patterson is also a director of several other telecommunication services companies including PageMart and UUNet Technologies, Inc., and software companies including Axtent, Unify Corp. and VIASOFT.

  John Sculley, a director of the Company since December 1995, is Chief Executive Officer and Founder of Sculley Associates, Inc., a high technology and marketing consulting and investment firm, specializing in new companies and emerging markets. From November 1993 to February 1994, Mr. Sculley served as Chief Executive Officer of Spectrum Information Technologies Inc. From April 1983 to October 1993, Mr. Sculley served as Chairman and Chief Executive Officer of Apple Computer Inc. ("Apple"). Prior to joining Apple, Mr. Sculley served in various marketing and management positions for Pepsico Inc. for 16 years, including serving as President and Chief Executive Officer for five years. Mr. Sculley is a director of NFO, Inc., Professional Sports Care Management, Inc. and several privately held companies.

  Toshihiro Soejima, a director of the Company since December 1995, is President and Chief Executive Officer of Mitsui Comtek Corp. as well as Senior Vice President and General Manager of the Electronics & Information Business Division of Mitsui & Co. (U.S.A.), Inc. Both companies are wholly-owned subsidiaries of Mitsui & Co., Ltd. of Japan. Mr Soejima joined Mitsui Comtek Corp. in Tokyo in 1970.

  The Company currently has authorized 11 directors, with the current number set at eight. Each director holds office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. The Company's Board of Directors is divided into two classes, the Class A Common Stock directors and the Class C Common Stock directors. Pursuant to the Stockholders Agreement among the Company and the holders of Class A Common Stock and Class C Common Stock (the "Stockholders Agreement"), there are four Class A Common Stock directors, each with one vote and all of whom are elected by the holders of the Class A

Common Stock, and seven Class C Common Stock directors who collectively have three votes, all of whom are elected by the holders of the Class C Common Stock and each of whom have a fractional vote. All of the Company's directors have been elected pursuant to the terms of the Stockholders Agreement. Under the terms of the Hyundai Loan and the Hyundai stock purchase agreement between Hyundai and the Company (the "Hyundai Stock Purchase Agreement"), the Company has agreed to amend the Stockholders Agreement so that Hyundai may appoint a designee as a Class C Common Stock director to the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company. See "Certain Transactions" and "Description of Capital Stock."

COMPENSATION OF DIRECTORS

  Members of the Company's Board of Directors who are neither employees of the Company nor representatives of investors will receive stock options as compensation for serving on the Board of Directors. Other directors receive no compensation for serving on the Board of Directors, but are reimbursed for expenses incurred to attend Board and committee meetings. Messrs. Baruch, Hamilton and Sculley have each received options to purchase 47,780 shares of Class B Common Stock, each with an exercise price of $2.50 per share.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the other executive officer (collectively, the "Named Officers") whose salary and bonus for fiscal 1995 were in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year:

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                              ANNUAL COMPENSATION   COMPENSATION
             NAME AND PRESENT               -----------------------    AWARDS
            PRINCIPAL POSITION              YEAR SALARY($) BONUS($)  OPTIONS(#)
            ------------------              ---- --------- -------- ------------
Roger D. Linquist
 President and Chief Executive Officer..... 1995 $240,000  $    --   2,063,800
Malcolm M. Lorang
 Vice President of Engineering............. 1995 $110,000       --     230,700

- --------

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning stock option grants made to each of the Named Officers during fiscal 1995. No stock appreciation rights were granted any persons in fiscal 1995.

                                                 INDIVIDUAL GRANTS(1)
                         ---------------------------------------------------------------------
                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                         NUMBER OF                                          ANNUAL RATES OF
                         SECURITIES                                              STOCK
                         UNDERLYING   % OF TOTAL                          PRICE APPRECIATION
                          OPTIONS   OPTIONS GRANTED EXERCISE              FOR OPTION TERM(3)
                          GRANTED   TO EMPLOYEES IN   PRICE   EXPIRATION ---------------------
    NAME                    (#)       FISCAL YEAR   ($/SH)(2)    DATE      5%($)      10%($)
    ----                 ---------- --------------- --------- ---------- ---------- ----------
Roger D. Linquist....... 2,063,800       78.4%        $2.50   12/1/2010  $5,566,730 $6,557,205
Malcolm M. Lorang.......   230,700        8.7%        $2.50   12/1/2010  $  622,272 $  732,991

- --------
(1) Each of the options listed in the table is fully vested and immediately exercisable for shares of Class B Common Stock.
(2) The exercise price may be paid in cash, in shares of the Company's Class B Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There is no assurance that the actual stock price appreciation over the 15-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Class B Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information concerning option holdings as of the end of fiscal 1995 with respect to each of the Named Officers. No options were exercised by any option holder as of such date. No stock appreciation rights were exercised during fiscal 1995 and no stock appreciation rights were outstanding as of the end of fiscal 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                              VALUE OF
                                    NUMBER OF                UNEXERCISED
                              SECURITIES UNDERLYING         IN-THE-MONEY
                               UNEXERCISED OPTIONS             OPTIONS
                                  AT FY-END(#)             AT FY-END($)(1)
                            ------------------------- -------------------------
     NAME                   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                   ----------- ------------- ----------- -------------
Roger D. Linquist..........  2,063,800       --           $ 0          --
Malcolm M. Lorang..........    230,700       --           $ 0          --

- --------
(1) Based on the fair market value of the Company's Class B Common Stock at December 31, 1995, $2.50 per share (as determined by the Company's Board of Directors), less the exercise price payable for such shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board is currently comprised of
       . None of these individuals has been at any time an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

1995 STOCK OPTION PLAN

  The Company has adopted a 1995 Stock Option Plan (the "Plan") pursuant to which, 3,914,780 shares of Class B Common Stock were available for issuance as of June 1, 1996. The individuals who will be eligible to receive option grants under the Plan are employees (including officers and directors), consultants of the Company or any parent or subsidiary corporations and non-employee members of the Board. All eligible participants will become members of the Control Group of the Company.

  The Plan will be administered by a committee of two or more non-employee Board members (the "Option Committee") appointed by the Board. Eligible individuals may, at the discretion of the Option Committee, be granted incentive stock options to purchase shares of Class B Common Stock at not less than the fair market value of such shares on the grant date or non-statutory options to purchase shares of Class B Common Stock at not less than 85% of the fair market value of such shares on the grant date. The Option Committee will determine the vesting or exercise schedule for each granted option; however, the Option Committee may accelerate the vesting and/or exercisability of any outstanding option in whole or in part at any time.

  Each granted option will have a maximum term of 15 years, subject to earlier termination following the optionee's cessation of service with the Company. Options are not assignable or transferable by the optionee except by will or the laws of inheritance following the optionee's death. An optionee will have no rights with respect to the shares subject to his or her outstanding options until such options are exercised and the purchase price is paid for the shares.

  One or more officers of the Company may be granted a limited cash-out right which will become exercisable should the Company's stock be publicly traded and the officer become subject to the short-swing trading restrictions of federal securities laws upon the acquisition of more than 50% of the Company's outstanding voting stock pursuant to a hostile tender offer. Each option with such a limited right outstanding for at least six months would automatically be canceled in return for a cash distribution from the Company based upon the tender offer price payable per share of Common Stock subject to the canceled option.

  The Option Committee has the authority to effect, from time to time, the cancellation of outstanding options under the Plan in return for the grant of new options for the same or different number of options shares with an exercise price per share based upon the lower fair market value of the Common Stock on the new grant date.

  The Board may amend or modify the Plan at any time. The Plan will terminate January 1, 2004, unless sooner terminated by the Board.

1996 STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan (the "1996 Plan") was adopted by the
Board of Directors on     , 1996 and approved by the stockholders on     ,
1996.      shares of Class B Common Stock have been authorized for issuance under the 1996 Plan. The share reserve under the 1996 Plan is equal to approximately 18% of the shares of Class C Common Stock to be sold in the Stock Offering. The share reserve under the 1996 Plan will automatically increase from time to time so that there is a sufficient reserve available for issuance upon exercise of options granted to the trust as described below.

  On    , 1996, the Company established the General Wireless, Inc. Employee
Trust (the "Trust") for the benefit of the employees, non-employee Board members and consultants and other independent advisors who provide services to
the Company (collectively, the "Beneficiaries"). On    , 1996, the Company
granted a fully-vested immediately exercisable and assignable option (the
"Trust Option") to purchase     shares of Class B Common Stock to the Trust.
The Trust has been structured to meet the requirements of a Qualifying Investor; the purpose of this grant is to ensure that the Small Business Requirements are maintained. All Trustees and Beneficiaries of the Trust shall meet the requirements of a Qualifying Investor.

  The exercise price per shares of Class B Common Stock subject to the Trust Option shall be no greater than the fair market value of such shares on the
date of grant, which amount is currently $    per share. As the Trust assigns
portions of the Trust Option to the beneficiaries, the exercise price per share of Class B Common Stock subject to the assigned portion will be adjusted to be equal to the fair market value per share of Class B Common Stock on the date of such assignment.

  The Company will from time to time grant additional options to the Trust so that the Small Business Requirements are at all times satisfied. Such additional options will have terms similar to those described with respect to the Trust Option.

  The Trust will, from time to time, assign a portion of the Trust Option (and all other options granted to it under the 1996 Plan) by granting options to purchase shares of Class B Common Stock pursuant to the provisions of the 1996 Plan to one or more Beneficiaries of the Trust.

  The Plan will be administered by the Trustees. The Trustees as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants, the time or times when such option grants are to be made, the number of shares subject to each such grant, the vesting schedule to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

  Upon an acquisition of the Company by merger or asset sale, each outstanding option granted by the Trustees will be subject to accelerated vesting under certain circumstances.

  Stock appreciation rights are authorized for issuance under the Plan which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  The 1996 Plan will terminate on    , 2016, unless sooner terminated by the
Board.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted
by the Board of Directors on     , 1996 and approved by the stockholders on
    , 1996. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Class C Common Stock, at semi-annual intervals, through their periodic payroll deductions
under the Purchase Plan, and a reserve of      shares of Class C Common Stock
has been established for this purpose.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will begin on the day the Underwriting Agreement is executed and priced in connection with this Offering and will end on the last business day in
    , 1998. Each offering period will be comprised of consecutive purchase intervals, each of a duration of six months. Shares of Class C Common Stock will be purchased for each participant at the end of each purchase interval during the offering period.

  Payroll deductions may not exceed 15% of base salary for each purchase interval. The purchase price per share will be 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date.

  The Board may terminate the Purchase Plan at any time. The Purchase Plan
will terminate in all events on the last business day in     , 2016.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

  The Company does not presently have any employment contracts in effect with the Chief Executive Officer or the other executive officer named in the Summary Compensation Table.

  The Trustees as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the Delaware General Corporation Law ("Delaware Law"), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company's Certificate of Incorporation provides that directors and officers of the Company shall be indemnified to the fullest extent of Delaware law.

  The Delaware Law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction which the director derives an improper personal benefit. The Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors of the Company for monetary damages to the fullest extent permitted by Delaware Law. In addition, the Certificate of Incorporation provides that if Delaware Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or recision in the event of a breach of a director's duty of care. The Company's Certificate of Incorporation also provides that the Company shall, to the full extent permitted by Delaware Law, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents.

  The Company has and intends to expand its directors and officers liability insurance to insure each person who was, is, or will be a director or officer of the Company against specified losses and wrongful acts of such director or officer in his or her capacity as such, including breaches of duty, trust, neglect, error and misstatement. In accordance with the directors and officers insurance policy, each insured party will be entitled to receive advances of specified defense costs.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

 Initial Equity Capital

  The Company has raised approximately $67.6 million (net of repurchases) through private sales of equity securities. From inception to December 1995, the Company raised approximately $2.3 million (net of repurchases) through the sale of equity securities to Mr. Roger Linquist, Mr. Malcolm Lorang and the Accel Entities (consisting of Accel IV, L.P., Accel Investors '94, L.P., Accel Keiretsu L.P., Ellmore C. Patterson Partners and Prosper Partners). In June 1994, such parties acquired (after adjusting for stock splits, reclassifications and exchanges), respectively, 144,540, 15,100 and 369,660 shares of Class B Common Stock at a purchase price of $1.37 per share. In September 1994, Mr. Linquist, Mr. Lorang and the Accel Entities acquired (after adjusting for stock splits, reclassifications and exchanges) 243,440, 24,340 and 730,340 shares of Class B Common Stock at the same price. In addition, the Accel Entities received warrants to purchase an aggregate of 1,149,980 shares of Class C Common Stock in connection with the exchanges and the private placement effected in December 1995 described below. In June 1995, Battery Ventures III, L.P. acquired 550,000 (after adjusting for stock splits and reclassifications) shares of Class B Common Stock at the same price. Mr. Arthur Patterson and Mr. Robert Barrett, both directors of the Company, are affiliated with the Accel Entities and Battery Ventures III, L.P., respectively. Messrs. Linquist and Lorang purchased a portion of their stock through the issuance of promissory notes to the Company as follows: in June 1994, five year notes in the principal amounts of $166,750 and $16,675 at an interest rate of seven percent issued by Messrs. Linquist and Lorang, respectively; and in September 1994, five year notes in the principal amounts of $333,400 and $33,340 at an interest rate of 7.05%. In December 1995, the Company repurchased all 387,980 shares sold to Mr. Linquist at a purchase price equal to the price paid by Mr. Linquist plus any interest due under the promissory notes issued by Mr. Linquist to the Company. Also on December 12, 1995, Mr. Lorang refinanced his notes with a new promissory note having a principal amount of $54,415, term of 12 years and an interest rate of 6.36%.

  Since December 1995, the Company has raised approximately $65.3 million through the sale of Common Stock and warrants to purchase Common Stock. The following table summarizes the securities purchased by directors, officers and five percent stockholders of the Company and persons associated with them in connection with the private placements of the Company's Class B and Class C Common Stock effected in December 1995 and May 1996. Except as otherwise noted, Class B units consisting of two shares of Class B Common Stock and a warrant to purchase one share of Class B Common Stock with an exercise price of $2.50 per share were sold at a price of $5.00 per unit and Class C units consisting of two shares of Class C Common Stock and a warrant to purchase one share of Class C Common Stock with an exercise price of $5.00 per share were sold at a price of $10.00 per unit.

                                  CLASS A  CLASS B  CLASS B   CLASS C    CLASS C
INVESTOR(1)                        STOCK    STOCK   WARRANTS   STOCK    WARRANTS
- --------------------------------  -------- -------- -------- ---------  ---------
Roger D. Linquist(2)............        40    --       --      620,000    310,000
Frederic Hamilton/The Hamilton
 Companies (3)..................        20  200,000  100,000     4,680      2,340
Ralph M. Baruch Revocable Trust
 dated January 26, 1996.........        --    --       --      104,680     52,340
John Sculley....................        --  100,000   50,000     --         --
Accel Entities(4)...............        --    --       --    1,910,680    955,340
Battery Ventures III, L.P. (5)..        --    --       --    1,050,000    525,000
Mitsui Entities(6)..............        --    --       --    2,000,000    100,000
Chancellor Capital Management
 Entities(7)....................        --    --       --    1,800,000    900,000
Mellon Bank, N.A., as Trustee
 for First Plaza Group Trust....        --    --       --    1,200,000  1,800,000
OneLiberty Ventures Enti-
 ties(8)........................        --    --       --      628,000    314,000
Primus Capital Fund III Limited
 Partnership(9).................        --    --       --      600,000    300,000
Trailhead Ventures, L.P.(10)....        --    --       --      500,000    250,000

- --------

(1) Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."
(2) Mr. Linquist paid for the Class C units by issuing a 12 year promissory note in the principal amount of $2,809,375 with an interest rate of 6.36%, secured by shares of PageMart common stock.
(3) The shares of Class A Common Stock are held by Mr. Hamilton in his name. All other shares are held by The Hamilton Companies, LLC.
(4) Mr. Patterson is affiliated with and is the Board designee of the Accel Entities. Includes 66,920 shares of Class C Common Stock owned by and 33,460 shares subject to warrants to purchase Class C Common Stock issued to Accel Investors '94 L.P.; 1,750,160 shares of Class C Common Stock owned by and 875,080 shares subject to warrants to purchase Class C Common Stock issued to Accel IV, L.P.; 40,120 shares of Class C Common Stock owned by and 20,060 shares subject to warrants to purchase Class C Common Stock issued to Accel Keiretsu L.P.; 42,040 shares of Class C Common Stock owned by and 21,020 shares subject to warrants to purchase Class C Common Stock issued to Ellmore C. Patterson Partners; and 11,440 shares of Class
    C Common Stock owned by and 5,720 shares subject to warrants to purchase Class C Common Stock issued to Prosper Partners.
(5) Mr. Barrett is affiliated with and is the Board designee of Battery Ventures III, L.P.
(6) Toshihiro Soejima is affiliated with and is the Board designee of the Mitsui Entities. The 1,000,000 units purchased by Mitsui consist of two shares of Class C Common Stock and 1/10 of a warrant per unit. Includes 1,500,000 shares of Class C Common Stock owned by and 75,000 shares subject to warrants to purchase Class C Common Stock issued to Mitsui & Co., Ltd.; 50,000 shares of Class C Common Stock owned by and 2,500 shares subject to warrant to purchase Class C Common Stock issued to Mitsui & Co. (U.S.A.), Inc.; and 450,000 shares of Class C Common Stock owned by and 22,500 shares subject to warrants to purchase Class C Common Stock issued to Mitsui Comtek Corp. In March 1996, Mitsui & Co., Inc. sold 400,000 shares of Class C Common Stock, and a warrant to purchase 20,000 shares of Class C Common Stock to Kenwood Corporation.
(7) Chancellor Capital Management from December 1995 to June 1996. Includes 1,000,000 shares of Class C Common Stock owned by and 500,000 shares subject to warrants to purchase Class C Common Stock issued to Los Angeles County Employees Retirement Association; 626,900 shares of Class C Common Stock owned by and 313,400 shares subject to warrants to purchase Class C Common Stock issued to Drake & Co., for the account of Citiventure III; and 173,100 shares of Class C Common Stock owned by and 86,560 shares subject to warrants to purchase Class C Common Stock issued to other Chancellor Capital Management entities.
(8) Joseph McCullen is affiliated with and is the Board designee of the OneLiberty Ventures Entities. Includes 622,000 shares of Class C Common Stock owned by and 311,000 shares subject to warrants to purchase Class C Common Stock issued to OneLiberty Fund III, L.P.; and 6,000 shares of Class C Common Stock owned by and 3,000 shares subject to warrants to purchase Class C Common Stock issued to Gilde Investment Fund, B.V.
(9) Primus Capital Fund III Limited Partnership designated a member of the Board of Directors from December 1995 to June 1996.
(10) Trailhead Ventures, L.P. designated a member of the Board of Directors from December 1995 to June 1996.

  Also, effective the date of the December 1995 private placement, the Company and Mitsui entered into (i) a Procurement Agreement pursuant to which Mitsui would act as a procurement consultant to the Company for five years, receiving fees based on the extent of Mitsui's involvement in the negotiation or financing of a particular equipment purchase plus an annual retainer fee of $350,000 and (ii) a Personnel Agreement pursuant to which a representative of Mitsui would serve as a purchasing consultant within the Company for five years, receiving an annual fee of $150,000.

 Hyundai Relationship

  On March 15, 1996, the Company and Hyundai entered into the Hyundai Loan, pursuant to which Hyundai agreed to loan up to $50 million to the Company upon the satisfaction of certain conditions. Such conditions include (i) the grant of PCS licenses for at least 10 million POPs within the top 50 BTAs and (ii) approval of any required U.S. and/or foreign governmental agencies. The closing for any amounts borrowed under the Hyundai Loan is scheduled to occur no later than three business days prior to the second five percent down payment to the FCC. The Hyundai Loan and any promissory note to be issued thereunder contain certain restrictive covenants, including, among other things, restrictions on the issuance of additional debt, the declaration of dividends and the redemption or repurchase of any capital stock and liens. The term of any note issued under the Hyundai Loan is for one year, with fixed interest rate of 6.5% during the term of the note. However, if the note is not paid at maturity, interest will accrue at a fixed rate of 9.0% thereafter. The Company expects that it will draw down $50.0 million under the Hyundai Loan to finance a portion of the Company's second five percent payment for the purchase price of its PCS licenses, which will be due on the fifth business day following the License Grant Date.

  Also on March 15, 1996, the Company and Hyundai entered into a Stock Purchase Agreement under which HEA agreed to purchase and the Company agreed to sell, subject to FCC restrictions and limitations, up to 10 million units of the Company's securities, each unit consisting of one share of Class C Common Stock and a warrant to purchase 0.05 shares of Class C Common Stock ("Hyundai Units"), at a price of $5.00 per unit. The total number of Hyundai Units saleable under the Stock Purchase Agreement will be determined at the time of closing of the Offerings, but will not be less than 1.0 million Hyundai Units. Currently, FCC regulations and rules provide that, in general, if more than 25% of the capital contribution to companies acquiring licenses in the C-Block Auction is from foreign entities, then the FCC can revoke such licenses if warranted in the public interest. Based upon the Company's capitalization as of March 31, 1996, approximately 24% of the capital contribution to the Company has been from foreign sources. Thereafter, the Hyundai Units will automatically be purchased by Hyundai to the extent permissible under such FCC restrictions. To the extent additional foreign capital contribution to the Company is permissible under FCC restrictions, the Company has agreed that any such amounts would be sold first to Hyundai under the Stock Purchase Agreement, until all the Hyundai Units saleable under the Stock Purchase Agreement (as determined on the Closing Date) are sold to Hyundai (or until the Stock Purchase Agreement is terminated). Further, Hyundai will be granted certain rights to register the shares of Class C Common Stock issuable as part of the Hyundai Units and will become a party to the Stockholders Agreement. See "Description of Capital Stock--Registration Rights" and "Certain Transactions."

  In connection with the Stock Purchase Agreement, Hyundai, its parent, Hyundai Electronics Industries Co. Ltd. (the "Parent") and the Company entered into an Equipment Purchase Agreement and an Employee Training Agreement, which will become effective upon the closing of the Loan Agreement and the Stock Purchase Agreement, respectively. The Equipment Purchase Agreement has a term of 10 years from the date of effectiveness. Under the Equipment Purchase Agreement, the Company agreed to purchase certain of its infrastructure equipment requirements in product categories where Hyundai and the Parent offer products that meet the Company's specifications and are compatible with equipment supplied by the Company's primary vendor. In addition, the Company agreed to purchase certain of its handset requirements sold through the Company's direct sales channels in handset categories where Hyundai and the Parent offer products that meet the Company's specifications. Although the Company acknowledged to Hyundai and its Parent in each of the Loan Agreement, the Stock Purchase Agreement and the Equipment Purchase Agreement that it had adopted the CDMA technology, the Company retains the discretion to alter such decision if CDMA technology is determined to be commercially or technically impracticable in the U.S. PCS industry. Under the Employee Training Agreement, the Company agreed to provide certain training services to employees of Hyundai and its Parent for a period of two years.

 Other

  The holders of shares of Class C Common Stock are entitled to certain registration rights and rights of first offer. In addition, the existing stockholders of the Company have entered into a voting arrangement under the terms of the Stockholders Agreement. See "Description of Capital Stock-- Registration Rights" and "--Voting Rights."

  The Company has granted options to certain of its directors. See "Principal Stockholders."

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 1, 1996 and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Officers and (iv) all current executive officers and directors as a group.

                                                   PERCENT BENEFICIALLY
                                                      OWNED(1)(2)(3)
     DIRECTORS, NAMED OFFICERS           SHARES    -------------------------
 5% STOCKHOLDERS AND DIRECTORS AND    BENEFICIALLY   BEFORE         AFTER
   EXECUTIVE OFFICERS AS A GROUP      OWNED(1)(2)  OFFERINGS      OFFERINGS
 ---------------------------------    ------------ -----------    ----------
Accel Entities(4)...................    5,116,000           31.2%             %
Battery Ventures III, L.P.(5).......    2,125,000           14.3%             %
Entities affiliated with Chancellor
 Capital Management(6)..............    2,700,000           17.8%             %
Mellon Bank, N.A., as Trustee for
 First Plaza Group Trust(7).........    3,000,000           19.4%             %
Mitsui & Co. Ltd. and affiliated en-
 tities(8)..........................    1,680,000           11.7%             %
One Liberty Fund III, L.P.(9).......      942,000            6.5%            *
Roger D. Linquist(10)...............    3,094,540           18.5%             %
Malcolm M. Lorang(11)...............      286,740            2.0%            *
Robert G. Barrett(5)................    2,125,000           14.3%            *
Ralph M. Baruch(12).................      204,800            1.4%            *
Frederic C. Hamilton(13)............      354,820            2.5%            *
Joseph T. McCullen, Jr.(9)..........      942,000            6.5%            *
Arthur Patterson(4).................    5,116,000           31.2%            *
John Sculley(14)....................      197,780            1.4%            *
Toshihiro Soejima(8)................    1,680,000           11.7%            *
All directors and executive officers
 as a group
 (10
 persons)(8)(9)(10)(11)(12)(13)(14)..  14,001,680          68.67%             %

- --------
* Less than 1%.
(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.
(2) The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that may be exercised within 60 days after June 1, 1996. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. The number of shares of Common Stock outstanding after the
    Stock Offering includes the     shares of Class C Common Stock being
    offered for sale by the Company in the Stock Offering.
(3) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."
(4) The address for this stockholder is One Palmer Square, Princeton, N.J. 08542, Attn: Carter Sednaoui. Includes 66,920 shares beneficially owned by and 76,000 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel Investors '94 L.P., 40,700 shares of Class B Common Stock beneficially owned by Accel Investors '94 L.P., 1,750,160 shares beneficially owned by and 1,928,480 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel IV, L.P., 1,007,600 shares of Class B Common Stock beneficially owned by Accel IV L.P., 40,120 shares beneficially owned by and 41,900 shares subject to warrants to purchase shares of Class C Common Stock issued to Accel

     Keiretsu L.P., 20,900 shares of Class B Common Stock beneficially owned by Accel Keiretsu L.P., 42,040 shares beneficially owned by and 46,320 shares subject to warrants to purchase shares of Class C Common Stock issued to Ellmore C. Patterson Partners, 24,200 shares of Class B Common Stock beneficially owned by Ellmore C. Patterson Partners, 11,440 shares beneficially owned by and 12,620 shares subject to warrants to purchase shares of Class C Common Stock issued to Prosper Partners and 6,600 shares of Class B Common Stock beneficially owned by Prosper Partners. Mr. Patterson, a director of the Company, is affiliated with the Accel Partners Entities, and may be deemed to share voting and investment power with respect to such shares. Mr. Patterson disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.
(5)  The address for this stockholder is 200 Portland Street, Boston, MA 02114,
     Attn: Robert Barrett. Includes 1,050,000 shares beneficially owned by and 525,000 shares subject to a warrant to purchase shares of Class C Common Stock. Mr. Barrett, a director of the Company, is affiliated with Battery Ventures III, L.P., and may be deemed to share voting and investment power with respect to such shares. Mr. Barrett disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.
(6) The address for this stockholder is 1166 Avenue of the Americas, New York, NY 10036, Attn: Parag Saxena. Includes 1,000,000 shares beneficially owned by and 500,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to the Los Angeles County Employees Retirement Association, 626,920 shares beneficially owned by and 313,440 shares subject to a warrant to purchase shares of Class C Common Stock issued to Drake & Co., for the account of Citiventure III, 30,000 shares beneficially owned by Evermore Corporation, 60,000 shares beneficially owned by Mellon Bank, N.A., for the account of Michael A. Wall, 49,660 shares beneficially owned by Northpass & Co., for the account of KME Ventures III, L.P., 30,000 shares beneficially owned by Carol Wong Chiu Yee, 30,000 shares beneficially owned by Shirley Wong Shun Yee, 30,000 shares beneficially owned by Sophia Wong Wai Yee, and 30,000 shares beneficially owned by Claire Wong Yuk Yee.
(7) The address for this stockholder is One Mellon Bank Center, Pittsburg, PA 15258-0001, Attn: Bernadette Rist. Represents shares held as Trustee for the First Plaza Group Trust.
(8) The address for this stockholder is 12980 Saratoga Avenue, Saratoga, CA 95070, Attn: Toshihiro Soejima. Includes 50,000 shares beneficially owned by and 2,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui & Co. (U.S.A.), Inc., 1,100,000 shares beneficially owned by and 55,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui & Co., Ltd., and 450,000 shares beneficially owned by and 22,500 shares subject to a warrant to purchase shares of Class C Common Stock issued to Mitsui Comtek Corp. Mr. Soejima, a director of the Company, is affiliated with the Mitsui Entities, and may be deemed to share voting and investment power with respect to such shares. Mr. Soejima disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.
(9) The address for this stockholder is One Liberty Square, 2nd Floor, Boston, MA 02109, Attn: Joseph T. McCullen, Jr. Includes 622,000 shares beneficially owned by and 311,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to OneLiberty Fund III, L.P. and 6,000 shares beneficially owned by and 3,000 shares subject to a warrant to purchase shares of Class C Common Stock issued to Gilde Investment Fund, B.V. Mr. McCullen, a director of the Company, is affiliated with the foregoing entities and may be deemed to share voting and investment power with respect to such shares. Mr. McCullen disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in the entities referred to above.
(10) Includes 40 shares of Class A Common Stock, 620,000 shares beneficially owned by and 310,000 shares subject to a warrant to purchase shares of Class C Common Stock, and options exercisable for 2,164,500 shares of nonvoting Class B Common Stock.
(11) Includes 39,440 shares of nonvoting Class B Common Stock and options exercisable for 247,300 shares of Class B Common Stock.
(12) Includes 104,680 shares of Class C Common Stock beneficially owned by and 52,340 shares subject to a warrant to purchase Class C Common Stock issued to Ralph M. Baruch Revocable Trust dated January 26, 1996, and options exercisable for 47,780 shares of Class B Common Stock granted to Mr. Baruch.

(13) Includes 20 shares of Class A Common Stock, 200,000 shares of Class B Common Stock and 4,680 shares of Class C Common Stock beneficially owned by, and 100,000 and 2,340 shares subject to warrants to purchase Class B Common Stock and Class C Common Stock, respectively, issued to, The Hamilton Companies LLC, and options exercisable for 47,780 shares of Class B Common Stock granted to Mr. Hamilton.
(14) Includes 100,000 shares of nonvoting Class B Common Stock, options exercisable for 47,780 shares of nonvoting Class B Common Stock and 50,000 shares subject to a warrant to purchase shares of nonvoting Class B Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

 Government Financing

  The Company's debt obligations to the U.S. Government pursuant to the Government Financing will be approximately $954 million. Although the Company's obligation under the Government Financing will be recorded on the Company's financial statements at its estimated fair market value of $ ,
based on an estimated fair market borrowing rate of   %, the amount that would
be owed to the U.S. Government if the Government Financing were declared immediately due and payable would be $954 million plus accrued interest. The Company will be required to make quarterly interest expense payments based on the 10-year Treasury Note rate at the License Grant Date. The Company will be required to make installment payments of interest only for the first six years of the license and payments of interest and principal amortized over the remaining four years of the license term. In the event that the Company becomes unable to meet its obligations under the Government Financing or otherwise violates regulations applicable to holders of FCC licenses, the FCC could take a variety of actions, including requiring immediate repayment of all amounts due under the Government Financing, repayment of certain bidding credits, revoking the Company's PCS licenses and fining the Company an amount equal to the difference between the price at which the Company acquired the licenses and the amount of the winning bid at their reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the Company's bid amount. There can be no assurance that the Company will be able to meet its obligations under the Government Financing or that if it fails to meet such obligations, the FCC will not require immediate repayment of all amounts due under the Government Financing or revoke the Company's PCS licenses. In either such event the Company may be unable to meet its obligations to other creditors, including holders of the Senior Discount Notes.

  In addition, there can be no assurance that if the Government Financing were reflected at its face value of $954 million, the Company's pro forma total debt (as adjusted for the Offerings) would not exceed the total "enterprise value" of the Company implied by the initial public offering price of the Class C Common Stock (as determined by adding the market value of the Common Stock to the discounted value of the Government Financing). See "--Ability to Service Debt; Substantial Leverage; Restrictive Covenants," "--Ability to Service Debt," "--Government Regulation" and "Legislation and Government Regulation."

 Vendor Financing

  The Company is in the process of negotiating financing for its purchase of network equipment and build-out services with vendors. Management believes that terms and conditions acceptable to the Company will be arranged with the other vendor who will become the prime network supplier.

                   DESCRIPTION OF THE SENIOR DISCOUNT NOTES

  The Senior Discount Notes are to be issued under an Indenture, to be dated as of the Issue Date (the "Indenture"), between the Company and First Trust of California, National Association, as trustee (the "Trustee"). The terms of the Senior Discount Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Senior Discount Notes are subject to all such terms, and Holders of Senior Discount Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Senior Discount Notes and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Senior Discount Notes and the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act) copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

GENERAL

  The Senior Discount Notes will be senior unsecured obligations of the
Company, limited to $       in aggregate principal amount at maturity, and
will mature on           , 2006. The Senior Discount Notes will rank pari
passu in right of payment with all existing and future unsecured, unsubordinated indebtedness of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. The Company is a holding company with limited assets of its own that conducts substantially all of its business through its subsidiaries. The Senior Discount Notes will represent general senior unsecured obligations of the Company and will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables and indebtedness that may be incurred by the Company's subsidiaries under the Vendor Financing Arrangements
and other financing arrangements. As of           , 1996, after giving pro
forma effect to the Senior Discount Notes Offering, the Stock Offering, the incurrence of the Government Debt and the application of the net proceeds from the Offerings, but without giving effect to the indebtedness expected to be incurred by the Company's subsidiaries under the Vendor Financing Arrangements, the Company's subsidiaries would have had approximately $ of indebtedness outstanding to which Holders of the Senior Discount Notes would have been effectively subordinated in right of payment. Such subsidiaries are expected to incur substantial additional indebtedness in the next several years. See "Risk Factors-Substantial Leverage; Ability to Service Debt," "Holding Company Structure; Structural Subordination of the Senior Discount Notes; Asset Encumbrances." The operations of the Company are and will be conducted through its subsidiaries, and the Company is therefore ultimately dependent on the cash flow of such subsidiaries to meet its obligations, including its obligations under the Senior Discount Notes.

  Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder of Senior Discount Notes as such discount is amortized from the date of issuance of the Senior Discount Notes, Holders of Senior Discount Notes will not receive any cash payments of interest on the Senior Discount Notes until
        , 2002. See "Certain Federal Income Tax Considerations." From and
after           , 2001, interest on the Senior Discount Notes will accrue at
the rate shown on the front cover of this Prospectus from         , 2001 or
from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of
business on the          or          immediately preceding the Interest
Payment Date) on          and          of each year, commencing         ,
2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, premium, if any, and interest on the Senior Discount Notes will be payable, and the Senior Discount Notes may be exchanged or transferred, at the office or agency of the Company which initially will be the corporate trust office of the Trustee.

  The Senior Discount Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof.

OPTIONAL REDEMPTION

  The Senior Discount Notes will be redeemable, at the Company's option, in
whole or in part, at any time or from time to time, on or after         , 2001
and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest (if any) to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month
period commencing          of the years set forth below:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2001...........................................................       %
      2002...........................................................
      2003...........................................................
      2004 and thereafter............................................  100.000

  In addition, at any time prior to         , 1999, the Company may redeem up
to 35% of the aggregate principal amount at maturity of Senior Discount Notes originally issued with the Net Cash Proceeds of (i) one or more public offerings for the Company's Common Stock registered under the Securities Act (a "Public Equity Offering") or (ii) a sale of the Company's Common Stock to a Strategic Equity Investor in a single transaction or series of related
transactions, in either case for gross proceeds of at least $    million, at a
Redemption Price equal to    % of the Accreted Value of the Senior Discount
Notes (determined at the Redemption Date), upon not less than 30 nor more than 60 days' notice by first class mail given within 30 days after (and not before) such sale, provided that not less than 65% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued remain outstanding following any such redemption.

  In the case of any partial redemption, selection of the Senior Discount Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Discount Notes are listed or, if the Senior Discount Notes are not listed on a national securities exchange, on a pro rata basis or by lot provided that no Senior Discount Note of $1,000 in principal amount or less shall be redeemed in part. If any Senior Discount Note is to be redeemed in part only, the notice of redemption relating to such Senior Discount Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Discount Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Discount Note.

  The Senior Discount Notes will not have the benefit of any sinking fund.

COVENANTS

The Indenture will contain, among others, the following covenants:

 Limitation on Indebtedness

  Under the terms of the Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, other than Permitted Indebtedness; provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Indebtedness to EBITDA
Ratio would be     to 1, with respect to an Incurrence prior to         ,
1999, or     to 1, with respect to an Incurrence on or after         , 1999.

  For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the clauses contained in the definition of Permitted Indebtedness, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  The Indenture further provides that, notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the Company will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary, unless permitted pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant.

 Limitation on Restricted Payments

  So long as any of the Senior Discount Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock);
(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company (including options, warrants or other rights to acquire such shares of Capital Stock); (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Senior Discount Notes; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall exceed the sum of (1)
Cumulative EBITDA less     times Cumulative Interest Expense plus (2) the
aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock of the Company (other than Redeemable Stock) or Indebtedness of the Company that has been converted into Capital Stock of the Company (other than Redeemable Stock), in either case to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the Holder, or are required to be redeemed, prior to the Stated Maturity of the Senior Discount Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Unrestricted Subsidiary resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Unrestricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary.

 The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Senior Discount Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the definition of Permitted Indebtedness; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent issuance or sale of, shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the acquisition of Indebtedness of the Company that is subordinated in right of payment to the Senior Discount Notes, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Redeemable Stock) of the Company; (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to consolidations, mergers and transfers of all or substantially all of the property and assets of the Company; (vi) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary, in the judgment of the Board of Directors of the Company based on an Opinion of Counsel, to prevent the loss or secure the removal or reinstatement of any license held by the Company or any Restricted Subsidiary from any governmental agency as a result of laws limiting foreign ownership of the Company's Capital Stock or to retain the financial benefits of the Company's status as a "Small Business" as such term is defined by the FCC;
(vii) the repurchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from departing or deceased directors, officers or employees of the Company or its Subsidiaries
in an aggregate amount not to exceed $    million in any fiscal year, provided
that the Company may carry forward the unused portion of the $    million in
any fiscal year to the next fiscal year, and provided further, that the
Company may not carry forward more than $    million to any subsequent fiscal
year; and (viii) Asset Swaps; provided that except in the case of clause (i) no Default or Event of Default shall have occurred and be continuing as a consequence of the payment set forth therein.

  Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clause (ii) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  So long as any of the Senior Discount Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary; (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary; (iii) make loans or advances to the Company or any other Restricted Subsidiary; or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Issue Date in the Indenture or any other agreement in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any

Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) pursuant to the Vendor Financing Arrangements entered into on or prior to the Issue Date relating to any Indebtedness that is permitted to be Incurred under clause (vi) of the definition of Permitted Indebtedness and any subsequent agreement, provided that such terms are no more restrictive with respect to such dividend and other payment and transfer restrictions contained in such Vendor Financing Arrangements. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

  The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company ("Guaranteed Indebtedness"), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Senior Discount Notes by such Restricted Subsidiary; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Senior Discount Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Senior Discount Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Senior Discount Notes. The form of such Subsidiary Guarantee will be attached to the Indenture.

  Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture). The release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee will not release or discharge such Subsidiary Guarantee.

Limitation of Transactions with Shareholders and Affiliates

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary (in each case, an "Interested Person"), unless (a) such transaction or series of related transactions is on fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not an Interested Person, as evidenced by an Officers' Certificate delivered to the Trustee, (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $1.0 million but less than $10.0 million, such transaction must have been approved in good faith by a majority of the Company's Board of Directors and a majority of its Independent Directors (if any), as evidenced by an Officers' Certificate delivered to the Trustee, and (c) with respect to transactions or series of related transactions involving aggregate payments or value equal to or greater than $10.0 million, the Company has obtained and delivered to the Trustee a written opinion stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view, which opinion shall be from a nationally recognized investment banking, accounting or appraisal firm that is a type of firm customarily relied upon to give fairness opinions on such issues.

  The foregoing limitation does not limit, and shall not apply, to (i) transactions involving aggregate payments and other consideration having a fair market value at the time of the transaction or series of transactions of $1.0 million or less; (ii) any transaction between the Company and any of its Wholly Owned Restricted Subsidiaries or between Wholly Owned Restricted Subsidiaries; (iii) any transaction in the ordinary course of business between the Company or any Restricted Subsidiary and any vendor or vendors of assets or services used in the Permitted Businesses that is an Interested Person, so long as such transaction is (a) on fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction and (b) is approved by a majority of the Board of Directors of the Company and a majority of the Independent Directors of the Company; (iv) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

Limitation on Liens

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Senior Discount Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Senior Discount Notes, prior to) the obligation or liability secured by such Lien for so long as such obligation or liability is so secured.

  The foregoing limitation does not apply to (i) Liens created pursuant to agreements existing on the Issue Date; (ii) Liens granted after the Issue Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders of Senior Discount Notes; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the definition of Permitted Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;
(v) Liens with respect to assets or properties of any Person that becomes a Restricted Subsidiary after the Issue Date; provided that such Liens do not extend to or cover any assets or properties of the Company or any of its Restricted Subsidiaries other than the assets or properties of such Person subject to such Liens on the date such Person becomes a Restricted Subsidiary, and provided further that such Liens are not incurred in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary; (vi) Liens securing Indebtedness which is permitted to be Incurred under clauses (vi),
(vii) and (x) of the definition of Permitted Indebtedness; or (vii) Permitted Liens.

Limitation on Asset Sales

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and
(ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments, provided, however, that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of the Company or any such Restricted Subsidiary that are not subordinated by their terms to the Senior Notes and that are assumed by the transferee of any such assets or are otherwise no longer the Company's or any of its Restricted Subsidiaries' liability and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary in connection with such Asset Sale that are converted by the Company or such Restricted Subsidiary into cash within 60 days of receipt, shall be deemed to be cash for purposes of this provision. In the event and to the extent that the Net Cash Proceeds received by the Company or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceed $5.0 million, then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 365 days after the date Net Cash Proceeds so received (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay senior secured Indebtedness of the Company, or Indebtedness of any Restricted Subsidiary, and to permanently reduce the amount of such Indebtedness outstanding on the Issue Date or permitted to be incurred pursuant to the covenant "Limitation on Indebtedness" under clauses (v), (vii) and (ix) in the definition of "Permitted Indebtedness," in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in property or assets (other than current assets) that are used or useful in one or more Permitted Businesses (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution); and (ii) apply such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied during such 365 day period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of Senior Discount Notes equal to the Excess Proceeds on such date, at a purchase price equal to the Accreted Value of the Senior Discount Notes, plus accrued and unpaid interest (if any) to the date of purchase.

Activities of the Company and Restricted Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than Permitted Businesses.

REPURCHASE OF SENIOR DISCOUNT NOTES UPON A CHANGE OF CONTROL

  The Company must commence, within 60 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Senior Discount Notes then outstanding, at a purchase price equal to 101% of the Accreted Value of the Senior Discount Notes, plus accrued and unpaid interest (if any) to any date of purchase.

  The failure by the Company to make or consummate an Offer to Purchase will constitute an Event of Default without any waiting period or notice requirements.

  There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Senior Discount Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Senior Discount Notes will, unless the consents referred to above are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Senior Discount Note repurchase, either prior to or concurrently with such Senior Discount Note repurchase.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Senior Discount Notes pursuant to an Offer to Purchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

  Under the terms of the Indenture, the Company will file with the Trustee and provide Holders, within 15 days after the filing thereof with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rule and regulation prescribe) that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 (a) or 15 (d) of the Exchange Act or any successor provision thereto, so long as any of the Senior Discount Notes are outstanding, the Company will be required to continue to file with the

Commission and to provide the Trustee and Holders the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 (a) or 15(d) or any successor provision thereto if the Company were subject thereto.

PAYMENTS FOR CONSENT

  The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Discount Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Discount Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Discount Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT

  The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Senior Discount Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Senior Discount Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the provisions of the "Limitation on Asset Sales" covenant or the "Repurchase of Senior Discount Notes upon a Change of Control" covenant; (d) default in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Senior Discount Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Senior Discount Notes; (e) failure to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any Indebtedness for money borrowed by the Company or any Restricted Subsidiary having an outstanding principal amount of at least $5.0 million; (f) the rendering of any final judgment or judgments against the Company or any Restricted Subsidiary in an amount in excess of $5.0 million that remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (g) a court having jurisdiction enters a decree or order for (A) relief in respect of the Company or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (h) the Company or any Restricted Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) effects any general assignment for the benefit of creditors; or (i) the final determination of the FCC to revoke any or all of the FCC licenses held by the Company or any Subsidiary.

  If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate Accreted Value of the Senior Discount Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest, if any, on the Senior Discount Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value, premium, if any, and accrued interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs, the Accreted Value of, premium, if any, and accrued interest, if any, on the Senior Discount Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in Accreted Value of the outstanding Senior Discount Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Senior Discount Notes that have become due solely by such declaration of acceleration, have been cured or waived; and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

  The Holders of at least a majority in aggregate Accreted Value of the outstanding Senior Discount Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Senior Discount Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Senior Discount Notes. A Holder may not pursue any remedy with respect to the Indenture or the Senior Discount Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate Accreted Value of outstanding Senior Discount Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Senior Discount Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Senior Discount Note to receive payment of the principal of, premium, if any, or interest on, such Senior Discount Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Senior Discount Notes, which right shall not be impaired or affected without the consent of the Holder.

  The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth) unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, all of the obligations of the Company in respect of all of the Senior Discount Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Senior Discount Notes, as the case may be, could incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

DEFEASANCE

  Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Senior Discount Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Senior Discount Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Senior Discount Notes, to replace stolen, lost or mutilated Senior Discount Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Senior Discount Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Senior Discount Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Senior Discount Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Senior Discount Notes will not be delisted as a result of such deposit, defeasance and discharge.

  Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "--Consolidation, Merger and Sale of Assets" and all the covenants described herein under "-- Covenants," clause (c) under "--Events of Default" with respect to such covenants and clause (iii) under "--Consolidation, Merger and Sale of Assets," and clauses (d) and (e) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Senior Discount Notes at the Stated Maturity of such payments in accordance with the terms of the Indenture and the Senior Discount Notes, the satisfaction of the provisions described in clauses (B)
(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Senior Discount Notes as described in the immediately preceding paragraph and the Senior Discount Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Senior Discount Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Senior Discount Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.


MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Senior Discount Notes (including consents obtained in connection with an Offer to Purchase or tender or exchange offer for the Senior Discount Notes); provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Discount Note; (ii) reduce the principal amount of, or premium, if any, or interest on, any Senior Discount Note; (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Senior Discount Note; (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Senior Discount Note; (v) reduce the above-stated percentage of outstanding Senior Discount Notes the consent of whose Holders is necessary to modify or amend the Indenture; (vi) waive a default in the payment of principal of, premium, if any, or interest on the Senior Discount Notes; or
(vii) reduce the percentage or aggregate principal amount of outstanding Senior Discount Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

CONCERNING THE TRUSTEE

  The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms set forth below as well as the definition of any other capitalized term used herein for which no definition is provided.

"Accreted Value" is defined to mean, for any Specified Date, the amount provided for each $1,000 principal amount at maturity of Senior Discount
Notes:

    (i) if the Specified Date occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                                                                       Accreted
Semi-Annual Accrual Date                                                Value
- ------------------------                                               --------
   , 1997.............................................................  $
   , 1997.............................................................  $
   , 1998.............................................................  $
   , 1998.............................................................  $
   , 1999.............................................................  $
   , 1999.............................................................  $
   , 2000.............................................................  $
   , 2000.............................................................  $
   , 2001.............................................................  $
   , 2001.............................................................  $1,000

  (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the issue price (as determined for U.S. federal income tax purposes) and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the Senior Discount Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the Senior Discount Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

  (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

  (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

  "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition, as the case may be; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

  "Adjusted Consolidated Net Income" means, with respect to any period, the net income (loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses; (ii) the portion of net income (but not losses) of such person allocable to minority interests in such persons, except to the extent that cash dividends or distributions have actually been received by the Company or any Restricted Subsidiary; (iii) net income (or loss) of any person combined with the Company or a Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; (iv) gains in respect of any Asset Sales; and (v) the net income of any Unrestricted Subsidiary, except to the extent that cash dividends or distributions have actually been received by the Company or a Restricted Subsidiary.

  "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to (a) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (b) designate a member of the Board of Directors of such Person.

  "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated or amalgamated with the Company or any Restricted Subsidiary; or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

  "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary; (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (i) sales or other dispositions of inventory, receivables and other assets in the ordinary course of business; (ii) sales or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of
$    million; or (iii) Asset Swaps.

  "Asset Swap" means a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Restricted Subsidiaries and another person or group of Affiliated persons; provided that prior to consummating an Asset Swap involving assets of the Company or any
Restricted Subsidiary with a fair market value in excess of $       (as
determined by the Board of Directors in good faith) the Company shall obtain and deliver to the Trustee a written opinion from a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

  "Average Life" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that win elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Bank Credit Facility" means one or more credit facilities (whether a term or a revolving facility) of the type customarily entered into with commercial banks, between the Company or any of its Restricted Subsidiaries, on the one hand, and any commercial banks or other lenders, on the other hand (and any renewals, refundings, extensions or replacements or any such credit facilities), which credit facilities are by their terms designated as a "Bank Credit Facility" for purposes of the Indenture.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Equity Shares.

  "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

  "Capitalized Lease Obligations" means, the discounted present value of the rental obligations under a Capitalized Lease.

  "Change of Control" means the occurrence of any of the following events: (i) for so long as the Series A Common Stock remains outstanding and the Series A Common Stock constitutes 50.1% or more of the combined voting power of all classes of the Company's outstanding Voting Stock pursuant to the Restated Certificate of Incorporation of the Company, a "person" or "group" (within the meaning of Sections 13 (d) and 14 (d) (2) of the Exchange Act), other than an Excluded Person, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of shares of Series A Common Stock having more than 50% of the total voting power of such shares of Series A Common Stock (ii) if there are no shares of Series A Common Stock outstanding or the Series A Common Stock no longer constitutes 50.1% or more of the combined voting power of all classes of the Company's outstanding Voting Stock pursuant to the Restated Certificate of Incorporation of the Company, a "person" or "group," other than an Excluded Person, becomes the "beneficial owner" of Voting Stock having more than 50% of the voting power of the total Voting Stock of the Company; (iii) individuals who, on the later of the Issue Date and the date occurring two years prior to the date of determination, constitute the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or by the Company's shareholders was approved by the nominating committee of the Board of Directors, a majority of the members of which were members of the Board of Directors at the later of the Issue Date and the beginning of such period and directors whose election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iv) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Redeemable Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock (giving effect to such issuance).

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange
Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income; (ii) Consolidated Interest Expense; (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets); (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income; (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income; and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

  "Consolidated Indebtedness to EBITDA Ratio" means, as at any date of determination (the "Determination Date"), the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the Determination Date to (ii) the Consolidated EBITDA of the Company for the then most recent four full fiscal quarters for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant described above (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided that (x) pro forma effect shall be given to (A) any Indebtedness Incurred during the period commencing on the first day of the Four Quarter Period through the Determination Date (the "Reference Period"), including any Indebtedness Incurred on the Determination Date, to the extent outstanding on the Determination Date, and (B) the discharge of any other Indebtedness permanently retired, repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness, in each case as if the Incurrence or retirement of such Indebtedness had occurred on the first date of such Reference Period, (y) if during the Reference Period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the portion thereof (if positive), or increased by an amount equal to the portion thereof (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Company or any of its Restricted Subsidiaries shall have made any Asset Acquisition, the Consolidated EBITDA of the Company shall be calculated on a pro forma basis as if such Asset Acquisition and any related financing had occurred on the first day of such Reference Period.

  "Consolidated Interest Expense" means, for any period, the aggregate of the following amounts for such period determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in accordance with GAAP: the amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period.

  "Cumulative EBITDA" means Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the Issue Date, through and including the end of the last fiscal quarter (for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant) preceding the date of any proposed Restricted Payment.

  "Cumulative Interest Expense" means the total amount of Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the period beginning on the first day of the fiscal quarter immediately following the Issue Date, through and including the end of the last fiscal quarter (for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant) preceding the date of any proposed Restricted Payment.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Excluded Person" means Mr. Roger D. Linquist and any Related Person.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

  "Government Indebtedness" means, with respect to a Person, all obligations of such Person to the U.S. Government in respect of the PCS Licenses.

  "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including Acquired Indebtedness (and "Incurrence," "Incurred," "Incurrable," and "Incurring" shall have meanings correlative to the foregoing); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables; (v) all obligations of such Person as lessee under Capitalized Leases; (vi) all obligations of such Person pursuant to the Government Indebtedness, provided, however, that in all events the calculation of Government Indebtedness will be reported on the face value thereof; (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of
(A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness; (viii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, the amount appearing on a balance sheet of such Person prepared in accordance with GAAP with respect to obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness; and (ii) that Indebtedness shall not include any liability for federal, provincial, local or other taxes.

  "Independent Director" means, with respect to any proposed transaction between the Company and an Interested Person thereof, a member of the Company's Board of Directors who is not an officer or employee of the Company, would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in such Interested Person.

  "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

  "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) to, capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

  "Issue Date" means the date on which the Senior Discount Notes are originally issued under the Indenture.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

  "Moody's" means Moody's Investors Service, Inc. or if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least seven years and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least seven years and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other nationally recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least seven years and that shall have been designated by the Company by a written notice given to the Trustee.

  "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale; and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Offer to Purchase" means an offer to purchase Senior Discount Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Senior Discount Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Senior Discount Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Senior Discount Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Senior Discount Note purchased pursuant to the Offer to Purchase will be required to surrender the Senior Discount Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Senior Discount Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Senior Discount Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Senior Discount Notes purchased; and (vii) that Holders whose Senior Discount Notes are being purchased only in part will be issued new Senior Discount Notes equal in principal amount to the unpurchased portion of the Senior Discount Notes surrendered; provided that each Senior Discount Note purchased and each new Senior Discount Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Senior Discount Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Discount Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Senior Discount Notes or portions thereof so accepted together with an Officers' Certificate specifying the Senior Discount Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Senior Discount Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Discount Note equal in principal amount to any unpurchased portion of the Senior Discount Note surrendered, provided that each Senior Discount Note purchased and each new Senior Discount Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase.

  "PCS Licenses" means the PCS licenses for which the Company has filed a long-form FCC application prior to the Issue Date.

  "Permitted Businesses" means the provision of wireless communications services and activities and services that are complimentary, ancillary or related thereto.

  "Permitted Indebtedness" of the Company and any Restricted Subsidiary shall mean each and all of the following: (i) the Senior Discount Notes; (ii) Indebtedness to the Company of any of its Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Restricted

Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clauses
(ii) or (iv) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Senior Discount Notes or Indebtedness that is pari passu in right of payment with, or subordinated in right of payment to, the Senior Discount Notes shall only be permitted under this clause (iii) if (A) in case the Senior Discount Notes are refinanced in part or the Indebtedness to be refinanced, including Vendor Financing Arrangements, is pari passu in right of payment with the Senior Discount Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu in right of payment with, or subordinate in right of payment to, the remaining Senior Discount Notes, (B) in case the Indebtedness to be refinanced, including Vendor Financing Arrangements, is subordinated in right of payment to the Senior Discount Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Senior Discount Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Senior Discount Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, and (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; (v) Indebtedness of the Company or any Restricted Subsidiary to the U.S. Government in respect of the PCS Licenses; (vi) Indebtedness of the Company or any Restricted Subsidiary under the Vendor Financing Arrangements; (vii) Indebtedness of the Company and any Restricted Subsidiary under a Bank Credit Facility in a
principal amount not the exceed $   million at any one time outstanding;
(viii) Indebtedness of the Company in a principal amount not to exceed 2.0 times the Net Cash Proceeds received by the Company from a substantially concurrent sale of its Capital Stock (other than Redeemable Stock or other preferred stock of the Company that provides for the payment of cash dividends at any time during the first five years following the Redemption Date); (ix) Indebtedness of the Company at any time in an aggregate amount not to exceed
$   million; and (x) Indebtedness existing on the Issue Date.

  "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that, such person's primary business is related, ancillary or complementary to the Permitted Businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment;
(iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary
course of business that do not in the aggregate exceed $   million at any time
outstanding; and (v) Investments in an aggregate amount not to exceed $ million in any Person the primary business of which is related, ancillary or complementary to the Permitted Businesses of the Company and its Restricted Subsidiaries on the date of such Investments.

  "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with

GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (vii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (viii) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (ix) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (x) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xi) Liens in favor of the Company or any Restricted Subsidiary; (xii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xv) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures, options or similar agreements or arrangements designed to protect the Company or any of its Restricted Subsidiaries from fluctuations in the price of commodities; (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Issue Date; and (xvii) Liens on or sales of receivables in the ordinary course of business.

  "Productive Assets" means assets of a kind used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

  "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Senior Discount Notes; (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Senior Discount Notes; or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Senior Discount Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Senior Discount Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Senior Discount Notes Upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Senior Discount Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Senior Discount Notes Upon a Change of Control" covenants described above.

  "Related Person" means any person who controls, is controlled by or is under common control with an Excluded Person; provided that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a person normally entitled to vote in the election of directors, managers or trustees, as applicable of a person.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "S&P" means Standard & Poor's Ratings Group or, if Standard & Poor's Ratings Group shall cease rating debt securities having a maturity at original issuance of at least seven years and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Ratings Group ceases rating debt securities having a maturity at original issuance of at least seven years and its ratings business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other nationally recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least seven years and that shall have been designated by the Company by a written notice given to the Trustee.

  "Specified Date" means any redemption date, any date of purchase for any purchase of Senior Discount Notes pursuant to the covenants described under "Limitation on Asset Sales" or "Repurchase of Senior Discount Notes upon a Change of Control" above or any date on which the Senior Discount Notes first become due and payable after an Event of Default.

  "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Strategic Equity Investor" means, with respect to any sale of the Company's Capital Stock, any Person engaged in the telecommunications business that, both as of the Trading Day immediately before the day of such sale and the Trading Day immediately after the day of such sale, has a Total Equity Market Capitalization of at least $1.0 billion. In calculating Total Equity Market Capitalization for the purpose of this definition, the average Closing Price of the common stock of such Person, solely when calculated as of the Trading Day immediately after the day of such sale, will be deemed to be the Closing Price of such common stock on such succeeding Trading Day, subject to the last sentence of the definition of "Total Equity Market Capitalization."

  "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

  "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof, bankers' acceptances with maturities not exceeding 270 days, and overnight bank deposits, in each case issued by or with a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P; and (v) securities with maturities of 270 days or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

  "Telecommunications Assets" means (i) any entity or business that holds licenses, authorizations or otherwise operates pursuant to the rules and policies administered by the FCC to provide communications services, or a substantial portion of the revenues of which are derived from (a) providing transmission or reception of signs, signals, writing, images, sound, data or video by aid of radio or wire cable or like connection between points of origin and reception to such transmission; (b) the sale, resale, lease, operation or provision of SMR or ESMR services, cellular services, PCS, dispatch services, paging services, telephone services and other landline and Commercial Radio Services; (c) the provision of telecommunications or radio communications facilities or equipment; or (d) any business ancillary or directly related to the businesses referred in clauses (a), (b), or (c) above; and (ii) any assets used primarily to provide such products or services or to conduct such businesses.

  "Telecommunications Subsidiary" means (i)             ,              and any
successor; (ii) the [three] operating subsidiaries contemplated by the Prospectus; and (iii) any other Subsidiary of the Company that holds more than a de minimis amount of Telecommunications Assets.

  "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (1) the product of (i) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person); and (ii) the average Closing Price of such common stock over the 20 consecutive Trading Days immediately preceding such day, plus (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (1) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Trading Day" means, with respect to a securities exchange or automated quotation system, a day on which such exchange or system is open for a full day of trading.

  "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that either
(A) the Subsidiary to be so designated has total assets of $1,000 or less or
(B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing; and provided further that no Telecommunications Subsidiary shall be an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Vendor Financing Arrangements" means any Indebtedness including any credit facility entered into with any vendor or supplier (or any financial institution acting on behalf of such a vendor or supplier); provided that such Indebtedness is incurred solely for the purpose of financing the cost (including the cost of design, development, construction, integration, handset construction or microwave relocation) of wireless telecommunications networks or systems or for which the Company or any Restricted Subsidiary has obtained the applicable licenses or authorization to utilize the radio frequencies necessary for the operation of such systems or networks; provided further, that such Indebtedness shall be secured by the equipment or other assets purchased pursuant to such financing.

  "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

  "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of the material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Senior Discount Notes by holders acquiring Senior Discount Notes on original issue for cash, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change at any time, which change or changes may be applied retroactively in a manner that could adversely affect a holder of the Senior Discount Notes. The discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, foreign corporations, nonresident alien individuals and persons holding the Senior Discount Notes as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Senior Discount Notes held as "capital assets" within the meaning of section 1221 of the Code.

  The Company has not sought and will not seek any rulings from the IRS with respect to the position of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Senior Discount Notes or that any such position would not be sustained.

  PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SENIOR DISCOUNT NOTES IN THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

ORIGINAL ISSUE DISCOUNT

  In General. The Senior Discount Notes will be issued with "original issue discount" for federal income tax purposes. A holder generally is required to include original issue discount in gross income as it accrues, regardless of the holder's method of accounting for federal income tax purposes. Accordingly, each holder will be required to include amounts in gross income in advance of the receipt of the cash to which such income is attributable.

  The amount of original issue discount with respect to each Senior Discount
Note is an amount equal to the excess of the "stated redemption price at maturity" of such Senior Discount Note over its "issue price." The stated redemption price at maturity of each Senior Discount Note will include all cash payments, including principal and interest, required to be made thereunder until maturity. The issue price of a Senior Discount Note will be equal to the first price at which a substantial amount of Senior Discount Notes are sold to the public for money (excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriter, placement agent or wholesaler). Accordingly, each Senior Discount Note will be issued with a substantial amount of original issue discount.

  Taxation of Original Issue Discount. Each holder of a Senior Discount Note will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount of the Senior Discount Note for all days during each taxable year in which the holder holds the Senior Discount Note. The daily portions of original issue discount will be determined on a constant interest rate basis by allocating to each day during the taxable year in which the holder holds the Senior Discount Note a pro rata portion of the original issue discount thereon that is attributable to the "accrual period" in which such day is included. The amount of the original issue discount attributable to each full accrual period will be the product of the "adjusted issue price" of the Senior Discount Note at the beginning of such accrual period and the "yield to maturity" of the Senior Discount Note (adjusted to reflect the length of the accrual period). The adjusted issue price of a Senior Discount Note at the beginning of an accrual period is the original issue price of the Senior Discount Note plus the aggregate amount of original issue discount that has accrued in all prior accrual periods, less any cash payments on the Senior Discount Note on or before the first day of such accrual period. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Senior Discount Note, produces an amount equal to the issue price of the Senior Discount Note.

  The accrual period generally is the six-month period ending on the day in each calendar year corresponding to the day before the maturity date of the Senior Discount Note or the date six months before such date. The initial accrual period of a Senior Discount Note is the short period beginning on the issue date and ending on the day before the first day of the first full accrual period. The amount of original issue discount attributable to an initial short accrual period may be computed under any reasonable method.

  The Company is required to furnish to the IRS, and will furnish annually to record holders of a Senior Discount Note, certain information with respect to original issue discount accruing during the calendar year. That information will be based upon six month accrual periods and treating the adjusted issue price of the Senior Discount Note as if the holder were the original holder of the Senior Discount Note.

  A holder who purchases a Senior Discount Note for an amount other than the adjusted issue price and/or on a date other than the end of an accrual period will be required to determine for himself the amount of original issue discount, if any, he is required to include in gross income for federal income tax purposes.

SALE OR RETIREMENT OF A SENIOR DISCOUNT NOTE

  In general, a holder of a Senior Discount Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Senior Discount
Note in an amount equal to the difference between (a) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest or original issue discount, which generally will be taxable to a holder as ordinary income) and
(b) the holder's adjusted tax basis in such Senior Discount Note.

  A holder's tax basis in a Senior Discount Note generally will be equal to the price paid for such Senior Discount Note, increased by the amount of original issue discount, if any, included in gross income prior to the date of disposition, and decreased by the amount of any payments on such Senior Discount Note prior to disposition.

  Any gain or loss recognized on the sale, retirement or other taxable disposition of a Senior Discount Note generally will be capital gain or loss. Such capital gain or loss generally will be long-term capital gain or loss if the Senior Discount Note had been held for more than one year.

  Holders should be aware that the resale value of a Senior Discount Note may be affected by the "market discount" rules of the Code under which a subsequent purchaser of a Senior Discount Note acquiring the Senior Discount Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such Senior Discount Note to the extent of the market discount that has accrued while the debt instrument was held by such holder.

BACKUP WITHHOLDING

  A holder of a Senior Discount Note may be subject to backup withholding at a rate of 31% with respect to the payment of interest and original issue discount on, and gross proceeds upon sale or retirement of, a Senior Discount Note unless such holder (i) is a corporation or other exempt recipient and, when required demonstrates that fact, or (ii) provides, when required, a correct taxpayer identification number, certifies that backup withholding is not in effect and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS.

DEDUCTIBILITY OF ORIGINAL ISSUE DISCOUNT AND INTEREST

  The deduction by the Company in respect of interest (including original issue discount) accrued with respect to the Senior Discount Notes will be limited in part and deferred in part if the Senior Discount Notes are

"applicable high yield discount obligations." The Company anticipates that the Senior Discount Notes will be applicable high yield discount obligations because, among other things, it is expected that the yield to maturity of the Senior Discount Notes will exceed the sum of the applicable federal long-term rate (a rate published by the IRS each month for application during the following calendar month) in effect at the time of issuance of the Notes (the "AFR") plus five percentage points. If so, the Company will not be permitted to deduct original issue discount on the Senior Discount Notes until such original issue discount is paid in cash. Moreover, if the Senior Discount Notes are applicable high yield discount obligations, then (i) if the yield to maturity of the Senior Discount Notes exceeds the sum of the AFR plus six percentage points (such excess referred to as the "Disqualified Yield"), the deduction for interest (including original issue discount) accrued on the Senior Discount Notes will be permanently disallowed to the extent such interest or original issue discount is attributable to the Disqualified Yield, and such interest (including original issue discount) would be treated as dividends to corporate holders of the Senior Discount Notes for purposes of the dividends-received deduction (to the extent that such amounts would have been treated as dividends had they been distributions made by the Company with respect to its stock) and (ii) the remainder of the original issue discount on the Senior Discount Notes would not be deductible by the Company until paid in cash.

                         DESCRIPTION OF CAPITAL STOCK

  The Company has three classes of Common Stock: Class A Common Stock, Class B Common Stock and Class C Common Stock. The authorized capital stock of the Company upon the closing of the Offerings will consist of 100 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock, and 79,999,900 shares of Class C Common Stock. As of June 1, 1996, there were 60 shares of Class A Common Stock outstanding held of record by two stockholders (40 shares held by Mr. Roger D. Linquist and 20 shares held by Mr. Frederic Hamilton), 2,109,440 shares of Class B Common Stock outstanding held of record by 14 stockholders and 12,184,780 shares of Class C Common Stock outstanding held of record by approximately 70 stockholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding. The Class C Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Class C Common Stock to be issued upon completion of the Stock Offering will be fully paid and nonassessable.

OPTIONS AND WARRANTS

  As of June 1, 1996, options to purchase 2,762,240 shares of Class B Common Stock, each at an exercise price of $2.50 per share, were outstanding, all of which are vested. The Company also had outstanding warrants to purchase 210,000 shares of Class B Common Stock, each at an exercise price of $2.50 per share, and warrants to purchase 6,773,500 shares of Class C Common Stock, each at an exercise price of $5.00 per share. In addition, the Company has outstanding warrants to purchase 800,000 shares of Class C Common Stock, each at an exercise price of $0.0005 per share. Such warrants expire on various dates, the latest of which is 10 years from May 20, 1996. See "Certain Transactions."

CONVERSION RIGHTS

  Each share of Class A Common Stock and Class B Common Stock is automatically converted into one share of Class C Common Stock upon the tenth anniversary of the date of grant of license(s) to the Company by the FCC. In addition, at any time following the consummation of the Stock Offering, the Board of Directors may approve the conversion of shares of Class B Common Stock into shares of Class C Common Stock, at which point, each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at the office of the Company or any transfer agent for such stock, into one share of Class C Common Stock. Any conversion will not be permitted to the extent such conversion would cause the Company to be in violation of any requirement, rule or regulation of the FCC.

VOTING RIGHTS

  Each share of Class A Common Stock has one vote and together, as a class, represents 50.1% of the votes on all matters except the election of directors. With respect to the election of directors, the Class A Common Stock voting together, as a class, elects four members of the Board of Directors (the "Class A Directors"). Each Class A Director shall have one vote on each matter submitted to a vote of the Board of Directors, and collectively represent four of the seven votes of the Company's Board of Directors.

  Class B Common Stock carries no voting rights, except as otherwise required by law.

  Each share of Class C Common Stock has one vote and together, as a class, represents 49.9% of the votes on all matters except the election of directors. The holders of the Class C Common Stock as a class will be entitled to elect members to the Company's Board of Directors (the "Class C Directors") who collectively will represent three of the seven votes of the Company's Board of Directors.

REDEMPTION BY THE COMPANY

  If a holder of Class C Common Stock acquires additional shares of Class C Common Stock or otherwise is attributed with ownership of such shares that would cause the Company to violate the Entrepreneurs Requirements or the Foreign Ownership Restrictions (collectively, "FCC Violations"), the Company, at its option, may redeem such shares at a redemption price equal to (i) 75% of the fair market value of such shares where such holder caused the FCC Violation or (ii) 100% of the fair market value where the FCC Violation was caused by no fault of the holder.

REGISTRATION RIGHTS

  After the Stock Offering, the holders of 12,184,780 shares of Class C Common Stock and holders of warrants to purchase 7,573,500 shares of Class C Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Class C Common Stock therein. Certain of such stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Class C Common Stock, and the Company is required to use its diligent reasonable efforts to effect such registration. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

 Certificate of Incorporation and Bylaws

  The Bylaws provide that stockholder action may be effected either at a duly called meeting or by a consent in writing. The Bylaws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least a majority of the Company's capital stock. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

 Delaware Takeover Statute

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                                 UNDERWRITING

  The Underwriters named below, for whom Bear, Stearns & Co. Inc., Lehman Brothers Inc., Salomon Brothers Inc and Dillon, Read & Co. Inc. have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part), to purchase from the Company the aggregate principal amount of Senior Discount Notes set forth opposite their names:

        UNDERWRITERS                                                     AMOUNT
        ------------                                                     ------
     Bear, Stearns & Co. Inc............................................
     Lehman Brothers Inc................................................
     Salomon Brothers Inc...............................................
     Dillon, Read & Co. Inc. ...........................................
                                                                          ---
         Total..........................................................
                                                                          ===

  The purchase price for the Senior Discount Notes will be approximately   %.
The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that, if any of the foregoing Senior Discount Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all Senior Discount Notes must be so purchased. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company has been advised by the Underwriters that they propose initially to offer the Senior Discount Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of % of the principal amount of the Senior Discount Notes. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of   % of the purchase price of the Senior
Discount Notes on sales to certain other dealers. After the initial public offering of the Senior Discount Notes, the public offering price and other selling terms may be changed by the Underwriters.

  The Senior Discount Notes are a new issue of securities with no established trading market. The Company is applying for quotation of the Senior Discount
Notes on an exchange under the symbol    . The Company has been advised by the
Underwriters that, subject to applicable laws and regulations, each of them presently intends to make a market in the Senior Discount Notes; however, the Underwriters are not obliged to do so. Any such market-making activity may be discontinued at any time for any reason without notice. There can be no assurance that an active market for the Senior Discount Notes will develop or as to their liquidity or, if a market does develop, at what price the Senior Discount Notes will trade. If such a market were to develop, the Senior Discount Notes could trade at prices that may be higher or lower than the initial offering price thereof, depending on many factors including prevailing interest rates, general economic conditions, the Company's operating results and the market for similar debt securities. To the extent that an active trading market for the Senior Discount Notes does not develop, the liquidity and trading prices of the Senior Discount Notes may be adversely affected. See "Risk Factors--Absence of Prior Public Market for the Senior Discount Notes."

  Bear, Stearns & Co. Inc. acted as the placement agent in connection with the private placements of the Company's equity and debt securities that closed in 1995 and 1996. In addition, Bear, Stearns & Co. Inc. has from time to time, provided, and may in the future provide, financial advisory services to the Company for which it has received, and may in the future receive, customary compensation.

                                 LEGAL MATTERS

  The validity of the issuance of the Senior Discount Notes offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Federal communications matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, Washington, D.C. Certain legal matters in connection with the Senior Discount Notes will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

  The Consolidated Financial Statements of the Company at December 31, 1994 and 1995 and for the period from inception (June 24, 1994) to December 31, 1994, the year ended December 31, 1995, and the period from inception (June 24, 1994) to December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Senior Discount Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Senior Discount Notes offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Securities and Exchange Commission.

                                   GLOSSARY

1996 Act.....................  Telecommunications Act of 1996.


AIN..........................  Advanced Intelligent Network. The means by which a telecommunications network will provide call control. Database structure and signal transfer points facilitate call management maintenance and control.

Analog.......................  A method of storing, processing and transmitting information through the use of a continuous (rather than pulsed or digital) electrical signal that varies in amplitude or frequency.

Applicant....................  An "applicant" generally refers to an entity that submits an application to the FCC for a license and also generally includes parties to the application, including holders of partnership and other ownership interests and any stock interest amounting to 5 percent or more of the equity, outstanding stock, or outstanding voting stock of such an entity, and all officers and directors of that entity.

ARPU.........................  Average Revenue Per Unit.

Base Station.................  Transmitter, receiver, signaling and related equipment located at each cell site.

Broadband PCS................  An allocation of 120 MHz spectrum at 2 GHz authorized for advanced wireless communications services, including voice, data, paging, facsimile and other innovative broadband applications.

BTA..........................  Basic Trading Area, as set forth in the Rand
                               McNally Commercial Atlas & Marketing Guide
                               (123d ed. 1992).

C-Block Auction..............  The FCC Auction of 493 30 MHz BTA licenses, restricted to entities meeting certain
                               financial and other criteria.

Carrier......................  A third party provider of communications services by wire or radio.

Cellular.....................  The domestic public cellular radio telecommunications service authorized by the
                               FCC in the 824-893 MHz band, in which each of two licenses per market employs 25 MHz of spectrum to provide service to the public. Cellular systems are based on multiple base stations, or "cells," that permit efficient frequency reuse and on software that permits the system to hand mobile calls from cell to cell as subscribers move through the cellular service area.

CDMA.........................  Code Division Multiple Access. One of the three leading PCS and digital cellular technology platforms.

CDPD.........................  Cellular Digital Packet Data.

CLEC.........................  Competitive Local Exchange Carrier.

CMRS.........................  Commercial Mobile Radio Service. A provider of mobile telecom-munications services that provides communications services (1) to the public (2) for profit, that are
                               (3) interconnected to the public switched telephone network. The FCC has adopted rules to regulate all similarly situated CMRS providers under similar regulations.

Common Carriers..............
                               Companies which own or operate transmission facilities and offer telecommunication services to the general public on a non-discriminatory basis.

CTIA.........................  The Cellular Telecommunications Industry
                               Association. A trade association in North
                               America comprised primarily of cellular and PCS telephone service providers and some mobile satellite service providers.

Digital......................  A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal. Digital PCS networks will utilize digital transmission.

ESMR.........................  Enhanced Specialized Mobile Radio Service, an
                               SMR service that contemplates expanded digital telephony service offerings to the public in general rather than local dispatch services to specialized business subscribers.

FCC..........................  The Federal Communications Commission.

GHz..........................  Gigahertz. A unit of frequency equal to one billion cycles (or hertz) per second.

GSM..........................  Groupe Speciale Mobile. One of the three leading PCS and digital cellular technology platforms, currently widely deployed in Europe.

Handsets.....................  Portable, fixed, mobile, wireless or transportable devices used for the reception and transmission of voice communications.

IVDS.........................  Interactive video and data service.

IXC..........................  Interexchange Carrier.

LATA.........................  Local Access and Transport Areas.

LEC..........................  Local Exchange Carrier.

LMDS.........................  Local Multipoint Distribution Service.

MHz..........................  Megahertz. A unit of frequency equal to one million cycles (or hertz) per second.

MSS..........................  Mobile Satellite Service.

MTA..........................  Major Trading Area, as set forth in the Rand
                               McNally Commercial Atlas & Marketing Guide
                               (123d ed. 1992).

PCS..........................  Personal Communications Services.

POPs.........................  Persons in the U.S. population based upon the
                               1995 PCS Atlas & Databook, Paul Kagan
                               Associates, Inc., unless stated otherwise.

PSAP.........................  Public Safety Answering Point.

RBOC.........................  Regional Bell Operating Company.

RF...........................  Radio Frequency.

Roaming......................  A service offered by wireless communications network carriers which allows subscribers to use their radio or phone while outside their carrier's service area. Roaming usually entails an agreement between participating carriers.

SMR..........................
                               Specialized Mobile Radio, a two-way mobile radio telephone system used traditionally mostly for local dispatch services.

Soft Hand-Off................
                               Cell transfer method which establishes a new cell communications channel prior to disconnecting the existing cell channel.

Spectrum.....................  The electromagnetic radio spectrum. The FCC grants authorizations and licenses to private and governmental entities to use specified portions under certain conditions.

TDMA.........................  Time Division Multiple Access. One of the three leading PCS and digital cellular technology platforms.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                                     INDEX

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and March 31,
 1996.....................................................................  F-3
Consolidated Statements of Operations for the period from inception (June
 24, 1994) to December 31, 1994, the year ended December 31, 1995, the pe-
 riod from inception (June 24, 1994) to December 31, 1995, and for the three months ended March 31, 1995 and 1996...............................  F-4
Consolidated Statements of Stockholders' Equity for the period from incep-
 tion (June 24, 1994) to
 December 31, 1994, the year ended December 31, 1995, and the three months ended March 31, 1996.....................................................  F-5
Consolidated Statements of Cash Flows for the period from inception (June
 24, 1994) to December 31, 1994, the year ended December 31, 1995, the pe-
 riod from inception (June 24, 1994) to December 31, 1995, and for the three months ended March 31, 1995 and 1996...............................  F-6
Notes to Consolidated Financial Statements................................  F-7

After the 20 for 1 stock split discussed in Note 11 to the Company's Consolidated Financial Statements is effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen llp

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of General Wireless, Inc.:

  We have audited the accompanying consolidated balance sheets of General Wireless, Inc. (a Delaware corporation in the development stage) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (June 24, 1994) to December 31, 1994, for the year ended December 31, 1995, and for the period from inception (June 24, 1994) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of General Wireless, Inc. and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from inception (June 24, 1994) to December 31, 1994, for the year ended December 31, 1995, and for the period from inception (June 24, 1994) to December 31, 1995, in conformity with generally accepted accounting principles.

Dallas, Texas,
April 26, 1996 (except with
 respect to the matters
 discussed in Notes 10 and 11,
 as to which the dates are May
 20, 1996 and       , 1996,
 respectively)

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                    DECEMBER 31,
                                                   ---------------   MARCH 31,
                                                    1994    1995       1996
                                                   ------  -------  -----------
                                                                    (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................... $  918  $ 2,688    $ 2,415
                                                   ------  -------    -------
      Total current assets........................    918    2,688      2,415
                                                   ------  -------    -------
OFFICE EQUIPMENT, net.............................     19       23         20
                                                   ------  -------    -------
OTHER ASSETS
  PCS license deposits............................    --    53,982     53,982
  Deferred Debt Issue Costs.......................    --       --          46
                                                   ------  -------    -------
      Total other assets..........................    --    53,982     54,028
                                                   ------  -------    -------
        Total assets.............................. $  937  $56,693    $56,463
                                                   ======  =======    =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses........... $   69  $ 1,716    $ 1,643
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, par value $.0001,
   per share, 10,000,000 shares authorized--
    Series A, 102,500 shares authorized, issued,
     and outstanding, with aggregate liquidation
     preference of $933,800 at December 31, 1994;
     none authorized or outstanding at December
     31, 1995, and March 31, 1996.................    --       --         --
    Series B, 205,000 shares authorized, issued,
     and outstanding, with aggregate liquidation
     preference of $1,867,040 at December 31,
     1994; none authorized or outstanding at
     December 31, 1995, and March 31, 1996........    --       --         --
  Common stock, par value $.0001 per share;
   20,000,000 shares authorized 1,030,000 shares
   issued and outstanding at December 31, 1994....    --       --         --
  Common stock, par value $.0001 per share--
    Class A, 100 shares authorized, 60 shares
     issued and outstanding at December 31, 1995
     and March 31, 1996...........................    --       --         --
    Class B, 20,000,000 shares authorized,
     2,109,440 shares issued and outstanding at
     December 31, 1995 and March 31, 1996.........    --       --         --
    Class C, 79,999,900 shares authorized,
     11,126,660 shares issued and outstanding at
     December 31, 1995 and March 31, 1996.........    --         1          1
  Additional paid-in capital......................  1,864   59,032     59,078
  Less--Subscriptions receivable..................   (563)  (2,879)    (2,925)
  Losses accumulated during the development
   stage..........................................   (433)  (1,177)    (1,334)
                                                   ------  -------    -------
      Total stockholders' equity..................    868   54,977     54,820
                                                   ------  -------    -------
        Total liabilities and stockholders'
         equity................................... $  937  $56,693    $56,463
                                                   ======  =======    =======

   The accompanying notes are an integral part of these financial statements.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                            PERIOD FROM                     PERIOD FROM     THREE MONTHS
                             INCEPTION                       INCEPTION          ENDED
                         (JUNE 24, 1994) TO  YEAR ENDED  (JUNE 24, 1994) TO   MARCH 31,
                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    --------------
                                1994            1995            1995         1995    1996
                         ------------------ ------------ ------------------ ------  ------
                                                                             (UNAUDITED)
REVENUES................       $ --            $ --           $   --        $  --   $  --
                               -----           -----          -------       ------  ------
OPERATING EXPENSES:
  General and adminis-
   trative..............         448             791            1,239          178     185
                               -----           -----          -------       ------  ------
    Total operating ex-
     penses.............         448             791            1,239          178     185
                               -----           -----          -------       ------  ------
LOSS FROM OPERATIONS....         448             791            1,239          178     185
OTHER INCOME:
  Interest income.......         (18)            (54)             (72)          (9)    (32)
                               -----           -----          -------       ------  ------
    Total other income..         (18)            (54)             (72)          (9)    (32)
                               -----           -----          -------       ------  ------
NET LOSS BEFORE INCOME
 TAXES..................        (430)           (737)          (1,167)        (169)   (153)
                               -----           -----          -------       ------  ------
PROVISION FOR INCOME
 TAXES..................           3               7               10            1       4
                               -----           -----          -------       ------  ------
NET LOSS................       $(433)          $(744)         $(1,177)      $ (170) $ (157)
                               =====           =====          =======       ======  ======
PRO FORMA NET
 LOSS PER SHARE--
  Primary and Fully Di-
   luted................
PRO FORMA WEIGHTED
 AVERAGE NUMBER OF
 SHARES OUTSTANDING--
  Primary and Fully Di-
   luted................

   The accompanying notes are an integral part of these financial statements.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                           CONVERTIBLE
                         PREFERRED STOCK    COMMON STOCK                                LOSSES
                         ---------------- ------------------                          ACCUMULATED
                          NUMBER            NUMBER           ADDITIONAL               DURING THE
                            OF                OF              PAID-IN   SUBSCRIPTIONS DEVELOPMENT
                          SHARES   AMOUNT   SHARES    AMOUNT  CAPITAL    RECEIVABLE      STAGE     TOTAL
                         --------  ------ ----------  ------ ---------- ------------- ----------- -------
BALANCE, June 24, 1994
 (date of inception)....      --   $ --          --   $ --    $   --       $   --       $   --    $   --
 Issuance of common
  stock at $.04 per
  share on July 18,
  1994..................      --     --    1,030,000    --         41          --           --         41
 Issuance of Series A
  Preferred Stock at
  $6.67 per share on
  July 18, 1994, net of
  issuance costs........  102,500    --          --     --        680         (184)         --        496
 Issuance of Series B
  Preferred Stock at
  $6.67 per share on
  September 30, 1994,
  net of issuance
  costs.................  205,000    --          --     --      1,360         (367)         --        993
 Accrued interest on
  subscriptions
  receivable............      --     --          --     --         12          (12)         --        --
 Costs incurred to raise
  additional capital....      --     --          --     --       (229)         --           --       (229)
 Net loss...............      --     --          --     --        --           --          (433)     (433)
                         --------  -----  ----------  -----   -------      -------      -------   -------
BALANCE, December 31,
 1994 ..................  307,500    --    1,030,000    --      1,864         (563)        (433)      868
 Issuance of common
  stock at $.04 per
  share on June 2,
  1995..................      --     --       75,000    --          3          --           --          3
 Issuance of Series A
  Preferred Stock at
  $6.67 per share on
  June 2, 1995..........   37,500    --          --     --        250          --           --        250
 Issuance of Series B
  Preferred Stock at
  $6.67 per share on
  June 2, 1995..........   75,000    --          --     --        500          --           --        500
 Purchase of common
  stock at $0.04 per
  share on December 1,
  1995..................      --     --     (780,000)   --        (31)         --           --        (31)
 Purchase of Series A
  Preferred Stock at
  $7.32 per share on
  December 1, 1995......  (25,000)   --          --     --       (183)         183          --        --
 Purchase of Series B
  Preferred Stock at
  $7.22 per share on
  December 1, 1995......  (50,000)   --          --     --       (362)         362          --        --
 Recapitalization....... (345,000)   --    1,364,440    --        --           --           --        --
 Issuance of Class A
  Common Stock at $5.00
  per share on December
  1, 1995, net of
  issuance costs........      --     --           60    --        --           --           --        --
 Issuance of Class B
  Common Stock and
  210,000 Class B Common
  Stock Warrants at
  $2.50 per share of
  stock on December 1
  and December 28, 1995,
  net of issuance
  costs.................      --     --      420,000    --        990          --           --        990
 Issuance of Class C
  Common Stock and
  4,594,440 Class C
  Common Stock Warrants
  at $5.00 per share of
  stock on December 1
  and December 28, 1995,
  net of issuance
  costs.................      --     --   11,126,660      1    52,195       (2,809)         --     49,387
 Issuance of Class C
  Common Stock
  Warrants..............      --     --          --     --      3,754          --           --      3,754
 Accrued interest on
  subscriptions
  receivable............      --     --          --     --         52          (52)         --        --
 Net loss...............      --     --          --     --        --           --          (744)     (744)
                         --------  -----  ----------  -----   -------      -------      -------   -------
BALANCE, December 31,
 1995...................      --     --   13,236,160      1    59,032       (2,879)      (1,177)   54,977
 Accrued interest on
  subscriptions
  receivable............      --     --          --     --         46          (46)         --        --
 Net loss...............      --     --          --     --        --           --          (157)     (157)
                         --------  -----  ----------  -----   -------      -------      -------   -------
BALANCE, March 31, 1996
 (unaudited)............      --   $ --   13,236,160  $   1   $59,078      $(2,925)     $(1,334)  $54,820
                         ========  =====  ==========  =====   =======      =======      =======   =======

   The accompanying notes are an integral part of these financial statements.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                            PERIOD FROM                     PERIOD FROM     THREE MONTHS
                             INCEPTION                       INCEPTION         ENDED
                         (JUNE 24, 1994) TO  YEAR ENDED  (JUNE 24, 1994) TO  MARCH 31,
                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    -------------
                                1994            1995            1995        1995    1996
                         ------------------ ------------ ------------------ -----  ------
                                                                            (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............       $ (433)        $   (744)       $ (1,177)     $(170) $ (157)
 Adjustments to
  reconcile net loss to
  net cash used by
  operating activities--
  Depreciation..........            2                8              10          2       3
  Changes in assets and
   liabilities--
   Accounts payable and
    accrued expenses....           69              250             319         28     (73)
                               ------         --------        --------      -----  ------
   Net cash used in
    operating
    activities..........         (362)            (486)           (848)      (140)   (227)
                               ------         --------        --------      -----  ------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Payment for PCS license
  deposits..............          --           (53,982)        (53,982)       --      --
 Purchase of office
  equipment.............          (21)             (12)            (33)       (10)    --
                               ------         --------        --------      -----  ------
   Net cash used in
    investing
    activities..........          (21)         (53,994)        (54,015)       (10)    --
                               ------         --------        --------      -----  ------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from sale of
  common stock..........           41           51,452          51,493        --      --
 Proceeds from issuance
  of warrants...........          --             3,850           3,850        --      --
 Proceeds from sale of
  preferred stock.......        1,489              750           2,239        --      --
 Payment for repurchase
  of common stock.......          --               (31)            (31)       --      --
 Debt issuance costs....          --               --              --         --      (46)
 Costs incurred to raise
  additional capital....         (229)             229             --        (159)    --
                               ------         --------        --------      -----  ------
   Net cash provided by
    (used in) financing
    activities..........        1,301           56,250          57,551       (159)    (46)
                               ------         --------        --------      -----  ------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............          918            1,770           2,688       (309)   (273)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............          --               918             --         918   2,688
                               ------         --------        --------      -----  ------
CASH AND CASH
 EQUIVALENTS, end of
 period.................       $  918         $  2,688        $  2,688      $ 609  $2,415
                               ======         ========        ========      =====  ======
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
 Cash paid for
  interest..............       $  --          $    --         $    --       $ --   $  --
                               ======         ========        ========      =====  ======
 Cash paid for income
  taxes.................       $  --          $      3        $      3      $ --   $    7
                               ======         ========        ========      =====  ======

   The accompanying notes are an integral part of these financial statements.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

  General Wireless, Inc. was incorporated on June 24, 1994, as a Delaware corporation for the purpose of securing broadband Personal Communications Services (PCS) licenses and becoming a leading provider of affordable wireless communications services. The consolidated financial statements include the accounts of General Wireless, Inc. and its wholly owned subsidiary GWI PCS, Inc., which was formed to hold any PCS licenses secured. GWI PCS, Inc., currently has no assets or operations of its own. General Wireless, Inc. and its subsidiary are herein referred to as the Company. The Company is in the development stage and, to date, has devoted substantially all of its efforts to developing its business strategy and raising capital. Accordingly, the Company has recognized no operating revenues and has incurred, and continues to incur, monthly operating losses and operating cash flow deficits.

  The Company is targeting the acquisition of PCS licenses in densely populated urban markets with high population growth rates as well as other desirable demographic characteristics, such as favorable business climates, high median household income levels, and long commute times. The Federal Communications Commission (FCC) is offering PCS licenses through a competitive bidding process. Winning bidders are subject to FCC approval and continuing FCC regulations. Management can provide no assurance that the Company will raise adequate capital to execute its business strategy or obtain PCS licenses in its target markets (see Note 7). In the event the development efforts referred to above are successful, management can provide no assurance the Company will be able to successfully finance and build out the wireless communications infrastructure needed to provide service, market its product, or operate at a profit.

2. CAPITALIZATION:

 Preferred Stock

  On July 25, 1995, the Company effected a reverse stock split of 1 to 10 for Series A Preferred Stock and 1 to 4 for Series B Preferred Stock. The financial statements and accompanying notes thereto give retroactive effect to the reverse stock split as though it had occurred at the beginning of all periods presented.

  On July 18, 1994, 102,500 shares of Series A Preferred Stock were issued at $6.67 per share for $500,250 in cash and $183,425 in subscriptions receivable (see Note 3) from certain officers and employees, less issuance costs of $3,573. On September 30, 1994, 205,000 shares of Series B Preferred Stock were issued at $6.67 per share for $1,000,200 in cash and $366,740 in subscriptions receivable (see Note 3) from certain officers and employees, less issuance costs of $7,157.

  On June 2, 1995, 37,500 shares of Series A Preferred Stock were issued at $6.67 per share for $250,125 in cash and 75,000 shares of Series B Preferred Stock were issued at $6.67 per share for $500,100 in cash.

  On December 1, 1995, in connection with a recapitalization (see below), the Company repurchased 25,000 shares of Series A Preferred Stock for $7.32 and 50,000 shares of Series B Preferred Stock for $7.22 from an officer of the Company. The officer used the proceeds of such repurchase to repay subscription notes receivable. Also, on December 1, 1995, all outstanding preferred stock was converted to Class B Common Stock. As of December 31, 1995, no shares of preferred stock were authorized or outstanding.

 Common Stock

  As of December 31, 1994, the Company had authorized 20,000,000 shares of $0.0001 par value common stock. On July 18, 1994, 1,030,000 shares of common stock were issued at $0.04 per share for $41,200 in cash. On June 2, 1995, 75,000 shares of common stock were issued at $0.04 per share for $3,000 in cash. On December 1, 1995, in connection with a recapitalization (see below), the Company repurchased 780,000 shares of common stock from an officer at $0.04 per share for $31,200.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On December 1, 1995, in connection with a recapitalization (see below), all outstanding common stock was converted to Class B Common Stock. At December 31, 1995, the Company has authorized 100,000,000 shares of $0.0001 par value common stock, of which 100 shares are designated as Class A Common Stock, 20,000,000 shares are designated Class B Common Stock and 79,999,900 shares are designated as Class C Common Stock. The Company has reserved 3,914,780 shares of Class B Common Stock for issuance under the Company's stock option plan (see Note 6).

  Recapitalization--On December 1, 1995, the Company effected a recapitalization (the "Recapitalization") in order to enable it to raise additional equity financing yet remain in compliance with certain FCC ownership restrictions applicable to the Company. Pursuant to the Recapitalization, 115,000 shares of then outstanding Series A Preferred Stock were converted to 560,100 shares of Class B Common Stock, 230,000 shares of then outstanding Series B Preferred Stock were converted to 1,119,840 shares of Class B Common Stock, and 325,000 shares of outstanding common stock were converted to 9,500 shares of Class B Common Stock. In order to effect the Recapitalization, the Company issued warrants to purchase 1,150,000 shares of Class C Common Stock at $5.00 per share to an existing investor.

  In two closings dated December 1, 1995 and December 28, 1995, the Company issued an aggregate of 420,000 shares of Class B Common Stock and warrants to purchase 210,000 shares of Class B Common Stock (the "Class B Warrants") for an aggregate of $1,050,000 in cash, less issuance costs of $59,903. The warrants to purchase Class B Common Stock are exercisable at a price of $2.50 per share. Also, in two closings dated December 1, 1995 and December 28, 1995, the Company issued an aggregate of 11,126,660 shares of Class C Common Stock and warrants to purchase 4,594,440 shares of Class C Common Stock (the "Class C Warrants") for an aggregate of $55,633,300 consisting of $52,823,925 in cash and $2,809,375 in subscriptions receivable (see Note 3), less issuance costs of $3,436,961. The Class C Warrants are exercisable at a price of $5.00 per share. On December 1, 1995, the Company sold warrants to purchase 800,000 shares and 400,000 shares of Class C Common Stock, exercisable at prices of $.0005 and $5.00 per share, respectively, for an aggregate of $4,000,000, less issuance costs of $246,102. Also on December 1, 1995, the Company issued to a consultant warrants to purchase 100,000 shares of Class C Common Stock, exercisable at a price of $5.00 per share in exchange for consultation and assistance on the Recapitalization.

  Redemption--If, at any time, ownership of shares of Class C Common Stock by a holder would cause the Company to violate any FCC ownership requirements or restrictions, the Company may, at the option of the Board of Directors, redeem a number of shares of Class C Common Stock sufficient to eliminate such violation.

  Conversion Rights--Each share of Class A and B Common Stock shall automatically be converted into one share of Class C Common Stock upon the tenth anniversary of the date of grant of licenses to the Company by the FCC or such earlier date as may be determined by the Board of Directors. The Board of Directors may approve the conversion of shares of Class B Common Stock into shares of Class C Common Stock at any time following the consummation of an initial public offering of the Company's capital stock.

  Voting Rights--The holders of Class A Common Stock, as a class, shall have the right to (i) vote 50.1% of the Company's voting interests on all matters and (ii) elect four (of seven) members of the Board of Directors. The holders of Class B Common Stock, as a class, shall have no voting rights. The holders of Class C Common Stock, as a class, shall have the right to (i) vote 49.9% of the Company's voting interests on all matters and (ii) elect that remaining number of members of the Board of Directors (collectively, three of seven) as are from time-to-time set forth in the Company's bylaws.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Company prepares its financial statements in accordance with generally accepted accounting principles ("GAAP"). Significant accounting policies are as follows:

 Consolidation

  The accompanying financial statements include the accounts of General Wireless, Inc. and its majority owned subsidiaries. All significant intercompany balances and transactions are eliminated.

 Cash and Cash Equivalents

  For purposes of reporting cash flows, the Company includes as cash and cash equivalents (i) cash on hand, (ii) cash in bank accounts, (iii) investments in money market funds, and (iv) highly liquid investments in debt securities with original maturities of three months or less.

 Office Equipment

  Office equipment is stated at cost and depreciated using the straight-line method over an estimated useful life of three years. Maintenance and repair costs are charged to expense as incurred. Office equipment consisted of the following at December 31, 1994 and 1995 (in thousands):

                                                   DECEMBER 31, DECEMBER 31,
                                                       1994         1995
                                                   ------------ ------------
Office equipment, at cost.........................     $21          $ 33
Less--Accumulated depreciation....................      (2)          (10)
                                                       ---          ----
  Office equipment, net...........................     $19          $ 23
                                                       ===          ====

 PCS License Deposits

  PCS license deposits include deposits made in connection with the FCC license bidding process. After license grant, such deposits will be included as a cost of the PCS licenses.

 Subscriptions Receivable

  Subscriptions receivable represent promissory notes from certain officers of the Company in connection with the officers' purchases of the Company's capital stock. The Company's capital stock issued in connection with such promissory notes is reported as issued and outstanding in the accompanying financial statements in the amount of the related promissory note plus accrued interest. The promissory notes and related accrued interest receivable are classified as subscriptions receivable and included as a reduction of stockholders' equity in the accompanying financial statements.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Subscriptions receivable consisted of the following at December 31, 1994 and 1995 (dollars in thousands):

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
Promissory Notes from officers of the Company bear-
 ing interest at 7% per annum, compounded annually;
 principal and accrued interest due July 18, 1999,
 with accelerated payment required under certain
 conditions; 4,765 and 52,408 shares of stock of an-
 other corporation are pledged to secure certain of
 these notes at December 31, 1995 and 1994, respec-
 tively.............................................      $184        $   18
Promissory Notes from officers of the Company bear-
 ing interest at 7.05% per annum, compounded annual-
 ly; principal and accrued interest due September
 30, 1999, with accelerated payment required under
 certain conditions; 9,526 and 104,784 shares of
 stock of another corporation are pledged to secure
 certain of these notes at December 31, 1995 and
 1994, respectively.................................       367            36
Promissory Note from officer of the Company bearing
 interest at 6.36% per annum, compounded annually;
 principal and accrued interest due November 30,
 2007; 906,250 shares of stock of another corpora-
 tion are pledged to secure this note...............       --          2,809
Accrued interest receivable related to these promis-
 sory notes.........................................        12            16
                                                          ----        ------
  Total subscriptions receivable....................      $563        $2,879
                                                          ====        ======

 Fair Value of Financial Instruments

  Pending use of cash balances for development activities, the Company enters into various short-term financial instruments. The carrying values of the Company's short-term financial instruments, including cash and short-term investments, approximate their fair value.

 Use of Estimates in Financial Statements

  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

 Pro Forma Net Loss Per Share

  Pro forma net loss per share is based upon the pro forma weighted average number of shares outstanding. The pro forma weighted average number of shares outstanding includes common shares and common share equivalents. The pro forma weighted average number of shares outstanding also gives effect to the Recapitalization (see Note 2) as if such Recapitalization had occurred at inception (June 24, 1994) as amounts outstanding prior to the Recapitalization are not deemed meaningful. Additionally, as required by the Securities and Exchange Commission rules, all warrants, options, and shares issued during the year immediately preceding the initial public offering are assumed to be outstanding for all periods presented.

 New Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121), which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill. This statement becomes effective for the Company in fiscal year 1996. The Company has evaluated the rules set forth in this pronouncement and does not believe that adoption of SFAS No. 121 will have a material effect on its financial position or results of operations.

  In November 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based
Compensation: (SFAS No. 123). This statement becomes

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) effective for the Company in fiscal year 1996. This statement requires companies to provide additional disclosures related to employee stock-based compensation plans, or allows companies to change the accounting for compensation expense associated with its stock-based compensation. The Company expects to maintain its current accounting for stock-based compensation and include the additional disclosures required by SFAS No. 123.

 Interim Financial Presentation

  The accompanying unaudited financial statements have been prepared by the Company in accordance with GAAP for interim financial information and substantially in the form prescribed by the Securities and Exchange Commission in instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the financial information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1996, are not indicative of the results that may be expected for the year ending December 31, 1996.

4. COMMITMENTS AND CONTINGENCIES:

 Lease Commitments

  The Company has entered into various operating lease agreements for office space and equipment. Future minimum lease obligations related to the Company's operating leases are not material at December 31, 1995. Total rent expense for the period from inception (June 24, 1994) to December 31, 1994, and for the year ended December 31, 1995, was approximately $16,305 and $35,332, respectively.

  Effective December 1995, the Company entered into agreements with Mitsui Comtek and Mitsui & Co. (U.S.A.), Inc. (together "Mitsui") pursuant to which
(i) Mitsui would act as a procurement consultant to the Company for five years, receiving fees based on the extent of Mitsui's involvement in the negotiation or financing of a particular equipment purchase plus an annual retainer fee of $350,000 and (ii) a representative of Mitsui would serve as a purchasing consultant within the Company for five years, receiving an annual fee of $150,000.

5. INCOME TAXES:

  The Company has certain net deferred tax assets related primarily to net losses incurred during the development stage. The Company has recorded a valuation allowance equal to the net deferred tax asset at December 31, 1994 and 1995, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes it is more likely than not that the related net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future income tax provisions.

  The Company's significant deferred tax assets and liabilities and the changes in those assets and liabilities, were as follows (in thousands):

                                              DECEMBER 31,         DECEMBER 31,
                                                  1994     CHANGE      1995
                                              ------------ ------  ------------
     Start-up costs capitalized for tax pur-
      poses.................................     $ 146     $ 106      $ 252
     Valuation allowance....................      (146)     (106)      (252)
                                                 -----     -----      -----
                                                 $ --      $ --       $ --
                                                 =====     =====      =====

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  Under existing tax law, all expenses incurred by a company prior to the company earning any revenues, are capitalizable for tax purposes. Accordingly, for tax purposes, the Company had taxable income of $17,649 and $45,811 for the years ended December 31, 1994 and 1995, respectively, which represents interest income earned on the Company's cash and cash equivalents, and results in income tax expense of $2,647 and $7,000, respectively.

6. STOCK OPTION PLAN:

  The Company has a stock option plan (the "Plan") under which it grants options to purchase Class B Common Stock. As of December 31, 1995, the maximum number of shares issuable under the Plan may not exceed 3,914,780 shares. The Plan is administered by the Board of Directors. Vesting periods and terms for stock option grants are determined by the plan administrator. No option granted shall have a term in excess of ten years. All options outstanding as of December 31, 1995, were vested. As of December 31, 1995, 3,914,780 shares of Class B Common Stock are reserved for the Plan (see Note 2). The stock option activity was as follows:

                                                        SHARES   PRICE PER SHARE
                                                       --------- ---------------
     Options outstanding at December 31, 1994.........       --         --
       Options granted................................ 2,494,500      $2.50
                                                       ---------
     Options outstanding at December 31, 1995......... 2,494,500      $2.50
                                                       =========

7. UNCERTAINTIES REGARDING FUTURE OPERATIONS:

  The Company's success will be affected by, among other things, the problems, expenses, difficulties, complications, and delays encountered in connection with the formation of any new business, the introduction of a new range of service offerings on a commercial basis, the need for additional equity and debt financing, and the competitive environment in which the Company intends to operate.

  To address these risks, the Company must, among other things, be granted PCS licenses following a competitive bidding process held by the FCC, obtain substantial additional capital to support the construction and initial operation of its PCS networks and the relocation of incumbent microwave licensees to clear spectrum for its PCS networks, establish technical feasibility and acceptance of its products and services, develop a market for its PCS services and exploit that market, respond to competitive and technological developments, and continue to attract, retain, and motivate qualified personnel. Although management believes that the Company will be able to successfully mitigate these risks, management can provide no assurance that the Company will be able to do so or that the Company will ever operate profitably.

  Expenses are expected to exceed revenues in each location in which the Company offers service until a sufficient customer base is established. It is anticipated that this will take a number of years, and positive cash flows from operations are not expected in the near future. Although management believes that the Company will generate cash flows in excess of its start-up costs and the cost of its PCS licenses, management can provide no assurance that the Company will be able to do so.

  PCS licensees are subject to an FCC-mandated minimum build-out schedule which will generate a significant need for additional capital resources for several years after the FCC auctions. The Company will be required to offer service to at least one-third of the population within five years and at least two-thirds of the population within ten years. The Company plans to build out its system to cover over 80% of the population of most major market service areas within five years, which exceeds the FCC-mandated minimum build-out schedule. To provide service within the required time frame, the Company must secure adequate and reliable sources of supply and the requisite financing to provide the funding necessary to build the infrastructure needed

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) to provide services. Although management believes that sufficient sources of capital will be available to the Company to complete its build-out plans, management can provide no assurance that such sources of capital will be available.

8. RELATED-PARTY:

  The President and Chief Executive Officer of the Company is a stockholder and member of the Board of Directors of the company from which GWI subleases its office space. During 1994 and 1995, the Company paid $10,763 and $22,157, respectively, pursuant to this lease.

9. FINANCING AGREEMENT:

  On March 15, 1996, the Company and Hyundai Electronics America ("Hyundai") entered into a loan agreement (the "Loan Agreement") pursuant to which Hyundai agreed to loan $50 million to the Company upon the grant of PCS Licenses covering a population of at least 10 million subject to approval of the Korean government. The loan will be used to make the second five percent up front payment to the FCC. Under the Loan Agreement, Hyundai is entitled to designate one person to the Company's board of directors, so long as at least $10 million of the loan amount is outstanding. The Loan Agreement and any promissory note to be issued thereunder contain certain restrictive covenants which will restrict the Company's ability to issue debt senior to the promissory note, make dividends, or create liens. The note term is one year, with a fixed interest rate of 6.5% during the term of the note, increasing to nine percent for any unpaid portion after the maturity date. The Company may elect, with Hyundai's approval, to make payment in the form of Class C Warrants with fair market value (as determined by investment bankers) equal to the prepayment or maturity amount.

10. SUBSEQUENT EVENTS:

  On May 6, 1996, the FCC competitive bidding auctions, in which the Company was a participant, concluded. The Company's winning bids totalled approximately $1,059,658,000. License grants for which winning bids were submitted are subject to an approval process. Should such approval be granted, the Company will be required to construct a system in each of its markets that offers coverage to at least one-third of the population within five years and at least two-thirds of the population within ten years. As a result of being the winning bidder, the Company's PCS License Deposits were retained by the FCC to cover a five percent up front payment on the licenses. Approximately $999,000, representing deposit amounts in excess of the required five percent up front payment, was returned to the Company by the FCC. The Company will be required to make a second five percent up front payment five business days subsequent to the date of license grant. Management believes that the cash on hand, combined with the proceeds from the Loan Agreement (See Note 9), will be sufficient to cover the second five percent down payment due. The remaining 90% of the purchase price will be financed by the U.S. government for a 10-year period at a fixed rate of interest equal to the yield on a 10-year U.S. Treasury Note at the date of license grant (the "Government Debt"). Under the terms of the Government Debt, the Company will be required to make installment payments of interest only for the first six years of the license and payments of interest and principal amortized over the remaining four years of the license term. The Company anticipates that it will record the debt based upon its estimated fair value at the date of license grant.

  Grant of the licenses by the FCC will subject the Company to certain FCC ownership restrictions. Should the Company fail to qualify under such ownership restrictions, the PCS license may be subject to FCC revocation provisions. Management believes that the Company currently complies and will continue to comply with such restrictions. All licenses granted will expire ten years from the date of grant; however, FCC rules provide for renewal provisions.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                   (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  On May 20, 1996, the Company issued an aggregate of 1,058,120 shares of Class C Common Stock and warrants to purchase 529,060 shares of Class C Common Stock for an aggregate of $5,290,600 consisting of $5,000,000 in cash and $290,600 in subscriptions receivable, less issuance costs of $253,000. The Class C Warrants are exercisable at a price of $5.00 per share.

11. SUBSEQUENT OFFERINGS AND STOCK SPLIT:

  The Company is currently in the process of an initial public offering of its Class C Common Stock (the "Stock Offering") and a public offering of senior discount notes (the "Notes Offering"). The Company plans to use the proceeds of these offerings to finance capital expenditures, to finance debt service on the Government Debt and any other debt incurred, to fund operating losses and working capital requirements, and other general corporate purposes.

  Immediately prior to the effectiveness of the Stock Offering, the Company will effect a 20 for 1 stock split. The historical consolidated financial statements have been adjusted to give retroactive effect to such split.

12. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET INFORMATION:

  The following schedule sets forth the Company's unaudited historical and pro forma consolidated balance sheets as of March 31, 1996. The unaudited pro forma consolidated balance sheet as of March 31, 1996, is based on the historical balance sheet as of March 31, 1996, adjusted to give pro forma effect to certain financing activities of the Company occurring subsequent to March 31, 1996, as described below, as if these events occurred as of March 31, 1996.

  The unaudited pro forma consolidated balance sheet information is not necessarily indicative of the financial position of the Company as of March 31, 1996, that would have actually have existed if the events described above had occurred on March 31, 1996, nor are they necessarily indicative of the financial position which may be obtained in the future.

                     GENERAL WIRELESS, INC. AND SUBSIDIARY
                    (A CORPORATION IN THE DEVELOPMENT STAGE)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 HISTORICAL PRO FORMA          PRO FORMA
                                 MARCH 31,   ADJUST-           MARCH 31,
                                    1996      MENTS              1996
                                 ---------- ---------          ---------
                                             (IN THOUSANDS)
                                              (UNAUDITED)
             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....  $ 2,415    $5,746(/1/)(/2/)   $ 8,161
                                  -------    ------             -------
      Total current assets......    2,415     5,746               8,161
                                  -------    ------             -------
OFFICE EQUIPMENT, net...........       20       --                   20
OTHER ASSETS:
  PCS license deposits..........   53,982      (999)(/2/)        52,983
  Deferred debt issue costs.....       46       --                   46
                                  -------    ------             -------
      Total other assets........   54,028      (999)             53,029
                                  -------    ------             -------
        Total assets............  $56,463    $4,747             $61,210
                                  =======    ======             =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued
   expenses.....................  $ 1,643    $  --              $ 1,643
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, par value $.0001
   per share--
    Class A, 100 shares
     authorized, 60 shares
     issued and outstanding at
     March 31, 1996, historical
     and pro forma..............      --        --                  --
    Class B, 20,000,000 shares
     authorized, 2,109,440
     shares issued and
     outstanding at March 31,
     1996, historical and pro
     forma......................      --        --                  --
    Class C, 79,999,900 shares
     authorized, 11,126,660
     shares issued and
     outstanding at March 31,
     1996, and 12,184,780 shares
     issued and outstanding pro
     forma......................        1       --                    1
  Additional paid-in capital....   59,078     5,038 (/1/)        64,116
  Less--Subscriptions receiv-
   able.........................   (2,925)     (291)(/1/)        (3,216)
  Losses accumulated during the
   development stage............   (1,334)      --               (1,334)
                                  -------    ------             -------
      Total stockholders' equi-
       ty.......................   54,820     4,747              59,567
                                  -------    ------             -------
        Total liabilities and
         stockholders' equity...  $56,463    $4,747             $61,210
                                  =======    ======             =======

- --------
(1) To reflect issuance by the Company of 1,058,120 shares of Class C Common Stock and 529,060 Class C Common Stock Warrants at $5.00 per share of stock for aggregate proceeds of $5,290,600 less issuance costs of $253,000.
(2) To reflect a return to the Company of approximately $999,000 of funds on deposit with the FCC after application of the PCS license deposits to cover the five percent up front payment (see Note 10).

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OF-FERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SENIOR DISCOUNT NOTES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICI-TATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   10
Use of Proceeds...........................................................   23
Capitalization............................................................   24
Selected Consolidated Financial Data......................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   26
The Wireless Communications Industry......................................   28
Business..................................................................   31
Legislation and Government Regulation.....................................   41
Management................................................................   50
Certain Transactions......................................................   56
Principal Stockholders....................................................   60
Description of Certain Indebtedness.......................................   63
Description of the Senior Discount Notes..................................   64
Certain Federal Income Tax Considerations.................................   87
Description of Capital Stock..............................................   90
Underwriting..............................................................   93
Legal Matters.............................................................   94
Experts...................................................................   94
Additional Information....................................................   94
Glossary..................................................................   95
Index to Financial Statements.............................................  F-1

                               ----------------

 UNTIL     (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING
TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          $220,000,000 GROSS PROCEEDS

                             GENERAL WIRELESS, INC.

                        % SENIOR DISCOUNT NOTES DUE 2006

                               ----------------

                                   PROSPECTUS

                               ----------------

                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS
                              SALOMON BROTHERS INC
                            DILLON, READ & CO. INC.


                                      , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Senior Discount Notes being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

      SEC Registration fee............................................. $75,863
      NASD fee.........................................................  22,500
      Printing and engraving...........................................    *
      Legal fees and expenses of the Company...........................    *
      Accounting fees and expenses.....................................    *
      Blue sky fees and expenses.......................................    *
      Transfer agent fees..............................................    *
      Miscellaneous....................................................    *
                                                                        -------
        Total.......................................................... $  *
                                                                        =======

- --------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law, as amended ("Delaware Law"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 102(b)(7) of Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Registrant's Restated Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under Delaware Law as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by Delaware Law. Reference is also made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (a) Since inception, the Registrant has issued and sold the following securities (as adjusted to reflect the stock conversions and exchanges effected to date, as well as the proposed 20-for-1 split to be effected prior to the effectiveness of this Registration Statement):

  1. On July 18, 1994, September 30, 1994 and June 2, 1995, the Registrant issued and sold an aggregate of 2,077,420 shares of Class B Common Stock at a price of $1.37 per share to its founding members consisting of Messrs. Roger Linquist, Malcolm Lorang, entities affiliated with Accel Partners and Battery Ventures III, L.P. (387,980 of which were repurchased by the Company in December 1995). In addition, on December 1, 1995, entities affiliated with Accel Partners received warrants to purchase 1,149,980 shares of Class C Common Stock at an exercise price of $5.00 per share in connection with the exchange of securities effected in November 1995.

  2. On December 1, 1995, December 28, 1995 and May 20, 1996, the Registrant issued and sold to several private placement investors the following:

    (a) 420,000 shares of Class B Common Stock and warrants to purchase 210,000 shares of Class B Common Stock with an exercise price of $2.50 per share for an aggregate price of $1,050,000 ($5.00 for each unit consisting of two shares of Class B Common Stock and a warrant to purchase one share of Class B Common Stock);

    (b) 10,047,040 shares of Class C Common Stock and warrants to purchase 5,023,520 shares of Class C Common Stock with an exercise price of $5.00 per share for an aggregate purchase price of $50,235,200 ($10.00 for each unit consisting of two shares of Class C Common Stock and warrant to purchase one share of Class C Common Stock);

    (c) 2,000,000 shares of Class C Common Stock and warrants to purchase 100,000 shares of Class C Common Stock with an exercise price of $5.00 per share for an aggregate price of $10,000,000 ($10.00 for each unit consisting of two shares of Class C Common Stock and a warrant to purchase 0.1 shares of Class C Common Stock);

    (d) Warrants to purchase 400,000 shares of Class C Common Stock at an exercise price of $5.00 per share and warrants to purchase 800,000 shares of Class C Common Stock at an exercise price of $0.0005 per share for an aggregate price of $3,999,600 ($9.999 for each unit consisting of one warrant to purchase one share with an exercise price of $5.00 per share and one warrant to purchase two shares with an exercise price of $0.0005 per share);

   In addition, on February 20, 1996, the Registrant issued 137,740 shares of Class C Common Stock to its placement agent in connection with the placements effected in December 1995, pursuant to the terms of the Registrant's Engagement Letter with the agent. See Exhibit 10.2.

  3. On December 1, 1995, the Company issued warrants to purchase 100,000 shares of Class C Common Stock with an exercise price of $5.00 per share to an advisor to the Company for advisory services rendered.

  4. On March 15, 1996, the Registrant and Hyundai Electronics America ("Hyundai") entered into a Stock Purchase Agreement (Exhibit 10.8) under which the Registrant is obligated to purchase and Hyundai is obligated to purchase up to 10,000,000 units at a price of $5 per unit, each unit consisting of one share of Class C Common Stock and one warrant to purchase 0.05 shares of Class C Common Stock with an exercise price of $5 per share. This transaction is conditioned upon and subject to (a) governmental approval (including approval by the Republic of Korea), (b) the Registrant obtaining certain number of PCS licenses and (c) restrictions under the rules and regulations promulgated by the Federal

    Communications Commission and under telecommunications laws, in particular, regarding the amount of foreign investment in the Registrant.

  5. The Registrant granted stock options to purchase 2,759,480 shares of Class B Common Stock with an exercise price of $2.50 per share to employees, directors and consultants under its 1995 Stock Option Plan.

  The issuances described in Item 15(a)(1) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The issuances of the securities described in item 15(a)(2) were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   1.1(2)    Form of Underwriting Agreement (preliminary form).
   3.1(1)    Certificate of Incorporation of the Registrant, as amended to date.
   3.2(1)    Bylaws of the Registrant, as amended.
   4.1       Reference is made to Exhibits 3.1 and 3.2.
   4.2(2)    Form of Indenture.
   4.3(1)    Registration Rights Agreement dated December 1, 1995, among the
              Registrant and the investors named therein, as amended.
   4.4(1)    Stockholders Agreement dated December 1, 1995, among the
              Registrant and the stockholders named therein, as amended.
   4.5(1)    Form of Subscription Agreements entered into between the
              Registrant and its existing Class B and Class C Common Stock investors.
   4.6(1)    Form of Class B Common Stock Warrant.
   4.7(1)    Form of Class C Common Stock Warrant.
   5.1(2)    Opinion of Brobeck, Phleger & Harrison LLP.
  10.1(2)    Form of Indemnification Agreement entered into between the
              Registrant and its directors and officers.
  10.2(1)    Engagement Letter dated December 9, 1994, Agency Agreement, dated
              November 20, 1995, Placement Certificate, dated December 1, 1995, by and between the Registrant and Bear, Stearns & Co. Inc.

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  10.3(2)    Procurement Agreement, effective December 1, 1995, among the
              Registrant, Mitsui Comtek Corp. and Mitsui & Co. (U.S.A.), Inc.
  10.4(2)    Loan Agreement, dated March 15, 1996, among the Registrant and
              Hyundai Electronics America ("Hyundai"), including form of promissory note.
  10.5(2)    Stock Purchase Agreement, dated March 15, 1996, among the
              Registrant and Hyundai.
  10.6(2)    Equipment Purchase Agreement, dated March 15, 1996, among the
              Registrant and Hyundai Electronics Industries Co., Ltd. ("HEI").
  10.7(1)    Employee Training Agreement, dated March 15, 1996, among the
              Registrant and HEI.
  11.1(2)    Computation of Earnings/(Loss) Per Share.
  21.1(1)    Subsidiaries of the Registrant.
  23.1       Consent of Arthur Andersen LLP, Independent Public Accountants
              (see page II-8).
  23.2       Consent of Counsel. Reference is made to Exhibit 5.1.
  24.1       Power of Attorney (see page II-6).
  25.1(2)    Statement of Eligibility of Trustee.
  27.1(1)    Financial Data Schedule.

- --------
(1) Incorporated by reference from the Registration Statement on Form S-1 filed June 28, 1996 (SEC File No. 333- ).
(2) To be supplied by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES--All required information is set forth in the consolidated financial statements included in the Prospectus constituting part of this Registration Statement.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware Corporations Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THIS 28TH DAY OF JUNE, 1996.

                                          General Wireless, Inc.

                                          By: _________________________________
                                                     Roger D. Linquist
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Roger D. Linquist and Robert Fugate, and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

- -------------------------------------  President and Chief      June 28, 1996
         (ROGER D. LINQUIST)            Executive Officer
                                        (Principal
                                        Executive Officer),
                                        Chairman of the
                                        Board of Directors
                                        and Secretary

- -------------------------------------  Vice President of        June 28, 1996
           (ROBERT FUGATE)              Corporate
                                        Development and
                                        Chief Financial
                                        Officer (Principal
                                        Financial and
                                        Accounting Officer)

                                       Director                 June 28, 1996
- -------------------------------------
         (ROBERT G. BARRETT)

- -------------------------------------  Director                 June 28, 1996
          (RALPH M. BARUCH)

              SIGNATURE                         TITLE                DATE

- -------------------------------------   Director                June 28, 1996
       (FREDERIC C. HAMILTON)

                                        Director                June 28, 1996
- -------------------------------------
        (JOSEPH T. MCCULLEN)

- -------------------------------------   Director                June 28, 1996
         (ARTHUR PATTERSON)

                                        Director                June 28, 1996
- -------------------------------------
           (JOHN SCULLEY)

                                        Director                June 28, 1996
- -------------------------------------
         (TOSHIHIRO SOEJIMA)

                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our reports and to all references to our Firm included in or made a part of this Registration Statement on Form S-1.

                                          Arthur Andersen LLP

Dallas, Texas June 25, 1996

                               INDEX TO EXHIBITS

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
   1.1(2)    Form of Underwriting Agreement (preliminary form).
   3.1(1)    Certificate of Incorporation of the Registrant, as
              amended to date.
   3.2(1)    Bylaws of the Registrant, as amended.
   4.1       Reference is made to Exhibits 3.1 and 3.2.
   4.2(2)    Form of Indenture.
   4.3(1)    Registration Rights Agreement dated December 1, 1995,
              among the Registrant and the investors named therein,
              as amended.
   4.4(1)    Stockholders Agreement dated December 1, 1995, among
              the Registrant and the stockholders named therein, as
              amended.
   4.5(1)    Form of Subscription Agreements entered into between
              the Registrant and its existing Class B and Class C
              Common Stock investors.
   4.6(1)    Form of Class B Common Stock Warrant.
   4.7(1)    Form of Class C Common Stock Warrant.
   5.1(2)    Opinion of Brobeck, Phleger & Harrison LLP.
  10.1(2)    Form of Indemnification Agreement entered into between
              the Registrant and its directors and officers.
  10.2(1)    Engagement Letter dated December 9, 1994, Agency
              Agreement, dated November 20, 1995, Placement
              Certificate, dated December 1, 1995, by and between
              the Registrant and Bear, Stearns & Co. Inc.
  10.3(2)    Procurement Agreement, effective December 1, 1995,
              among the Registrant, Mitsui Comtek Corp. and Mitsui &
              Co. (U.S.A.), Inc.
  10.4(2)    Loan Agreement, dated March 15, 1996, among the
              Registrant and Hyundai Electronics America
              ("Hyundai"), including form of promissory note.
  10.5(2)    Stock Purchase Agreement, dated March 15, 1996, among
              the Registrant and Hyundai.
  10.6(2)    Equipment Purchase Agreement, dated March 15, 1996,
              among the Registrant and Hyundai Electronics
              Industries Co., Ltd. ("HEI").
  10.7(1)    Employee Training Agreement, dated March 15, 1996,
              among the Registrant and HEI.
  11.1(2)    Computation of Earnings/(Loss) Per Share.
  21.1(1)    Subsidiaries of the Registrant.
  23.1       Consent of Arthur Andersen LLP, Independent Public
              Accountants (see page II- ).
  23.2(2)    Consent of Counsel. Reference is made to Exhibit 5.1.
  24.1       Power of Attorney (see page II- ).
  25.1(2)    Statement of Eligibility of Trustee.
  27.1(1)    Financial Data Schedule.

- --------
(1) Incorporated by reference from the Registration Statement on Form S-1 filed June 28, 1996 (SEC File No. 333- ).
(2)To be supplied by amendment.